Exhibit 99.1-1(a)(i)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. Part II of this document comprises an explanatory statement in compliance with Section 426 of the Companies Act 1985. This document contains details of a proposed acquisition which, if implemented, will result in the cancellation of the trading of BBI Shares on AIM. If you are in any doubt as to the action you should take, you are recommended to seek your own independent financial advice from a stockbroker, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000. If you are outside the UK, you should immediately consult an appropriately authorised independent financial adviser.

lf you have sold or otherwise transferred all of your BBI Shares, please send this document, together with the accompanying documents (including the Forms of Proxy and Cash Election Form), as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into or from any jurisdiction in which to do so would constitute a violation of the relevant laws of that jurisdiction. The distribution of this document and the Forms of Proxy in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

This document should be read in conjunction with the accompanying documents.

Cenkos Securities plc, which is authorised and regulated in the UK by the Financial Services Authority is acting for BBI and no-one else in connection with the Proposal and will not be responsible to anyone other than BBI for providing the protections afforded to clients of Cenkos Securities plc or for giving advice in relation to the Proposal nor any other matter referred to in this document.

IDJ Limited, which is authorised and regulated in the UK by the Financial Services Authority, is acting for Inverness and no-one else in connection with the Proposal and will not be responsible to anyone other than Inverness for providing protections afforded to clients of IDJ Limited or for giving advice in relation to the Proposal nor any other matter referred to in this document.

SCHEME OF ARRANGEMENT
of
BBI HOLDINGS PLC

under section 425 of the Companies Act 1985
in connection with its

RECOMMENDED PROPOSAL
FOR THE ACQUISITION OF BBI HOLDINGS PLC

By

Inverness Medical Innovations, Inc.

Notices of the BBI Court Meeting and the BBI General Meeting, both of which will be held on 16 January 2008, are set out at the end of this document. The BBI Court Meeting will start at 10.30 am and the BBI General Meeting at 10.40 am (or as soon thereafter as the BBI Court Meeting is concluded or adjourned). Your attention is drawn to the letter from the Chairman of BBI contained in Part I of this document which contains the unanimous recommendation of the BBI Directors that you vote in favour of the Scheme at the BBI Court Meeting and in favour of the special resolution to be proposed at the BBI General Meeting.

Shareholders will find enclosed with this document a blue Form of Proxy for use at the BBI Court Meeting and a white Form of Proxy for use at the BBI General Meeting. To be valid, the relevant Form of Proxy and any authority under which it is executed (or a copy of the authority certified notarially or in some other way approved by the BBI Directors) must be completed and returned in accordance with the instructions printed thereon by post or (during normal business hours only) by hand to BBI’s Registrars, as soon as possible, but in any event so as to arrive not less than 48 hours before the time appointed for the relevant meeting or adjourned meeting at which the person named in the Form of Proxy proposes to vote. Whether or not you intend to be present at the BBI Court Meeting or BBI General Meeting please complete and return the Forms of Proxy accompanying this document to BBI’s Registrars as soon as possible but in any event at least 48 hours prior to the relevant meeting. The completion and return of the relevant Form of Proxy will not prevent you from attending and voting at either the BBI Court Meeting or the BBI General Meeting, or any adjournment thereof, in person if you wish to do so.

If the blue Form of Proxy for use at the BBI Court Meeting (but not the white Form of Proxy for use at the BBI General Meeting) is not lodged with BBI’s Registrars by the relevant time, it may be handed to BBI’s Registrars on behalf of the Chairman of the BBI Court Meeting at the start of the meeting.

The action to be taken by BBI Shareholders is further described on page 7 of this document.

Application will be made to have the New Inverness Shares issued pursuant to the Scheme approved for listing on AMEX.

The information contained in this document and any other documents referred to herein concerning BBI has been prepared by BBI and the information concerning Inverness contained in this document and the separate document entitled “Inverness Financial Information” has been prepared by Inverness and, in each case, that information has been based on information available to the relevant entity and, to the best of that entity’s knowledge, information and belief, is in accordance with the facts and does not omit anything likely to affect the import of such information.

The New Inverness Shares to be issued to BBI Scheme Shareholders pursuant to the Scheme have not been nor will they be registered under any of the relevant securities laws of Canada, Australia or Japan, and the relevant clearances have not been, nor will they be, obtained from any facility of a national securities exchange of Canada, Australia or Japan. Accordingly, the New Inverness Shares may not (unless there is an exception under relevant securities laws (as is applicable)) be offered, sold, resold or delivered, directly or indirectly, in or into any jurisdiction in which to do so would constitute a violation of the relevant laws of, or require registration thereof in, such jurisdiction or to, or for the account or benefit of any resident in any such jurisdiction. The availability of the Proposal to persons who are not resident in the UK may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. Any person (including nominees, trustees and custodians) who would, or otherwise intends, or may have a legal or contractual obligation to forward this document and/or the accompanying documents to any jurisdiction outside the United Kingdom should read paragraph 17 of Part II of this document before taking any action.

NOTICE TO US SHAREHOLDERS AND INFORMATION
ABOUT RESALES INTO THE UNITED STATES

For US securities law purposes, this exchange offer is made for the securities of a foreign company by means of a scheme of arrangement under Section 425 of the United Kingdom Companies Act 1985. The offer is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements relating to BBI included or incorporated in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since BBI is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue BBI or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel BBI and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Inverness may purchase securities otherwise than pursuant to the scheme of arrangement, such as in open market or privately negotiated purchases.

The New Inverness Shares to be issued to BBI Scheme Shareholders who are U.S. Holders pursuant to the Scheme will be issued in reliance on the exemption from registration under the US Securities Act afforded by Rule 802 promulgated under the US Securities Act and/or by Section 3(a)(10) of the US Securities Act, as well as exemptions from the relevant securities laws of the various states and other jurisdictions in the United States. In general, New Inverness Shares issued pursuant to the Scheme in respect of BBI Shares are expected to be freely tradable in the United States. For limitations on trading applicable to certain persons, please see paragraph 17 of Part II.

Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of the New Inverness Shares or the Scheme or determined if this document is truthful or complete. Any representation to the contrary is a criminal offence in the United States.

BACKUP TAX WITHHOLDING FOR CASH PAYMENTS INTO
THE UNITED STATES OR TO UNITED STATES PERSONS

Certain BBI Scheme Shareholders who elect to receive the Cash Consideration in respect of BBI Scheme Shares may be subject to the “backup withholding” provisions of the United States Internal Revenue Code. No backup withholding will be required with respect to the issuance of New Inverness Shares pursuant to the Scheme.

Specifically, a BBI Scheme Shareholder who is not a “United States person” and whose Cash Consideration is to be paid into a U.S. account or posted to a U.S. address will be subject to backup withholding unless such shareholder furnishes Computershare with an appropriate United States Internal Revenue Service (“IRS”) Form W-8. A BBI Scheme Shareholder who is not a “United States person” may avoid backup withholding with respect to the Cash Consideration by instructing Computershare to pay the Cash Consideration into a non-U.S. account or to deliver such Cash Consideration to a non-U.S. address.

In addition, each BBI Scheme Shareholder who is a “United States person” will be subject to backup withholding with respect to the Cash Consideration unless such shareholder furnishes Computershare with an IRS Form W-9, certifying under penalties of perjury that (a) the social security number or other taxpayer identification number furnished on the Form W-9 is correct and (b) such shareholder is not subject to backup withholding or is otherwise exempt from backup withholding.

For this purpose, a “United States person” is (i) a citizen of the United States; (ii) a resident of the United States for United States federal income tax purposes; (iii) a corporation or other entity (other than a partnership, estate or trust) created or organized in the United States or under the laws of the United States or of any state thereof; (iv) an estate subject to United States federal income taxation on its income regardless of source; and (v) a trust over the administration of which a court within the United States can exercise primary supervision and for which one or more United States persons have the authority to control all substantial decisions,

If a BBI Scheme Shareholder is subject to backup withholding and does not submit the appropriate IRS Form W-8 or W-9 Computershare, as the paying agent, will be required to withhold, and pay over to the United States taxing authorities, 28 per cent. of the Cash Consideration payable to such shareholder. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. A BBI Scheme Shareholder who is subject to backup withholding and who wishes to receive a refund would be required to file a United States federal income tax return in order to receive such a refund.

If a BBI Scheme Shareholder is subject to backup withholding, such shareholder must return, with such shareholder’s Cash Election Form, the appropriate IRS Form W-8 or W-9 properly completed and signed. If Computershare does not receive such form from such shareholder prior to 10.30 am on 7 February 2008, such shareholder’s election to receive the Cash Consideration shall be deemed invalid and such shareholder shall receive the Share Consideration instead.

IRS Forms W-8 (including Form W-8BEN, the most frequently applicable version of the Form W-8) and W-9 can be downloaded at www.irs.gov.

This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended to the date hereof, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to any of which subsequent to the date hereof could materially affect the tax matters described herein and could be made on a retroactive basis. This summary does not address any state or local tax consequences to a BBI Scheme Shareholder, nor does it address any United States federal income tax consequences other than backup withholding as discussed above. This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular BBI Scheme Shareholder, and no representation is made with respect to the income or other tax consequences to any particular shareholder. Accordingly, all BBI Shareholders must consult and rely on their own tax advisors with respect to the United States federal income tax consequences of receipt of Cash Consideration or New Inverness Shares pursuant to the Scheme in respect of BBI Scheme Shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of BBI and/or the BBI Group and certain plans and objectives of the board of directors of BBI and Inverness with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as anticipate, target, expect, estimate, intend, plan, goal, believe, will, may, should, would, could or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of directors of BBI and Inverness in the light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.

Factors that could cause such material differences include those described under the heading “Risk Factors” in Inverness’s Annual Report on Form 10-K and Inverness’s Quarterly Report on Form 10-Q, both of which are included in the separate accompanying document entitled “Inverness Financial Information.”

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. BBI and Inverness assume no obligation to update or correct the information contained in this document.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of BBI or Inverness, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective, lapses or is otherwise withdrawn. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of BBI or Inverness, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of BBI or Inverness by BBI or Inverness, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction. These disclosures should be sent to the Company Announcements Office of the London Stock Exchange (fax number: +44 (0)20 7638 1554). Disclosure forms and further advice can be obtained from the monitoring section of the Panel (tel: +44 (0)20 7382 9026; fax +44 (0)20 7236 7005).

A disclosure table giving details of the companies in whose “relevant securities” “dealings” should be disclosed and the number of such securities in issue can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should contact an independent financial adviser, authorised pursuant to the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0)20 7382 9026; fax: +44 (0)20 7236 7005.

HELPLINE

If you have any questions relating to this document, or the completion and return of the blue Form of Proxy, the white Form of Proxy or the Cash Election Form, please telephone the Shareholder Helpline operated by BBI’s Registrars, on 0870 889 3213 (+44 (0)870 889 3213 from outside the UK) between 8.30 a.m. and 5.00 p.m. (London time) Monday to Friday (excluding bank holidays).

The Shareholder Helpline will not be able to provide advice on the merits of the Proposal or to provide any financial advice.

Dated 21 December 2007

EXPECTED TIME TABLE OF PRINCIPAL EVENTS

Event	Time and/or date(1)
Latest time for lodging blue Forms of Proxy for the BBI
Court Meeting(2)	10.30 am on 14 January 2008

Latest time for lodging white Forms of Proxy for the BBI
General Meeting	10.40 am on 14 January 2008

Voting Record Time(3)	6.00 pm on 14 January 2008

BBI Court Meeting	10.30 am on 16 January 2008

BBI General Meeting(4)	10.40 am on 16 January 2008

Initial Court Hearing to provide directions in relation to the Scheme	10.30 am on 24 January 2008

Latest time for receipt of green Cash Election Form	10.30 am on 7 February 2008

Last day of dealings in, and registration of transfers of,
and disablement in CREST of, BBI Shares	6.00 pm on 7 February 2008(1)

Scheme Record Time	6.00 pm on 7 February 2008(1)

Court Hearing to sanction the Scheme	8 February 2008(1)

Reorganisation Record Date	6.00 pm on 9 February 2008(1)

Delisting of BBI Shares	7.00 am on 11 February 2008(1)

Court Hearing to confirm the Capital reduction	11 February 2008(1)

Scheme Effective Date	12 February 2008(1)

Latest date for despatch of certificates for New Inverness Shares and Cash Consideration due under the Scheme	26 February 2008(1)

(1)                     These dates are indicative only and will depend, inter alia, on the dates upon which the Conditions are either satisfied or waived (to the extent they are capable of being waived), and the dates upon which the Court sanctions the Scheme and confirms the associated reduction of capital and the Court Order sanctioning the Scheme and confirming the reduction of capital is delivered to the Registrar of Companies in England and Wales and, in respect of the reduction of capital, is registered by the Registrar of Companies in England and Wales. It may be necessary for more than one court hearing to sanction the Scheme.

(2)                     The blue Form of Proxy for the BBI Court Meeting may, alternatively, be handed to BBI’s Registrars on behalf of the Chairman of the BBI Court Meeting at the start of the BBI Court Meeting.

(3)                     If either of the Meetings is adjourned, then the Voting Record Time for the reconvened Meeting will be 48 hours before the time fixed for the reconvened Meeting.

(4)                     If the BBI Court Meeting has not been concluded or adjourned prior to the scheduled commencement of the BBI General Meeting, the commencement of the BBI General Meeting will be delayed until the BBI Court Meeting has been concluded or adjourned.

ACTION TO BE TAKEN

Accompanying this document you will find the following:

•                  a separate document entitled “Inverness Financial Information” containing financial and other information on Inverness;

•                  a blue Form of Proxy for use in respect of the BBI Court Meeting to be held on 16 January 2008 at 10.30 am (attaching an attendance card in relation to the BBI Court Meeting);

•                  a white Form of Proxy for use in respect of the BBI General Meeting to be held on 16 January 2008 at 10.40 am (attaching an attendance card in relation to the BBI General Meeting);

•                  a green Cash Election Form to elect to receive the alternative Cash Consideration as opposed to the Share Consideration; and

•                  a reply paid envelope.

Whether or not you plan to attend the Meetings, PLEASE COMPLETE AND SIGN BOTH THE BLUE AND WHITE FORMS OF PROXY and return them as soon as possible, but in any event so as to be received by no later than 10.30 am on 14 January 2008, in the case of the BBI Court Meeting (blue Form of Proxy), and by no later than 10.40 am on 14 January 2008, in the case of the BBI General Meeting (white Form of Proxy).

Whether or not you plan to attend the Meetings, please complete and sign the green Cash Election Form only if you wish to recieve the alternative Cash Consideration as opposed to the Share Consideration and return it as soon as possible but in any event so as to be received no later than 10.30 am on 7 February 2008. ANY CASH ELECTION FORMS RECEIVED AFTER THAT TIME WILL BE IGNORED AND THE RELEVANT BBI SCHEME SHAREHOLDERS WILL RECEIVE NEW INVERNESS SHARES AS CONSIDERATION FOR THEIR BBI SCHEME SHARES.

If you require your Cash Consideration to be paid into a U.S. account or sent to a U.S. address or if you are a United States person you must return an appropriate IRS Form W-8 or W-9 duly completed with your Cash Election Form.

If you fail to do so your Cash Election Form will be deemed invalid and you will receive Share Consideration instead of Cash Consideration.

The return of the blue and white Forms of Proxy will enable your votes to be counted at the Meetings in the event of your absence. Both Forms of Proxy are reply-paid for use in the United Kingdom for your convenience in returning them. If the blue Form of Proxy for use at the BBI Court Meeting is not lodged with BBI’s Registrars by 10.30 am on 14 January 2008, it may be handed to BBI’s Registrars on behalf of the Chairman of the BBI Court Meeting prior to the taking of a poll at the BBI Court Meeting. However, in the case of the BBI General Meeting, unless the white Form of Proxy is lodged with BBI’s Registrars so as to be received by 10.40 am/pm on 14 January 2008, it will be invalid.

IT IS IMPORTANT THAT, FOR THE BBI COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF BBI SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO SIGN AND RETURN YOUR FORMS OF PROXY AS SOON AS POSSIBLE. THE COMPLETION AND RETURN OF EITHER FORM OF PROXY WILL NOT PRECLUDE YOU FROM ATTENDING AND VOTING IN PERSON AT EITHER THE BBI COURT MEETING OR THE BBI GENERAL MEETING OR ANY ADJOURNMENT THEREOF (AS APPROPRIATE), SHOULD YOU WISH TO DO SO.

This page should be read in conjunction with the rest of this document and the accompanying separate document entitled “Inverness Financial Information” containing financial and other information on Inverness. BBI Shareholders are recommended to seek financial advice from their own independent financial adviser duly authorised under the Financial Services and Markets Act 2000.

DEFINITIONS

In this document, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“£”	pounds sterling, the lawful currency of the UK

“$”	dollars, the lawful currency of the USA

“A Shares”	those BBI Scheme Shares reclassified as ‘A’ Shares under the terms of the Scheme having the rights set out in the Scheme Resolution creating ‘A’ Shares

“Act”	the Companies Act 1985

“AIM”	the AIM market operated by the London Stock Exchange

“AIM Rules”	the AIM Rules for Companies published by the London Stock Exchange

“AMEX”	the American Stock Exchange

“Announcement Date”	the date of the announcement, by the Boards, of the Proposal, being 11 December 2007

“Australia”	the Commonwealth of Australia, its states, territories or possessions

“B Shares”	those BBI Scheme Shares reclassified as ‘B’ Shares under the terms of the Scheme having the rights set out in the Scheme Resolution creating ‘B’ Shares

“BBI”	BBI Holdings Plc

“BBI Articles”	the articles of association of BBI as at the date of publication of this document

“BBI Court Meeting”

the meeting of the holders of BBI Scheme Shares (or any adjournment thereof) to be convened by an order of the Court pursuant to section 425 of the Companies Act for the purpose of considering and, if thought fit, sanctioning, the Scheme (with or without any amendment) of which notice is set out in this document to be held at the offices of Berry Smith LLP at Haywood House, Dumfries Place, Cardiff, CF10 3GA at 10.30 a.m. on 16 January 2008

“BBI Directors” or	the directors of BBI whose names are set out in paragraph
“BBI Board” or “Board of BBI”	2(i) of Part IV of this document and “BBI Director” means any one of them

“BBI General Meeting”

the general meeting of BBI (and any adjournment thereof) of which notice is set out in this document to be held at the offices of Berry Smith LLP at Haywood House, Dumfries Place, Cardiff, CF10 3GA at 10.40 a.m. on 16 January 2008

“BBI Group”	BBI and its subsidiary undertakings

“BBI Notice of General Meeting”	the notice dated the date of this document forming part of this Document and sent to BBI Shareholders convening the BBI General Meeting

“BBI Option”	an option over a BBI Share which has been granted to a holder pursuant to a BBI Share Scheme

“BBI Optionholder”	a participant in any of the BBI Share Schemes

“BBI’s Registrars”	Computershare Investor Services plc of PO Box 82, The Pavilions, Bridgwater Road, Bristol, BS13 8FB

“BBI Scheme Shares” or “Scheme Shares”	the BBI Shares in issue at the date hereof and any BBI Shares issued:

(a) after the date hereof and prior to the Voting Record Time; or

(b)

at or after the Voting Record Time and before the Scheme Record Time on terms that the original or any subsequent holder thereof shall be, or shall have agreed in writing by such time to be, bound by the Scheme save for any BBI Shares held by any member of the Inverness Group (or its nominees) at the Scheme Record Time

“BBI Scheme Shareholders”	registered holders of BBI Scheme Shares

“BBI Shareholders”	registered holders of BBI Shares

“BBI Shares”	the ordinary shares of 2.5 pence each in the capital of BBI (whether or not designated as ‘A’ Shares or ‘B’ Shares)

“BBI Share Schemes”

the incentive share option schemes or arrangements operated by BBI as at the date hereof, (being the BBI SAYE Share Option Scheme, the BBI Approved Share Option Scheme, the BBI Unapproved Share Option Scheme and the BBI EMI Scheme and separate option deeds between BBI and David Evans (a director of BBI) dated 28 April 2004 and 10 December 2007

“Boards”	the BBI Board and/or the Inverness Board

“Business Day”	a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for normal business in the City of London

“Canada”	Canada, its possessions, provinces and all areas subject to its jurisdiction or any political subdivision thereof

“Cash Consideration”	the alternative consideration of 185 pence in cash for each BBI Share

“Cash Election Form”	the green cash election form to be used to elect to receive the alternative Cash Consideration

“Cenkos”	Cenkos Securities plc, financial adviser to BBI

“certificated form” or “in certificated form”	not in uncertificated form (that is, not in CREST) or represented by a physical share certificate

“Chairman of the BBI Court Meeting”	the person (or where relevant his alternate(s)) appointed by the Court to be the chairman of the BBI Court Meeting

“City Code”	the City Code on Takeovers and Mergers

“Closing Price”	as regards securities quoted on AIM, the closing middle market quotation of a share derived from AIM and, as regards securities listed on AMEX, the last sale price of the security as reported by AMEX

“Companies Act”	the Companies Act 1985

“Conditions”	the conditions to the implementation of the Scheme and the Proposal set out in Part III of this document and “Condition” means any one of them

“Court Hearings”	the hearings by the Court of the claim form to sanction the Scheme under section 425 of the Companies Act and confirm the reduction of capital which forms part of it

“Court”	the High Court of Justice of England and Wales

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (the “Regulations”)) in respect of which Euroclear is the Operator (as defined in the Regulations)

“Disclosed”

(i) as disclosed in the latest Annual Report of BBI dated 31 March 2007, (ii) as publicly announced by BBI prior to the date of the announcement of the Proposal, (iii) as disclosed in the announcement of the Proposal, or (iv) as otherwise fairly disclosed in writing (including facsimile) to Inverness or its advisers by or on behalf of BBI prior to 11 December 2007

“Enlarged Group”	Inverness and its subsidiary undertakings following completion of the Proposal

“Euroclear”	Euroclear UK & Ireland Limited

“Forms of Proxy”	the respective forms of proxy for use in connection with the BBI Court Meeting and the BBI General Meeting or any of them as the context requires

“HMRC”	HM Revenue & Customs

“holder”	includes any person entitled by transmission

“IDJ”	IDJ Limited, financial adviser to Inverness

“Inverness”	Inverness Medical Innovations, Inc., a Delaware corporation

“Inverness Closing Price”

the closing price of $57.92 per Inverness Share (equivalent to £28.28 as converted at an exchange rate of $1 to £0.4882) at 9.00 p.m. GMT on 10 December 2007 being the last Business Day before the Proposal was announced

“Inverness Directors” or “Inverness Board” or “Board of Inverness”	the current directors of Inverness whose names are set out in paragraph 2(ii) of Part IV of this document

“Inverness Group”	Inverness and its subsidiary undertakings

“Inverness Shares”	the shares of common stock, par value $0.001 per share, of Inverness

“Listing Rules”	listing rules as produced by the Financial Services Authority

“the London Stock Exchange”	London Stock Exchange plc

“Meetings”

the BBI Court Meeting (and any adjournment thereof) and/or the BBI General Meeting (and any adjournment thereof) and “Meeting” means the BBI Court Meeting and/or the BBI General Meeting as the context requires

“New Inverness Shares”	Inverness Shares proposed to be issued credited as fully paid pursuant to the Scheme and the Proposal

“New BBI Shares”	the new ordinary shares in BBI to be allotted and issued to Inverness following implementation of the Scheme

“Panel” or “Takeover Panel”	the Panel on Takeovers and Mergers.

“Proposal”	the proposal for the acquisition of BBI by Inverness made to BBI Scheme Shareholders by way of the Scheme

“Reduction Court Order” or “Reduction Order of the Court”

the order of the Court granted at the second of the Court Hearings to sanction the Scheme under section 425 of the Companies Act and confirm the reduction of capital provided for by the Scheme under section 137 of the Companies Act 1985

“Regulatory Information Service”	any information service authorised from time to time by the UK Listing Authority for the purpose of dissemination of regulatory announcements required by the Listing Rules

“Reorganisation Record Date”	6 pm on the day before the court hearing to confirm the capital reduction

“Scheme” or “Scheme of Arrangement”

the proposed scheme of arrangement under section 425 of the Companies Act between BBI and BBI Shareholders and as set out in Part VI of this document, with or subject to any modification thereof or addition thereto or condition agreed by BBI and Inverness and which the Court may think fit to approve or impose

“Scheme Court Order” or “Scheme Order of the Court”	the order of the Court granted at the first of the Court Hearings to sanction the Scheme

“Scheme Document”	this document

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with clause 5 of the Scheme of Arrangement set out in Part VI of this document

“Scheme Record Time”	6.00 p.m. on the Business Day immediately preceding the Scheme Effective Date

“Scheme Resolutions”	the resolutions to be proposed at the BBI Court Meeting (or any adjournment thereof) and the BBI General Meeting (or any adjournment thereof)

“Share Capital Reclassification”	the reclassification of the capital of BBI as described in paragraph 10 of Part II the Explanatory Statement

“Share Consideration”	0.069 New Inverness Shares for each BBI Scheme Share

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland and its dependant territories

“uncertificated” or in “uncertificated form”	recorded on the relevant register as being held in uncertificated form in CREST and title to which may be transferred by means of CREST or, with respect to Inverness Shares, held in book-entry form

“United States” or “US”	the United States of America (including the states of the United States and the District of Columbia), its possessions and territories and all other areas subject to its jurisdiction

“US Holder”	a US Holder as defined in Rule 800 under the US Securities Act

“US Securities Act”	the United States Securities Act of 1933, as amended

“Voting Record Time”	6.00 pm on 14 January 2008 or, if the BBI Court Meeting is adjourned, 48 hours before the time fixed for such adjourned meeting

For the purposes of this document, “subsidiary”, “subsidiary undertaking” and “undertaking”, and “associated undertaking” have the meanings given by the Companies Act (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act).

PART I

LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF BBI

(Registered in England and Wales under the Companies Act 1985 with Registered Number 3898291)

Directors	Registered office:
David Eric Evans (Non-Executive Chairman)	Golden Gate
Philip Charles Percival (Non-Executive Director)	Ty Glas Avenue
Julian Huw Baines (Chief Executive)	Cardiff
Colin David Anderson (Finance Director)	CF14 5DX
John Chesham (Executive Director)
Richard Lewis Lamotte (Executive Director)
Jonathan Gregory (Non-Executive Director)
Kevin Wilson (Non-Executive Director)	21 December 2007

To BBI Scheme Shareholders and, for information only, to BBI Optionholders.

Dear Shareholder

RECOMMENDED PROPOSAL FOR THE ACQUISITION OF BBI BY INVERNESS

1.        Introduction

On 11 December 2007, the Boards of BBI and Inverness announced that they had agreed the terms of a recommended proposal for the acquisition of the entire issued and to be issued share capital of BBI by Inverness. The acquisition is to be effected by means of a scheme of arrangement under the Companies Act which requires the approval of BBI Scheme Shareholders and the sanction of the Court. The proposed Scheme of arrangement involves a reduction of capital which requires the approval of Shareholders by special resolution and the subsequent confirmation of the Court.

I am writing to you today to explain the background to and the details of the Proposal, and to explain why the BBI Directors, who have been so advised by Cenkos, consider the terms of the Proposal to be fair and reasonable and why they unanimously recommend that you vote in favour of the Scheme Resolutions to be proposed at the BBI Court Meeting and at the BBI General Meeting to give effect to the Proposal, as those BBI Directors who own BBI Shares have irrevocably undertaken to do in respect of their and their connected persons’ beneficial holdings of 2,814,093 BBI Shares representing approximately 6.6 per cent. of the existing issued ordinary share capital of BBI. In providing its advice to the BBI Board, Cenkos has taken into account the commercial assessments of the BBI Directors.

This document contains information on BBI and Inverness. For additional details relating to Inverness, including certain financial information, please refer to the accompanying document entitled “Inverness Financial Information”.

In order to approve the Proposal, BBI Scheme Shareholders will need to vote in favour of the Scheme Resolutions to be proposed at two shareholder meetings (the BBI Court Meeting and the BBI General Meeting) to be held on 16 January 2008. The recommendation of the BBI Directors and advice to BBI Scheme Shareholders is set out in paragraph 12 of this letter.

2.        Summary Terms of the Proposal

It is proposed that the acquisition of BBI by Inverness will be effected by way of a scheme of arrangement between BBI and BBI Scheme Shareholders under section 425 of the Companies Act involving a reduction of capital under section 135 of the Act. The implementation of the Scheme is subject to satisfaction or, where relevant, waiver of the Conditions (which are set out in Part III of this document). If the Scheme becomes effective, the BBI Scheme Shares will be cancelled and BBI Scheme Shareholders on the BBI register of members at the Scheme Record Time will (subject to any elections for Cash Consideration — see below) receive the Share Consideration comprising:

for each BBI Scheme Share: 0.069 New Inverness Shares

based on the Inverness Closing Price, the Share Consideration values each BBI Share at 195 pence. This represents a premium of approximately 25.0 per cent. to the Closing Price of 156 pence per BBI Share on 10 December 2007, being the last Business Day before the Proposal was announced.

Fractional entitlements to New Inverness Shares will not be issued to BBI Scheme Shareholders. However, BBI Scheme Shareholders will receive, in lieu of any fraction of a New Inverness Share, a cash payment equal to the fraction of a New Inverness Share which they would have otherwise received multiplied by the Closing Price of an Inverness Share on the Business Day preceding the Scheme Effective Date.

If all of the BBI Scheme Shareholders elect to receive the Share Consideration the Scheme is expected to result in the issue to BBI Scheme Shareholders of approximately 2.6 million New Inverness Shares, representing approximately 3.32 per cent. of the issued share capital of the Enlarged Group.

In the event that BBI Scheme Shareholders choose not to receive the Share Consideration in respect of all or part of their holding of BBI Scheme Shares they may elect to receive the Cash Consideration by completing the Cash Election Form. The Cash Consideration comprises:

for each BBI Scheme Share: 185 pence in cash

representing a premium of approximately 18.6 per cent. to the closing middle-market price of 156 pence per BBI Share on 10 December 2007, being the last Business Day before the Proposal was announced.

As part of the Scheme every one BBI Scheme Share will be reclassified as one ‘A’ Share unless the BBI Scheme Shareholder who is the registered holder of that BBI Scheme Share makes an election to receive Cash Consideration in respect of that BBI Scheme Share in which case it will be reclassified as one ‘B’ Share instead of one ‘A’ Share.

On the Scheme becoming effective, it will be binding on all BBI Scheme Shareholders including any BBI Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme.

The New Inverness Shares shall rank pari passu with all other Inverness Shares in issue on the date on which the New Inverness Shares are issued and shall have the right to receive all dividends, distributions and other entitlements made or paid on the Inverness Shares for which the record date occurs after such date.

The aggregate Share Consideration (assuming that no BBI Scheme Shareholders elect to take the Cash Consideration) values as at 10 December 2007 the BBI Shares now in issue at approximately £83.7 million and the BBI Scheme Shares (which excludes the BBI Shares owned by the Inverness Group) at approximately £73.5 million. The aggregate Cash Consideration (assuming that all BBI Scheme Shareholders elect to take the Cash Consideration) values such BBI Shares at approximately £79.4 million and such BBI Scheme Shares at approximately £69.8 million.

3.        Background to, reasons for and benefits of the Proposal

BBI was established in 1999 to manufacture gold colloids and conjugates for use primarily in point of care diagnostics tests and was admitted to trading on AIM in April 2004. Subsequently the business expanded its activities into developing new point of care tests on behalf of diagnostic companies and later into the manufacturing of test kits.

Since admission to AIM, BBI has made a number of acquisitions that have strengthened the position of its core diagnostic business and widened its operations into the manufacture of natural enzymes and sale of proprietary medical products.

BBI and Inverness already enjoy a close strategic working relationship, with Inverness owning approximately 12.2 per cent. of BBI’s issued ordinary share capital Inverness also has an option to subscribe for a further 5,332,300 BBI Shares at a subscription price of £1 per share and the Directors believe therefore that the Proposal not only makes strong strategic sense but will also allow both BBI and Inverness to further exploit the obvious operating synergies that exist between them.

Both Inverness and BBI benefit individually from strong management teams and staff experienced in the diagnostics development process and Inverness intends to maintain the expertise that exists within BBI. It is the Inverness Directors’ intention to further develop the businesses of BBI following completion of the Proposal and, therefore, the Inverness Directors do not have any current plans to change the principal locations of BBI’s business.

The BBI Directors consider that the terms of the Proposal appropriately reflect the value that BBI is expected to bring to Inverness. They consider that the Proposal represents an attractive opportunity for BBI Scheme Shareholders either to realise the value in their investment at an attractive level or to retain an investment in BBI’s business via Inverness, a global leader in BBI’s market.

4.        Dividends

You should be aware, in considering whether to elect to receive the Share Consideration that Inverness has never declared or paid any cash dividends on Inverness Shares. Inverness currently intends to retain earnings to support its growth strategy and does not anticipate paying cash dividends on Inverness Shares in the foreseeable future. Payment of future dividends, if any, on Inverness Shares will be at the discretion of Inverness’s board of directors after taking into account various factors, including Inverness’s financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, restrictive covenants under Inverness’s senior credit facilities currently prohibit the payment of cash or stock dividends. Holders of New Inverness Shares shall not, in any event, be entitled to any interim dividend announced before the Scheme Effective Date in respect of the New Inverness Shares.

5.        Current Trading, trends and prospects

BBI

The audited results of BBI for the three years ended 31 March 2007 and its unaudited interim results for the six months to 30 September 2007 are set out in Part V.

As announced on 2 October 2007, the HSV-2 (genital herpes) point of care test developed alongside Focus Diagnostics Inc. (“Focus”) has received FDA 510(k) clearance. The clearance means that the test, which has been developed on BBI’s ‘POCkit’ platform, can now be commercialised in the U.S.A. Focus, which is now part of Quest Diagnostics Inc., has exclusive distribution rights for the product in the United States and Europe and BBI has the exclusive rights for the Rest of the World.

BBI has made good progress towards achieving its goals for this year and although growth targets remain both stretching and demanding the BBI Group continues to trade in line with management’s expectations.

Inverness

The Annual Report on Form 10-K filed by Inverness with the United States Securities and Exchange Commission showing comparative audited results of Inverness for the three years ended 31 December 2006 and the Quarterly Report on Form 10-Q showing its unaudited interim results for the nine months ended 30 September 2006 and 30 September 2007 are set out in the separate document entitled “Inverness Financial Information” accompanying this document.

6.        BBI Share Schemes

BBI Optionholders should shortly receive a separate proposal letter on behalf of Inverness for each BBI Share Scheme in connection with which they hold BBI Options setting out full details of a separate offer made to them by Inverness. A summary of the principal terms of this separate offer is set out at paragraph 13 of the Explanatory Statement.

7.        United Kingdom Taxation

Your attention is drawn to paragraph 16 of the Explanatory Statement set out in Part II of this document. If you are in any doubt as to your tax position, you should consult your independent professional adviser immediately.

8.        BBI Shareholder Meetings

The implementation of the Scheme will require approval by a special resolution of BBI Scheme Shareholders to be proposed at the BBI General Meeting. The Scheme will also require separate approval by BBI Scheme Shareholders at the BBI Court Meeting (at which voting will be conducted by way of a poll). The approval required at the BBI Court Meeting is a majority in number of those BBI Scheme

Shareholders present and voting, whether in person or by proxy, representing not less than 75 per cent. in value of the BBI Scheme Shares held by such shareholders. The Inverness Group will not be entitled to vote at either of the Meetings in respect of the 5,208,333 BBI Shares its subsidiary currently holds.

The implementation of the Scheme can only take place if all the Conditions have been satisfied or, where relevant, waived. Assuming the satisfaction or, where relevant, waiver of the Conditions, the Scheme will become effective on the delivery to the Registrar of Companies in England and Wales by BBI of the Court Order sanctioning the Scheme (and related reduction of capital) and in so far as it relates to the capital reduction, the registration of such Court Order with the Registrar of Companies in England and Wales. Once the Scheme becomes effective, it will be binding on all BBI Shareholders whether or not they voted in favour of the Scheme.

9.        Undertakings

The BBI Directors have entered into irrevocable undertakings to vote in favour of the Scheme Resolutions in respect of their respective entire beneficial and connected holdings of, in aggregate, 2,814,093 BBI Shares, representing approximately 6.6 per cent. of the existing issued ordinary share capital of BBI. These undertakings will continue to be binding even in the event of a higher competing offer for BBI being announced and cannot be withdrawn other than in the event of the Scheme not being sanctioned or being withdrawn.

10.      Further Information

Your attention is drawn to the explanatory statement in Part II, the Conditions in Part III, the additional information in Part IV, the financial information on BBI in Part V and the Scheme in Part VI and to the notices of the BBI Court Meeting and BBI General Meeting which form part of this document. Your attention is also drawn to the financial and other information on Inverness contained in the separate document entitled “Inverness Financial Information” accompanying this Scheme document.

11.      Action to be taken

Your attention is drawn to paragraph 19 of the Explanatory Statement which explains the action you should take in relation to the Proposal.

12.      Recommendation

The Board of BBI, which has been so advised by Cenkos, considers the terms of the Proposal to be fair and reasonable. In providing advice to the BBI Directors, Cenkos has taken into account the commercial assessments of the BBI Directors.

Accordingly, the BBI Directors unanimously recommend that all BBI Shareholders vote in favour of the Scheme Resolutions to be proposed at the BBI Court Meeting and the BBI General Meeting, as they have irrevocably undertaken to do in relation to their respective, entire beneficial and connected holdings amounting, in aggregate, to 2,814,093 BBI Shares, representing approximately 6.6 per cent. of the existing issued share capital of BBI.

Yours sincerely,

David Evans
Chairman
For and on behalf of BBI Holdings Plc

[GRPAHIC]	Cenkos Securities plc
6.7.8 Tokenhouse Yard
London EC2R 7AS
t 020 7397 8900
f 020 7397 8901
www.cenkos.com

PART II

EXPLANATORY STATEMENT

(in compliance with section 426 of the Companies Act)

CENKOS SECURITIES PLC

To BBI Scheme Shareholders and, for information only, to BBI Optionholders.

Dear Shareholder

RECOMMENDED PROPOSAL FOR THE ACQUISITION OF BBI BY INVERNESS

1.                         Introduction

On 11 December 2007, BBI and Inverness announced that they had agreed the terms of a recommended proposal for Inverness to acquire the entire issued and to be issued share capital of BBI. The acquisition will be effected by way of a Scheme of Arrangement under section 425 of the Companies Act involving a reduction of capital under section 135 of the Act. The terms of the Scheme are set out below and in Part VI of this document.

Your attention is drawn to the letter from the Chairman of BBI set out in Part I of this document which sets out, among other things, the background to and reasons for the Proposal. The Proposal has the unanimous recommendation of the BBI Directors, who have been advised by Cenkos.

In giving its advice, Cenkos is advising the BBI Board in relation to the Proposal and is not acting for any BBI Directors in their personal capacity or for any BBI Shareholder or BBI Optionholder. Cenkos will not be responsible to any such person for providing the protections afforded to its customers or for advising any such person in relation to the Proposal. In particular, Cenkos will not owe any duties or responsibilities to any particular BBI Shareholder or BBI Optionholder (or any person other than the BBI Directors) concerning the Proposal.

We have been authorised by the BBI Directors to write to you to explain the terms of the Scheme, and to provide you with other relevant information. Your attention is drawn to the information in the other parts of this document including Part III (Conditions to the Proposal and implementation of the Scheme), Part IV (Additional Information), Part V (Financial information on BBI), Part VI (The Scheme of Arrangement) and to the notice of the BBI Court Meeting and the BBI General Meeting which form part of this document. Your attention is also drawn to the financial and other information on Inverness contained in the separate accompanying document entitled “Inverness Financial Information”.

2.                         Summary Terms of The Scheme

It is intended that the acquisition of BBI will be effected by way of a scheme of arrangement between BBI and BBI Scheme Shareholders under section 425 of the Companies Act. The implementation of the Scheme is subject to satisfaction or, where relevant, waiver of the Conditions (which are set out in Part III of this document). If the Scheme becomes effective, the BBI Scheme Shares will be cancelled by way of

Cenkos Securities plc is
Authorised and regulated by the
Financial Services Authority and is
A Member of the London Stock
Exchange
Registered office:
6.7.8 Tokenhouse Yard
London EC2R 7AS
Registered in England and Wales
No. 5210733

a Court approved reduction of capital and BBI Scheme Shareholders on the BBI register of members at the Scheme Record Time will (subject to any elections for Cash Consideration — see below) receive the Share Consideration comprising:

for each BBI Scheme Share: 0.069 New Inverness Shares

Based on the Inverness Closing Price, the Share Consideration values each BBI Scheme Share at 195 pence. This represents a premium of approximately 25.0 per cent. to the Closing Price of 156 pence per BBI Share on 10 December 2007, being the last Business Day before the Proposal was announced.

Fractional entitlements to New Inverness Shares will not be issued to BBI Scheme Shareholders. However, BBI Scheme Shareholders will receive, in lieu of any fraction of a New Inverness Share a cash payment equal to the fraction of a New Inverness Share which they would have otherwise received multiplied by the Closing Price of an Inverness Share on the Business Day preceding the Scheme Effective Date.

If all of the BBI Scheme Shareholders elect to receive the Share Consideration, the Scheme is expected to result in the issue to BBI Scheme Shareholders of approximately 2.6 million New Inverness Shares, representing approximately 3.32 per cent. of the issued share capital of the Enlarged Group.

In the event that BBI Scheme Shareholders choose not to receive the Share Consideration they may elect to receive the Cash Consideration in respect of all or part of their holding of BBI Scheme Shares by completing the Cash Election Form. The Cash Consideration comprises:

for each BBI Scheme Share: 185 pence in cash

representing a premium of approximately 18.6 per cent. to the closing middle-market price of 156 pence per BBI Share on 10 December 2007, being the last Business Day before the Proposal was announced.

As part of the Scheme every one BBI Scheme Share will be reclassified as one ‘A’ Share unless the BBI Scheme Shareholder who is the registered holder of that BBI Scheme Share makes an election to receive Cash Consideration in respect of that BBI Scheme Share in which case it will be reclassified as one ‘B’ Share instead of one ‘A’ Share.

On the Scheme becoming effective, it will be binding on all BBI Scheme Shareholders including any BBI Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme.

The aggregate Share Consideration (assuming that no BBI Scheme Shareholders elect to take the Cash Consideration) values as at 10 December 2007 the BBI Shares now in issue at approximately £83.7 million and the BBI Scheme Shares (which exclude the BBI Shares already owned by the Inverness Group) at approximately £73.5 million. The aggregate Cash Consideration (assuming that all BBI Scheme Shareholders elect to take the Cash Consideration) values such BBI Shares at approximately £79.4 million and such BBI Scheme Shares at approximately £69.8 million.

Your attention is drawn to paragraph 3 below which describes the New Inverness Shares and the rights attaching to them and to paragraph 4 below which sets out the financial effects of the Scheme on BBI Scheme Shareholders. Further information regarding the New Inverness Shares is set out paragraph 12 of Part IV.

3.                         New Inverness Shares and Inverness Dividend Policy

The New Inverness Shares shall rank pari passu with all other Inverness Shares in issue on the date on which the New Inverness Shares are issued and shall have the right to receive all dividends, distributions and other entitlements made or paid on the Inverness Shares for which the record date occurs after such date.

You should be aware, in considering whether to elect to receive the Share Consideration that Inverness has never declared or paid any cash dividends on Inverness Shares. Inverness currently intends to retain earnings to support its growth strategy and does not anticipate paying cash dividends on Inverness Shares in the foreseeable future. Payment of future dividends, if any, on Inverness Shares will be at the discretion of Inverness’s board of directors after taking into account various factors, including Inverness’s financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, restrictive covenants under

Inverness’s senior credit facilities currently prohibit the payment of cash or stock dividends. Holders of New Inverness Shares shall not, in any event, be entitled to any interim dividend announced before the Scheme Effective Date in respect of their New Inverness Shares.

4.                         Financial Effects of the Scheme on BBI Scheme Shareholders

For illustrative purposes only, the following paragraphs set out the financial effects of the Proposal on the financial position of a holder of 100 BBI Scheme Shares if the Scheme becomes effective.

Such a BBI Scheme Shareholder receiving the Share Consideration will receive 6 New Inverness Shares and £25.34 in cash (in respect of the remaining fraction of a New Inverness Share assuming, simply for illustrative purposes, an exchange rate of $1 to £0.4882 and an Inverness Share price of $57.92) representing in aggregate an increase of approximately 25.0 per cent. in his or her capital value.

Such a BBI Scheme Shareholder electing to receive the Cash Consideration will receive £185 in cash representing an increase of approximately 18.6 per cent. in his or her capital value.

As described in paragraph 3 above, Inverness’s current policy is not to pay dividends. BBI has paid a dividend on two previous occasions but does not have a policy of paying regular dividends. Accordingly no illustrative comparison of a BBI Scheme Shareholder’s income is presented.

The above illustration is based on the Inverness Closing Price and the closing middle-market price of a BBI Share on 10 December 2007 being the last Business Day before the Proposal was announced. No account has been taken of any liability to taxation.

5.                         Directors and Employees

Each of the BBI Directors have agreed to remain as directors of BBI after the Scheme becomes effective apart from Messrs Evans, Gregory, Percival and Wilson who have agreed to resign from the Board of BBI on the date on which the Scheme becomes effective.

Upon the Scheme becoming effective David Evans will become a consultant of BBI on a fixed term contract expiring on the 1 March 2011. He will provide services to BBI on such days as BBI shall specify up to a maximum of 9 days per month at a daily fee of either £625 or £1,000 per day depending upon the number of days worked.

Inverness has advised the BBI Directors that the Board of Inverness recognise the importance of the skills and expertise of the existing employees of BBI and believe that opportunities for them will be enhanced in the event the Scheme becomes effective.

Inverness has given assurances that, following the Scheme becoming effective, the existing employment rights, including accrued pension rights, of BBI’s employees will be fully safeguarded and its current plans for BBI do not include any material changes in the conditions of employment of BBI employees.

6.                         Information relating to the BBI Group

BBI was formed in 1999 and admitted to trading on AIM in 2004. BBI is involved in the development and manufacture of rapid test diagnostic products. BBI derives income from four core areas: the manufacture and supply of diagnostic reagents; contract product development; rapid test manufacture; and diabetes healthcare. Tests are currently being developed and/or manufactured for, amongst others, food borne pathogens, bacteria in blood platelets, a range of allergens and drugs of abuse. In addition, the BBI Group is developing in-house proprietary technology for application in diagnostic products.

In May 2007 BBI acquired Theratase Plc, (“Theratase”) which is engaged in the manufacture of specialist naturally derived enzymes which are sold to the world’s healthcare market, in particular the diagnostic and therapeutic segments. Enzymes are proteins which are the body’s biological catalysts, driving complex reactions that occur in all living organisms. Theratese group’s products are purified from a variety of naturally sourced raw materials including plant and animal tissue and microbial matter. The specification and treatment of these materials is of crucial importance, and Theratase maintains a close working relationship with its suppliers, who come from all over the world including the UK, Brazil, Australia, New Zealand, and South Africa. Theratase utilises a variety of sophisticated extraction, filtration and chromatography techniques to isolate the required enzyme or enzymes from the initial material.

7.                         Information Relating to Inverness

The Inverness Group is a global leader in rapid point-of-care diagnostics. Its products, as well as Inverness’s new product development efforts, focus on infectious disease, blood borne pathogens, cardiology, oncology, drugs of abuse and women’s health. The Inverness Group has grown its businesses by making selected strategic acquisitions and leveraging its proprietary lateral flow immunoassay technology and its strong intellectual property portfolio. It has an experienced research and development team and a continuing commitment to product development, and has a demonstrated capability for introducing new and innovative products through internal research and development efforts. The Inverness Group’s business currently is organised into three reportable segments: professional diagnostic products, consumer diagnostic products and vitamins and nutritional supplements.

The Inverness Group is a leader in the worldwide professional point-of-care diagnostic test market. Its professional diagnostic products are sold in approximately 90 countries through its direct sales force and an extensive network of independent global distributors. Its products, as well as its new product development efforts, focus on infectious disease, blood borne pathogens, cardiology, oncology, drugs of abuse and women’s health. The Inverness Group offers its customers an extensive array of rapid diagnostic test products that address the need for quick and accurate results at the point-of-care. It also offer products in a variety of other platforms, including enzyme-linked immunosorbent assay, or ELISA, tests, the AtheNA Multi-Lyte ANA Test System, indirect fluorescent antibody, or IFA, and microbiology assay tests and serology diagnostic products.

8.                         Inducement Fee Agreement and Implementation Agreement

Inverness and BBI have entered into an inducement fee agreement dated 3 December 2007 relating to the Scheme. Further details of this agreement are set out in paragraph 7 of Part IV of this document.

Inverness and BBI have also entered into an implementation agreement dated 10 December 2007 governing the conduct and implementation of the Scheme. Further details of this agreement are set out in paragraph 8 of Part IV of this document.

9.                         Accounting Policies of the Enlarged Group

The Enlarged Group will adopt Inverness’ accounting policies. The Board of Inverness believes that the impact of the differences between the accounting policies of Inverness and BBI will not be significant.

10.                  The BBI General Meeting and BBI Court Meeting

The implementation of the Scheme is subject, inter alia, to the approval of the BBI Scheme Shareholders at the BBI Court Meeting and the approval of the BBI Scheme Shareholders at the BBI General Meeting, both of which will be held at Berry Smith LLP, Haywood House, Dumfries Place, Cardiff CF10 3GA on 16 January 2008.

The BBI Directors have entered into irrevocable undertakings to vote in favour of the Scheme Resolutions in respect of their respective entire beneficial and connected holdings of, in aggregate, 2,814,093 BBI Shares, representing approximately 6.6 per cent. of the existing issued ordinary share capital of BBI. These undertakings will continue to be binding in the event of a higher competing offer for BBI being announced and cannot be withdrawn other than in the event of the Scheme lapsing or being withdrawn.

BBI Court Meeting

The BBI Court Meeting, which has been convened for 10.30 a.m. on 16 January 2008 is being held at the direction of the Court to seek the approval of the BBI Scheme Shareholders to the Scheme. At the BBI Court Meeting, voting will be by poll and not a show of hands and each BBI Scheme Shareholder present in person or by proxy will be entitled to one vote for each BBI Scheme Share then held. The approval required at the BBI Court Meeting is a majority in number of the BBI Scheme Shareholders who vote, representing not less than 75 per cent. in value of the BBI Scheme Shares voted, either in person or by proxy, at the BBI Court Meeting.

The BBI General Meeting

The BBI General Meeting has been convened for the same date as the BBI Court Meeting at 10.40 a.m. (or as soon thereafter as the BBI Court Meeting is concluded or adjourned) to consider and, if thought fit, to pass a special resolution (which requires a vote in favour of not less than 75 per cent. of the votes cast) to approve, inter alia:

(i)                        the reclassification of the issued share capital of BBI as referred to below;

(ii)                     the reduction of capital and the issue of the New BBI Shares to Inverness provided for in the Scheme; and

(iii)                  amendments to the BBI Articles in accordance with the Scheme as described below.

It is proposed at the BBI General Meeting to amend the BBI Articles to ensure that any BBI Shares issued (including any BBI Shares issued pursuant to the exercise of options outstanding under the BBI Share Schemes) at or before the Scheme Record Time will be subject to the Scheme and that any BBI Shares issued to any person, other than Inverness (or its nominee) on or after the Scheme Record Time, will automatically be exchanged for New Inverness Shares on the same terms as under the Scheme, in order to ensure that no-one (other than Inverness (or members of the Inverness Group)) is left with any BBI Shares after the Scheme Effective Date.

Share Capital Reclassification

The Scheme will include a reclassification of the share capital of BBI whereby each one of the BBI Scheme Shares will, in accordance with the terms of the Scheme, be reclassified into one ‘A’ Share unless a BBI Scheme Shareholder has made a valid election using the Cash Election Form to receive Cash Consideration in which case the BBI Scheme Shares the subject of such an election will be reclassified as ‘B’ Shares instead of ‘A’ Shares.

The Share Capital Reclassification will take effect at the Reorganisation Record Date at which time the ‘A’ Shares will carry the right to receive the Share Consideration and the ‘B’ Shares will carry the right to receive the Cash Consideration.

Following the Share Capital Reclassification and upon the reduction of capital being effective the BBI Scheme Shares whether designated ‘A’ Shares or ‘B’ Shares will be cancelled and the BBI Scheme Shareholders issued Share Consideration or paid Cash Consideration as appropriate by reference to their former holdings of ‘A’ or ‘B’ Shares. No temporary documents of title will be issued to BBI Scheme Shareholders in respect of ‘A’ or ‘B’ Shares. If for any reason the reduction of capital does not become effective within 5 days of the Scheme Effective Date or such later time and date as BBI and Inverness may agree and the Court may allow the Share Capital Reclassification described above will be reversed and BBI Scheme Shareholders will hold such number of BBI Scheme Shares as they held immediately prior to the Scheme Effective Date.

Court Hearings

It is anticipated that there will be two Court Hearings, at the first (likely to be scheduled for 8 February 2008) the Court will hear BBI’s application for the sanction of the Scheme and at the second (likely to be scheduled for 11 February 2008) the Court will confirm the reduction of BBI’s share capital. All BBI Scheme Shareholders are entitled to attend the Court Hearings in person or to be represented by counsel to support or oppose the sanctioning of the Scheme.

The Scheme will comprise of two parts. The first part which affects the Share Capital Reclassification will become effective in accordance with its terms on delivery of an office copy of the Scheme Court Order to the Registrar of Companies. The second part, which completes the Proposal, will become effective in accordance with its terms on the delivery of the Reduction Court Order and an office copy thereof to the Registrar of Companies which shall not be less than 48 hours after the first part of the Scheme has become effective.

11.                  Conditions to the Proposal and implementation of the Scheme

The conditions to the implementation of the Scheme are set out in full in Part III of this document and include, but are not limited to, the following:

(a)                     the approval of the Scheme by a majority in number representing not less than 75 per cent. in value of the holders of BBI Scheme Shares, present and voting, either in person or by proxy, at the BBI Court Meeting (or any adjournment of that meeting);

(b)                    the resolutions required to approve and implement the Scheme being duly passed by the requisite majority at the BBI General Meeting (or any adjournment of that meeting);

(c)                     the sanction (with or without modification, such modification being acceptable to both BBI and Inverness) of the Scheme and confirmation of the reduction of capital by the Court being obtained, an office copy of the Court Order being delivered to the Registrar of Companies in England and Wales and, in relation to the reduction of capital, being registered by the Registrar of Companies in England and Wales; and

(d)                    the other Conditions (set out in Part III of this document) which are not otherwise summarised in paragraphs (a) to (c) above being satisfied or, where relevant, waived by Inverness.

12.                  Section 103 Valuation report

As at 20 December 2007, the latest practicable Business Day prior to the posting of this document Inverness did not own or control any BBI Shares, although 5,208,333 BBI Shares were owned by a subsidiary of Inverness, Inverness Medical Switzerland GmbH. It is currently intended that after the BBI General Meeting but prior to the Scheme Effective Date, Inverness will acquire at least one BBI Share which will mean that Inverness will be a member of BBI on the Scheme Effective Date and accordingly there will be no requirement under section 103 of the Companies Act for an independent valuation of the New BBI Shares allotted to Inverness under the Scheme.

13.                  Effect of the Proposal on the BBI Share Schemes

The Scheme will extend to any BBI Shares in issue at the date hereof and any BBI Shares issued after the date hereof and prior to the Voting Record Time, or, at or after the Voting Record Time and before the Scheme Record Time to satisfy the exercise of options under the BBI Share Schemes, but the Scheme will not extend to any BBI Shares allotted or issued at any time on or after the Scheme Record Time. By virtue of the proposed new Article 166 to be inserted into the BBI Articles at the BBI General Meeting, BBI Shares issued on the exercise of options after the Scheme Record Time will be automatically transferred to Inverness and/or its nominee(s) in return for 0.069 New Inverness Shares for each BBI Share so transferred.

Participants in the BBI Share Schemes will be offered the opportunity to release their existing options over BBI Shares in exchange for replacement options to be granted by Inverness on similar terms (save that performance conditions will cease to apply in each of the BBI Share Schemes except the BBI EMI Scheme) over shares in Inverness.

Participants in each of the BBI Share Schemes will be sent further details shortly regarding the impact of the Scheme on their outstanding options under the BBI Share Schemes and the actions that they can take.

Subject to an invitation to be granted replacement options, no further grants will be made under the BBI Share Schemes before the Court Hearings to sanction the Scheme, nor thereafter provided the Scheme becomes Effective.

14.      Financing

The Cash Consideration will be funded from existing bank facilities available to Inverness.

IDJ Limited is satisfied that sufficient financial resources are available to Inverness to satisfy the Cash Consideration payable by Inverness pursuant to the Scheme.

15.      De-Listing

The London Stock Exchange will be requested to cancel the trading in BBI Shares on AIM with effect from 7.00 a.m. on the Business Day immediately prior to the Scheme Effective Date. The last day of dealings in BBI Shares on AIM is expected to be 7 February 2008 (being the Business Day immediately prior to the Scheme Effective Date) and no transfers of BBI Shares will be registered after 6.00 p.m. on that date. On the Scheme Effective Date, share certificates in respect of BBI Shares will cease to be valid and should, if so requested by the London Stock Exchange, be sent to BBI. In addition, entitlements to BBI Shares held within the CREST system will be cancelled on the Scheme Effective Date.

16.      United Kingdom Taxation

The following paragraphs summarise certain limited aspects of the United Kingdom taxation consequences of the implementation of the Proposal and are intended as a general guide for shareholders beneficially holding BBI Shares as investments. They are based on United Kingdom law as presently in force and currently published United Kingdom HMRC practice. They assume, save where specifically mentioned, that the relevant BBI Shareholder is resident, and if an individual, ordinarily resident in the United Kingdom for United Kingdom taxation purposes and is not a share dealer or charity or other person with special tax status or claiming special tax reliefs or treatment. If you are in any doubt as to your tax position, you should consult your independent professional adviser immediately.

(a)                     The UK tax consequences of the Share Capital Reclassification

The Share Capital Reclassification whereby the BBI Scheme Shares will be reclassified into ‘A’ Shares and ‘B’ Shares should be regarded as a reorganisation of share capital for the purposes of UK taxation of chargeable gains (“CGT”). Accordingly, for those purposes, BBI Scheme Shareholders should not be treated as having disposed of their BBI Scheme Shares as a result of the Share Capital Reclassification and any gain or loss which would otherwise have arisen on a disposal of their BBI Scheme Shares should be “rolled over” into the ‘A’ Shares and ‘B’ Shares. The ‘A’ Shares and ‘B’ Shares issued as a result of the Share Capital Reclassification should be treated, for the purpose of CGT, as the same asset as the BBI Scheme Shareholders’ BBI Scheme Shares acquired at the same time and for the same consideration as the BBI Scheme Shareholders acquired their BBI Scheme Shares.

(b)                    UK taxation of chargeable gains

Liability to UK taxation of CGT will depend on the individual circumstances of the BBI Shareholder.

A BBI Shareholder who (either alone or together with connected persons) does not hold more than five per cent. of the shares, or any class of shares, in BBI should not be treated as having made a disposal of his or her ‘A’ Shares for the purposes of CGT to the extent that he or she receives New Inverness Shares in exchange for his or her ‘A’ Shares under the Proposal. Any gain or loss which would otherwise have arisen on a disposal of his or her ‘A’ Shares will be “rolled-over” into the New Inverness Shares, and the New Inverness Shares will be treated as the same asset as his or her ‘A’ Shares and hence his or her BBI Scheme Shares acquired at the same time and for the same consideration as he or she acquired their BBI Scheme Shares. To the extent that the BBI shareholder receives cash under the Proposal, it will constitute a disposal or part disposal of the ‘B’ Shares for the purposes of CGT which may, depending on the BBI Shareholder’s individual circumstances (including the availability of exemptions and allowable losses) give rise to a liability to CGT. Any gain will be calculated by reference to the base cost of the ‘B’ Shares and hence his or her BBI Scheme Shares including, for individuals or other non-corporate shareholders, indexation allowable (but not so as to create a loss) up to April 1998. In respect of the period thereafter, for such individual or non-corporate shareholders, some taper relief may also be available to reduce the amount of the chargeable gain.

Any BBI Shareholder who (either alone or together with connected persons) holds more than five per cent. of the shares, or any class of shares, in or debentures of BBI is advised that application for clearance has been made to HMRC under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Proposal and, accordingly, if clearance is granted, any such BBI Shareholder should be treated in the manner described in the preceding paragraph.

A subsequent disposal of New Inverness Shares by a shareholder who is resident or, if an individual, ordinarily resident in the UK for taxation purposes may, depending on the shareholder’s circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of CGT.

A disposal of New Inverness Shares by a shareholder not resident in the United Kingdom which carries on a trade or, for non-corporate shareholders, a profession or vocation in the UK through, in the case of non-corporate shareholders, a branch or agency or through, in the case of corporate shareholders, a permanent establishment, and who has used the New Inverness Shares in or for the purposes of such trade or, for non-corporate shareholders, a profession or vocation or who has used, held or acquired the New Inverness Shares for the purposes of such branch or agency or permanent establishment may, depending on the shareholder’s circumstances, and subject to any available exemption or relief, give rise to the chargeable gain or any allowable loss for the purposes of CGT.

(c)       Taxation of BBI dividends and dividends on New Inverness Shares

No tax is withheld from dividends paid by BBI or Inverness.

Individuals resident in the UK for taxation purposes are generally liable to income tax on the aggregate amount of any net dividend actually received and a tax credit equal to 10 per cent of the gross dividend (or one-ninth of the net dividend actually received). For example, on a net dividend actually received of £90, the tax credit would be £10, and UK resident individuals would be liable to income tax on £100. No further income tax is payable in respect of the dividend by UK resident individuals who are not liable to income tax at the higher rate (currently 40 per cent.) as the tax credit satisfies such individuals’ tax liability. UK resident individuals who are subject to tax at the higher rate are subject to tax on dividends at the rate applicable to dividends (currently 32.5 per cent, of the gross dividend) but are entitled to offset the 10 per cent. tax credit against such liability. For example, on a net dividend actually received of £90 such a taxpayer would have to pay additional tax of £22.50 (representing 32.5 per cent. of the gross dividend less the 10 per cent. credit). For this purpose, dividends are treated as the top slice of an individual’s income.

No repayment of the tax credit in respect of dividends can be claimed by a UK resident shareholder.

UK resident corporate shareholders (other than dealers and certain insurance companies) are not generally liable to corporation tax or income tax in respect of dividends.

Non-UK resident shareholders are not generally entitled to claim the benefit of any part of the tax credit, subject to certain specific exemptions. Non-UK resident shareholders may also be subject to tax on dividend income under any law to which they are subject outside the UK. Such shareholders should consult their own tax advisers concerning their tax liabilities.

(d)       Other direct tax matters

Special tax provisions may apply to shareholders who have acquired BBI Shares by exercising options or other rights, or on the vesting of rights, under the BBI Share Schemes. Such provisions may impose a charge to income tax when an option is exercised or the rights vest.

BBI Shareholders should note that under section 703 of the Income and Corporation Taxes Act 1988 (“Section 703”), HMRC may by notice seek to counteract any tax advantage received by a shareholder as a result of a transaction in securities. Application has been made to HMRC for clearance, under section 707 of the Income and Corporation Taxes Act 1988, and if clearance is granted no notice under Section 703 will be issued by HMRC in respect of the transactions described in this document.

BBI Shareholders who were eligible for and claimed relief under the Enterprise Investment Scheme in respect of their BBI Scheme may incur a clawback of tax relief as a result of the Proposal and should consult their independent professional adviser.

(e)       Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No stamp duty or SDRT will be payable by BBI Shareholders as a result of accepting the Proposal.

The above statements are intended as a general guide to the current law and practice in the UK. They assume that BBI Shareholders do not hold their BBI Scheme Shares and will not hold their New Inverness Shares in a depositary receipt scheme or a clearance services scheme. If you are in any doubt as to your tax position, you should consult your independent professional adviser immediately.

17.      Overseas Shareholders

If the issue of New Inverness Shares to shareholders resident outside the UK is, in the jurisdictions in which they are resident, either unlawful or would or may require Inverness to obtain or observe any governmental or other consent or any registration, filing or other formality (including ongoing requirements) with which Inverness is unable to comply or which Inverness regards as unduly onerous, Inverness reserves the right, acting reasonably, not to issue certificates for New Inverness Shares to such shareholders but, instead, to deem that such overseas shareholders have completed the Cash Election Form to elect to accept the Cash Consideration in respect of all of their BBI Scheme Shares.

The distribution of this document, the accompanying document entitled “Inverness Financial Information”, the Cash Election Form and the Forms of Proxy in jurisdictions other than the United Kingdom may be restricted by law. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. It is the responsibility of each of the overseas shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith including the obtaining of any governmental exchange control or other consents which may be required or the compliance with other necessary formalities which are required to be observed and the payment of any issue transfer or other taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law and the City Code and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

The New Inverness Shares have not been and will not be registered under, nor have the relevant clearances been, nor will they be, obtained from the Securities Commission of any province or territory of Canada, nor has any prospectus in relation to the New Inverness Shares been lodged with, or registered by, the Australian Securities & Investments Commission nor any securities authority in Japan. Accordingly, unless an exemption under such act or relevant securities law is available, the New Inverness Shares may not be offered, sold, re-sold or delivered, directly or indirectly, into or from Canada, Australia or Japan.

All BBI Shareholders (including without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this document and its accompanying documents to any jurisdiction outside the United Kingdom, should seek appropriate authority before taking any action.

Notice to US Shareholders and information about resales into the United States

For the purposes of US securities laws, this exchange offer is made for the securities of a foreign company by means of a scheme of arrangement under section 425 of the United Kingdom Companies Act 1985. The offer is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements regarding BBI included or incorporated in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since BBI is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue BBI or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel BBI and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Inverness may purchase securities otherwise than pursuant to the scheme of arrangement, such as in open market or privately negotiated purchases.

The New Inverness Shares to be issued pursuant to the Scheme to BBI Scheme Shareholders who are U.S. Holders will be issued in reliance on the exemption from registration under the US Securities Act afforded by Rule 802 promulgated under the US Securities Act and/or by Section 3(a)(10) of the US Securities Act, as well as exemptions from the relevant securities laws of the various states and other jurisdictions in the United States. Accordingly, the New Inverness Shares will not be registered under the US Securities Act or the securities laws of any state or other jurisdiction in the United States.

In general, New Inverness Shares issued pursuant to the Scheme in respect of BBI Scheme Shares are expected to be freely tradable in the United States.

Recipients of New Inverness Shares who are or may be underwriters (as defined in Section 2(11) of the US Securities Act) or dealers (as defined in Section 2(12) of the US Securities Act) are advised to obtain legal advice regarding any restrictions applicable to their resale of New Inverness Shares in the United States. Recipients of New Inverness Shares who are or may be “affiliates” of Inverness may sell such shares in the United States only pursuant to registration under the US Securities Act or in compliance with Rule 144 under the US Securities Act.

If Inverness relies on the exemption afforded by Rule 802, New Inverness Shares issued pursuant to the Scheme in respect of BBI Scheme Shares that are “restricted securities” under Rule 144(a)(3) under the US Securities Act will also constitute “restricted securities” and be subject to the resale limitations of Rule 144 in the United States.

For the purpose of qualifying for the exemption afforded by Section 3(a)(10) of the US Securities Act with respect to the New Inverness Shares to be issued pursuant to the Scheme, BBI and Inverness will advise the Court that, in the event the exemption afforded by Rule 802 is unavailable for any reason, Inverness will rely on the Section 3(a)(10) exemption based on the Court’s sanctioning of the Scheme, which will be relied upon by BBI and Inverness as an approval of the Scheme following a hearing on its fairness to BBI Shareholders at which hearing all such shareholders will be entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been or will be given to all such shareholders.

If Inverness relies on the Section 3(a)(10) exemption, a BBI Shareholder who is an “affiliate” of BBI or Inverness at the Scheme Effective Date may not resell New Inverness Shares issued pursuant to the Scheme in the United States without registration under the US Securities Act, except pursuant to the applicable resale provisions of Rule 145(d) under the US Securities Act or another applicable exemption from the registration requirements of the US Securities Act. An “affiliate” is generally defined as a person who controls, is controlled by or is under common control with another person, and generally includes directors, members of executive management and significant shareholders. Persons who believe they may be affiliates of BBI or Inverness are advised to obtain legal advice regarding any restrictions applicable to their resale of New Inverness Shares in the United States.

Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of the New Inverness Shares or the Scheme or determined if this document is truthful or complete. Any representation to the contrary is a criminal offence in the United States.

18.      Settlement

Settlement

Settlement of the consideration to which any BBI Scheme Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme free of any liens, rights of set off, counterclaims or other analogous rights to which Inverness may otherwise be, or claim to be, entitled against such BBI Scheme Shareholder.

Subject to the Scheme becoming effective, currently expected to take place on 8 February 2008, (and except as provided in paragraph 17 above in relation to certain overseas shareholders), settlement of the consideration to which any BBI Scheme Shareholder is entitled will be effected in the following manner:

A. Share Consideration — New Inverness Shares

BBI Scheme Shares in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a BBI Scheme Shareholder holds BBI Scheme Shares in uncertificated form and has not returned a Cash Election Form in respect of all of his holding of BBI Scheme Shares, together with the relevant TTE message by 10.30 am on 7 February 2008, the New Inverness Shares to which such BBI Scheme Shareholder is entitled will be issued to such person in uncertificated, or book-entry, form through the Direct Registration System administered by Computershare, Inverness’s transfer agent and registrar, on behalf of Inverness. Inverness will procure that Computershare is instructed to register the appropriate number of New Inverness Shares in such BBI Scheme Shareholder’s name promptly after the Scheme Record Time.

BBI Scheme Shares in certificated form

Where at the Scheme Record Time, a BBI Scheme Shareholder holds BBI Scheme Shares in certificated form and has not returned a Cash Election Form in respect of all of his holding of BBI Scheme Shares, together with the valid share certificate by 10.30 am on 7 February 2008, such BBI Scheme Shares will be cancelled and share certificates for all such BBI Scheme Shares will cease to be valid.  The New Inverness Shares to which such BBI Scheme Shareholder is entitled will be issued to such person in uncertificated form through the Direct Registration System administered by Computershare on behalf of Inverness. Inverness shall procure that Computershare is instructed to register the appropriate number of New Inverness Shares in such BBI Scheme Shareholder’s name promptly after the Scheme Record Time.

Statement of Book-Entry Ownership of New Inverness Shares

It is anticipated that no certificates will be issued in respect of any New Inverness Shares issued pursuant to the Scheme. Instead, a statement of book-entry ownership of New Inverness Shares will be despatched by Computershare by first-class post (or by such other method as may be approved by the Panel) to BBI Scheme Shareholders within approximately 14 days of the Scheme Effective Date to the address appearing on the register of members of BBI (or, in the case of joint holders at the address of that joint holder whose name stands first in the said register in respect of such joint holding). The statement will contain information regarding the name of the shareholder of record, the number of New Inverness Shares held in book-entry form and the shareholder’s Computershare account number. Computershare accounts, together with information regarding the documentation required to transfer New Inverness Shares held in Computershare accounts, can be accessed directly at www.computershare.com. Shares held in Computershare accounts can generally be transferred to brokerage accounts by brokers participating in the Direct Registration System.

Temporary documents of title will not be issued pending the despatch by post of statements of book-entry ownership. The certificates for the old BBI Shares will cease to be of value at the Scheme Effective Date.

Certificated Share Alternative

Inverness reserves the right to issue New Inverness Shares in certificated form if, for any reason, it wishes to do so. If Inverness wishes to issue New Inverness Shares in certificated form, definitive certificates for New Inverness Shares will be despatched by first-class post (or by such other method as may be approved by the Panel) to BBI Scheme Shareholders within approximately 14 days of the Scheme Effective Date to the address appearing on the register of members of BBI (or, in the case of joint holders at the address of that joint holder whose name stands first in the said register in respect of such joint holding).

B. Cash Consideration

BBI Scheme Shares held in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a BBI Scheme Shareholder holds BBI Scheme Shares in uncertificated form and has returned a Cash Election Form in respect of all or any of those BBI Scheme Shares, together with the relevant TTE message (member account ID of the receiving agent, Computershare Investor Services Plc, to which the TTE message should be sent for the purposes of the Cash Consideration is BBI INV 01) by 10.30 am on 7 February 2008, he will receive any Cash Consideration to which he is entitled through CREST by Inverness procuring the creation of an assured payment obligation in favour of the appropriate CREST account through which the relevant BBI Scheme Shareholder holds such uncertificated shares in respect of the Cash Consideration due to him.

Inverness reserves the right to settle all or any part of the Cash Consideration referred to above, for all or any BBI Scheme Shareholders, in a manner described in the paragraph below, if for any reason it wishes to do so.

BBI Scheme Shares held in certificated form

Where at the Scheme Record Time, a BBI Scheme Shareholder holds BBI Scheme Shares in certificated form and has returned a Cash Election Form in respect of all or any of those BBI Scheme Shares, together with the valid share certificate by 10.30 am on 7 February 2008, such BBI Scheme Shares will be cancelled and share certificates for all such BBI Scheme Shares will cease to be valid and will be destroyed. Cheques drawn on a branch of a UK clearing bank for Cash Consideration due under the Scheme in respect of BBI Scheme Shares held at the Scheme Record Time in certificated form are expected to be despatched to each holder of such BBI Scheme Shares by first-class post (or by such other method as may be approved by the Panel) to the address appearing in the register of members of BBI at the Scheme Record Time or, within 14 days of the Scheme Effective Date.

Backup Tax Withholding for Cash Payments into the United States or to United States Persons

Non-United States persons who elect to receive Cash Consideration and who seek to have payments delivered to a United States account or a United States address and United States persons who elect to receive Cash Consideration are subject to backup withholding under the United States Internal Revenue Code.

If a BBI Scheme Shareholder is subject to backup withholding, such shareholder must return, with such shareholder’s Cash Election Form, the appropriate IRS Form W-8 or W-9 properly completed and signed. If Computershare does not receive such form from such shareholder by 10.30 am on 7 February 2008, such shareholder’s election to receive the Cash Consideration shall be deemed invalid and such shareholder shall receive the Share Consideration instead.

For more information about backup withholding, see the section entitled “Backup Tax Withholding for Cash Payments into the United States or to United States Persons” beginning on page 2.

General

From and after the Scheme Effective Date, every holder of BBI Scheme Shares in certificated form will be bound on the request of BBI to deliver up to BBI, or to any person appointed by BBI, the existing certificate(s) for cancellation.

All documents and remittances sent to BBI Scheme Shareholders will be despatched at their own risk. All mandates, instructions and other instruments in force relating to holdings in BBI Scheme Shares will, unless and until amended or revoked, continue in force and be deemed by Inverness as from the Scheme Effective Date to be a valid and effective mandate or instruction to Inverness in respect of New Inverness Shares. If a BBI Scheme Shareholder holds existing Inverness Shares, the mandates, instructions and instruments in force for Inverness Shares shall supersede the mandates, instructions and instruments of the BBI Scheme Shares.

19.      Action to be taken by BBI Scheme Shareholders

The Proposal and the Scheme will require approval of BBI Scheme Shareholders at the BBI Court Meeting to be held at the offices of Berry Smith LLP, Haywood House, Dumfries Place, Cardiff, CF10 3GA at 10.30 am on 16 January 2008. Implementation of the Proposal and the Scheme will also require the passing of the special resolution of BBI Scheme Shareholders to be proposed at the BBI General Meeting to be held on the same date as the BBI Court Meeting at 10.40 am (or as soon thereafter as the BBI Court Meeting is concluded or adjourned) and the subsequent sanction of the Court. If the Scheme becomes effective, it will be binding on all BBI Scheme Shareholders, including any BBI Scheme Shareholders who did not vote to approve the Scheme.

You will find enclosed with this document:

•                             a blue reply-paid Form of Proxy for use in respect of the BBI Court Meeting on 16 January 2008 (attaching an attendance card in relation to the BBI Court Meeting);

•                             a white reply-paid Form of Proxy for use in respect of the BBI General Meeting on 16 January 2008 (attaching an attendance card in relation to the BBI General Meeting); and

•                             a green Cash Election Form.

Whether or not you plan to attend both or either of the Meetings, please complete the enclosed blue and white Forms of Proxy and return them in accordance with the instructions printed thereon as soon as possible, but in any event, so as to be received by post or, during normal business hours, by hand, to BBI’s Registrars by 10.30 am on 14 January 2008 in the case of the BBI Court Meeting and by 10.40 am on 14 January 2008 in the case of the BBI General Meeting. If the blue Form of Proxy for use at the BBI Court Meeting is not lodged by 10.30 am on 14 January 2008, it may be handed to BBI’s Registrars on behalf of the Chairman at the BBI Court Meeting before the taking of the poll. However, in the case of the BBI General Meeting, unless the white Form of Proxy is lodged so as to be received by 10.40 am on 14 January 2008, it will be invalid. The completion and return of a Form of Proxy will not prevent you from attending and voting at either the BBI Court Meeting or the BBI General Meeting, or any adjournment thereof, in person if you wish to do so.

It is important that, for the BBI Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of BBI Scheme Shareholder opinion. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible.

Whether or not you plan to attend the Meetings, please complete and sign the green Cash Election Form only if you wish to receive the alternative Cash Consideration as opposed to the Share Consideration and return it as soon as possible but in any event so as to be received no later than 10.30 am on 7 February 2008. ANY CASH ELECTIONS FORMS RECEIVED AFTER THAT TIME WILL BE IGNORED AND THE RELEVANT BBI SCHEME SHAREHOLDERS WILL RECEIVE NEW INVERNESS SHARES AS CONSIDERATION FOR THEIR BBI SCHEME SHARES.

If you are a Non-United States person and you require your Cash Consideration to be paid into a U.S. account or sent to a U.S. address or if you are a United States person electing to receive Cash Consideration, you must return an appropriate IRS Form W-8 or W-9 duly completed with your Cash Election Form.

Actions to be taken by BBI Scheme Shareholders who are also BBI Optionholders can be found in the separate proposal letters to be sent shortly on behalf of Inverness to the BBI Optionholders.

Help line

If you have any questions relating to this document or the completion and return of the Forms of Proxy or the Cash Election Form, please call BBI’s Registrars on 0870 889 3213 (or, if calling from outside the UK +44 (0)870 889 3213) between 8.30 a.m. and 5.00 p.m. (GMT), Monday to Friday (excluding bank holidays). Please note, however, that BBI’s Registrars will not be able to provide advice on the merits of the Proposal or to provide any financial advice.

20.      Further Information

The terms of the Scheme are set out in full in Part VI of this document. Further information regarding the Inverness Group is set out in Parts I and IV of this document and in the separate document entitled “Inverness Financial Information” containing financial and other information on the Inverness Group accompanying this document. Particulars of documents available for inspection are given in paragraph 13 of Part IV of this document. Your attention is also drawn to Part III (Conditions to the Proposal and implementation of the Scheme) and to the Notices of the BBI Court Meeting and the BBI General Meeting, which form part of this document.

Yours faithfully,

Cenkos Securities plc

PART III

CONDITIONS TO THE PROPOSAL AND IMPLEMENTATION
OF THE SCHEME

The Proposal is conditional upon the Scheme becoming unconditional and becoming effective by not later than 31 March 2008 or such later date as, subject to the City Code, Inverness and BBI may agree and (if required) the Court may allow.

1.                          The Scheme is conditional upon:

(a)                    the approval of the Scheme by a majority in number representing not less than 75 per cent. in value of the holders of BBI Scheme Shares who are on the register of members of BBI at the Voting Record Time, present and voting, either in person or by proxy, at the BBI Court Meeting (or any adjournment of that meeting); and

(b)                   the resolutions required to approve and implement the Scheme being duly passed by the requisite majority at the BBI General Meeting (or any adjournment of that meeting); and

(c)                    the sanction (with or without modification, such modification being acceptable to both BBI and Inverness) of the Scheme and confirmation of the reduction of capital by the Court being obtained, an office copy of the Court Order being delivered to the Registrar of Companies in England and Wales and, in relation to the reduction of capital, being registered by the Registrar of Companies in England and Wales; and

(d)                   approval of the New Inverness Shares for listing on AMEX, subject to official notice of issuance.

2.                          Inverness and BBI have agreed that, subject as stated below, the Scheme is also conditional upon, and accordingly the necessary actions to make the Scheme become effective will only be taken on, the satisfaction or waiver of the following Conditions:

(a)                    no government or governmental, quasi-governmental, supranational, statutory or regulatory body, institution, association or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any relevant jurisdiction (a “Relevant Authority”) having decided to take, institute, implement or threaten or having announced its intention to institute or implement any action, proceedings, suit, investigation, enquiry or reference or enacted, made or proposed any statute, regulation, order or decision that would or might be reasonably expected to:

(i)                        make the Proposal, its implementation, or the acquisition or the proposed acquisition of any shares in, or control of BBI, by any member of the Inverness Group void, unenforceable or illegal under the laws of any jurisdiction or directly or indirectly restrain, restrict, prohibit, frustrate or otherwise materially delay or interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise in a material way challenge, the Proposal, or the proposed acquisition of any shares in, or control of, BBI by Inverness;

(ii)                     require, prevent or delay the divestiture (or alter the terms of any proposed divestiture) by the BBI Group of all or any material part of their respective businesses, assets or properties or of any BBI Shares or other securities in BBI or (except in relation to limitations which apply generally to entities conducting similar businesses) impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties in each case to an extent which is material in the context of the Inverness Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(iii)                  impose any material limitation on or result in any delay in the ability of any member of the BBI Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities in, or to exercise management control over, any member of the BBI Group or on the ability of any member of the BBI Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities in, or to exercise management control over, any other member of the BBI Group in each case to an extent which is material in the context of the BBI Group taken as a whole;

(iv)                 except as required pursuant to the Proposal, require any member of the BBI Group to offer to acquire any shares or other securities in any member of the BBI Group or any other asset owned by any third party (in each case other than the implementation of the Proposal) where such acquisition would be material in the context of the BBI Group taken as a whole;

(v)                    impose any limitation on the ability of any member of the BBI Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the BBI Group;

(vi)                 result in any member of the BBI Group ceasing to be able to carry on business under any name under which it presently does so, where such a result would be material in the context of the BBI Group taken as a whole; or

(vii)              otherwise materially and adversely affect any or all of the businesses, assets, financial or trading position or profits or prospects of any member of the BBI Group to an extent which is adverse to and material in the context of the BBI Group taken as a whole, and all applicable waiting and other time periods during which any such Relevant Authority could institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

(b)                   all necessary filings or applications in connection with the Proposal or its implementation having been made and all appropriate waiting and other time periods (including extensions of such periods) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the acquisition of any shares in, or control of, BBI by Inverness;

(c)                    all material authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (“authorisations”) which Inverness reasonably deems necessary or appropriate in any jurisdiction for or in respect of the Scheme and the proposed acquisition of any shares or securities in, or control of, BBI or any member of the BBI Group by Inverness or any member of the Inverness Group or the issue of the New Inverness Shares or any matters arising from such issue being obtained in terms and in a form reasonably satisfactory to Inverness from appropriate Relevant Authorities (in each case where the absence of such authorisation could reasonably be expected by Inverness to have a material adverse effect on the BBI Group taken as a whole) and such authorisations together with all authorisations necessary or appropriate for any member of the BBI Group to carry on its business (where such business is material in the context of the BBI Group taken as a whole and where the absence of such authorisations would have a material and adverse effect on the BBI Group taken as a whole) remaining in full force and effect and no intimation of any intention to revoke, withdraw, suspend, restrict, withhold or modify or not to renew any of them having been made under the laws or regulations of any jurisdiction (in each case to an extent which would have a material and adverse effect on the BBI Group taken as a whole) and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Scheme and the proposed acquisition of any shares or securities in, or control of BBI or any matters arising from such acquisition having been complied with in all material respects;

(d)                   save as Disclosed, there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the BBI Group is a party or by or to which any such member or any of its material assets may be bound or be subject which, as a result of the making or implementation of the Scheme or the proposed acquisition by any member of the Inverness Group of any shares or securities in BBI or because of a change in the control or management of BBI or any member of the BBI Group or otherwise, could or might reasonably be expected to result in (in each case to an extent which is material and adverse in the context of the BBI Group taken as a whole):

(i)                        any moneys borrowed by or any indebtedness (actual or contingent) of, or grant available to, any member of the BBI Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited or adversely affected;

(ii)                     the creation of any mortgage, charge or other security interest over the whole or any substantial part of the business, property or assets of any member of the BBI Group or any such security interest (whether existing or having arisen) becoming enforceable;

(iii)                  any such arrangement, agreement, licence, permit, franchise or other instrument, or any right, interest, liability or obligation of any member of the BBI Group under any such arrangement, agreement, licence, permit, franchise or other instrument being terminated or adversely modified or affected or any onerous obligation or liability arising adverse action being taken or arising under any such arrangement, agreement, licence, permit, franchise or other instrument;

(iv)                 the interests or business of any member of the BBI Group in or with any other person, firm or company (or any arrangements relating to such interest or business) being terminated or materially and adversely affected;

(v)                    any member of the BBI Group ceasing to be able to carry on business under any name under which it presently does so;

(vi)                 any assets or interest of any member of the BBI Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business; or

(vii)              the value of any member of the BBI Group or its financial or trading position or prospects being prejudiced or adversely affected,

and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the BBI Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any events or circumstances as are referred to in sub-paragraphs (i) to (vii) of this paragraph (d) in any case where such result would be material and adverse in the context of the BBI Group taken as a whole;

(e)                    save as Disclosed, no member of the BBI Group having since 31 March 2007 (being the date to which the latest audited consolidated reports and accounts of the BBI Group were made up), to an extent which is material in the context of the BBI Group taken as a whole:

(i)                        issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for the grant of BBI Options or the issue of BBI Shares on the exercise of BBI Options, pursuant to the terms of the BBI Share Schemes);

(ii)                     recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of BBI or, as the case may be, Inverness;

(iii)                  (save as between wholly-owned subsidiaries of BBI) merged or demerged with any body corporate or, otherwise than in the ordinary course of business, acquired or disposed of, or transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares), or authorised, proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest;

(iv)                 redeemed, purchased or reduced or announced any proposal to redeem, purchase or reduce any of its own shares or other securities or made, authorised or proposed or announced its intention to propose any change in its share or loan capital;

(v)                    issued, authorised or proposed the issue of any debentures or (other than in the ordinary course of business) incurred or increased any indebtedness or contingent liability;

(vi)                 entered into, varied or terminated, or authorised, proposed or announced its intention to enter into, vary or terminate any arrangement, contract or commitment (whether in respect of capital expenditure or otherwise), other than in the ordinary course of business, which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude;

(vii)              entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any service contract or other agreement with any director or senior executive of BBI;

(viii)           implemented, authorised or proposed the entry into of, or announced its intention to implement or enter into, any contract, transaction, reconstruction, amalgamation, commitment, scheme or other arrangement otherwise than in the ordinary course of business;

(ix)                   taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, manager, administrator, administrative receiver, trustee, provisional liquidator, liquidator or similar officer in respect of all or any of its assets and revenues or any analogous proceedings or steps in any jurisdiction having been taken or for the appointment of any analogous person in any jurisdiction to have occurred;

(x)                      waived or compromised any claim, other than in the ordinary course of business;

(xi)                   made or agreed or consented to any change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/ or their dependants or to the benefits which accrue, or to the pensions which are payable under such schemes, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded, or made or agreed or consented to any change to the trustees;

(xii)                made any amendment to its memorandum or articles of association;

(xiii)             entered into any contract, transaction or arrangement which is or may be materially restrictive on the business of any member of the BBI Group other than of a nature and to an extent which is not unusual in the context of the business concerned;

(xiv)            been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(xv)               entered into any contract, commitment or arrangement or passed any resolution in general meeting with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this paragraph (e);

(f)                      save as Disclosed, since 31 March 2007 (being the date to which the latest audited consolidated reports and accounts of the BBI Group were made up):

(i)                        no adverse change, and no other circumstance which would or might be likely to result in any adverse change, in the business, assets, financial or trading position or profits or prospects of any member of the BBI Group having occurred which is material in the context of the BBI Group taken as a whole;

(ii)                     no litigation, arbitration, prosecution or other legal proceedings having been threatened, announced, instituted or become pending and remaining outstanding by, against or in respect of any member of the BBI Group or to which any member of the BBI Group is or may be a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the BBI Group having been threatened, announced, implemented, instituted or become pending and remaining outstanding by, against or in respect of any member of the BBI Group in any such case which would or might reasonably be expected materially and adversely to affect the BBI Group taken as a whole; and

(iii)                  no contingent or other liability having arisen or having been incurred which might be reasonably expected materially and adversely to affect any member of the BBI Group taken as a whole;

(g)                   Inverness not having discovered regarding the BBI Group:

(i)                        any financial, business or other information in relation to circumstances existing prior to the Announcement Date which is material in the context of the Proposal and which has not been Disclosed by BBI to Inverness prior to such date;

(ii)                     that any financial, business or other information concerning any member of the BBI Group publicly disclosed at any time by any member of the BBI Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make such information not misleading which in any case is material and adverse to the financial or trading position of the BBI Group taken as a whole and such information has not been corrected by a subsequent announcement to a Regulatory Information Service by or on behalf of any member of the BBI Group;

(iii)                  that any member of the BBI Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of BBI for the year ended 31 March 2006 or the annual report and financial statements of results of BBI for the year ended 31 March 2007 and which is material in the context of the BBI Group taken as a whole;

(iv)                 that any past or present member of the BBI Group has failed to comply with any applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and wherever the same may have taken place), any of which would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the BBI Group and which is material in the context of the BBI Group taken as a whole; or

(v)                    that there is or is reasonably likely to be any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the BBI Group or in which any such member may now or previously had an interest under any environmental legislation, regulation, notice, circular or order of any Relevant Authority or third party or otherwise and which is material in the context of the BBI Group taken as a whole.

3.                          The Scheme will not proceed if, before the date of the BBI Court Meeting, following investigation by the UK Office of Fair Trading there is a reference of the proposed acquisition, or any part of it, to the UK Competition Commission (as established under section 45 of the Competition Act 1998, as amended).

4.                          Inverness reserves the right to elect to implement the acquisition by way of a takeover offer. In such event, such offer will be implemented on the same terms subject to appropriate amendments, including (without limitation) an acceptance condition set at ninety per cent. of the BBI Shares to which such offer relates, so far as applicable, as those which would apply to the Scheme.

5.                          Inverness reserves the right to waive all or any of the conditions contained in paragraphs 2(a) to (g) in whole or in part.

6.                          Inverness shall be under no obligation to waive or treat as satisfied any of the Conditions in paragraph 2 by a date earlier than the latest date for satisfaction thereof, notwithstanding that the other Conditions of the Proposal may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of the Conditions may not be capable of fulfilment.

7.                          If Inverness is required by the Panel to make an offer for BBI Scheme Shares under the provisions of Rule 9 of the City Code, Inverness may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

8.                          The Proposal is governed by English law and are subject to the jurisdiction of the English Courts.

PART IV

ADDITIONAL INFORMATION

1.        Responsibility

(i)                        The BBI Directors, whose names and business addresses are set out in paragraph 2(i) of this Part IV, accept responsibility for the information contained in this document other than that relating to Inverness, the Inverness Directors and members of their immediate families and related trusts and controlled companies for which the Inverness Directors accept responsibility. To the best of the knowledge and belief of the BBI Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they take responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(ii)                     The Inverness Directors whose names and business addresses are set out in paragraphs 2(ii) of this Part IV, accept responsibility for the information contained in the separate accompanying document entitled “Inverness Financial Information” and this document in so far as it relates to the Inverness Group, the Inverness Directors and members of their immediate families and related trusts and controlled companies. To the best of the knowledge and belief of the Inverness Directors (who have taken all reasonable care to ensure that such is the case) such information contained in this document for which they take responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.        Directors

(i)                        The directors of BBI and their functions are as follows:

Name	Function
David Eric Evans	Non-Executive Chairman
Philip Charles Percival	Non-Executive Director
Julian Huw Baines	Chief Executive
Richard Lewis Lamotte	Executive Director
John Chesham	Executive Director
Colin David Anderson	Finance Director
Kevin William Wilson	Non-Executive Director
Jonathan David Leigh Gregory	Non-Executive Director

The business address of each of the directors of BBI is Golden Gate, Ty Glas Avenue, Llanishen, Cardiff, CF14 5DX.

(ii)                     The directors of Inverness and their functions are as follows:

Name	Function
Carol R. Goldberg	Director (non executive)
Robert P. Khederian	Director (non executive)
John F. Levy	Director (non executive)
Jerry McAleer, Ph.D.	Vice President, Research & Development,
Inverness Medical Innovations, Inc
John A. Quelch	Director (non executive)
David Scott, Ph.D.	Chief Scientific Officer, Inverness Medical
Innovations, Inc.
Peter Townsend	Director (non executive)
Ron Zwanziger	Chairman of the Board, Chief Executive
Officer, and President, Inverness Medical
Innovations, Inc.

The business address of each of the directors of Inverness is 51 Sawyer Road, Suite 200, Waltham, Massachusetts, 02453.

3.        Market Quotations

The following table sets out the Closing Price for BBI Shares and Inverness Shares (as derived from AIM and AMEX respectively) on the first dealing day in each of the six calendar months prior to the announcement of the Proposal on 10 December 2007 being the last Business Day prior to the announcement of the Proposal:

Date	Closing Price of BBI Share		Closing Price of Inverness Share
	(pence)		(dollars)
10 December 2007	156.0	p	$57.92
3 December 2007	157.0	p	$57.75
1 November 2007	159.0	p	$61.02
1 October 2007	152.5	p	$54.77
3 September 2007	149.0	p	$48.10	*
1 August 2007	166.0	p	$46.95
2 July 2007	153.0	p	$51.49

*                           3 September 2007 was a holiday in the United States so this closing price is taken from the 4 September 2007.

4.        Disclosure of Interests and Dealings in Shares

(a)                     Definitions

For the purposes of this paragraph 4:

(i)                       acting in concert with BBI or Inverness, as the case may be, means any such person acting or deemed to be acting in concert with BBI or Inverness, as the case may be, for the purposes of the City Code;

(ii)                    arrangement includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or to refrain from dealing;

(iii)                 associate means:

(A)                 any parent companies, subsidiaries, fellow subsidiaries and associated companies of BBI or (as the case may be) Inverness, and companies of which any such companies are associated companies;

(B)                   connected advisers and persons controlling, controlled by or under the same control as such connected advisers; and

(C)                   the BBI Directors or (as the case may be) the Inverness Directors, or the directors of any company covered in (A) above (together, in each case, with their connected persons);

(iv)                connected adviser includes an organisation which:

(A)                 is advising BBI or (as the case may be) Inverness in relation to the Proposal;

(B)                   is corporate broker to BBI or (as the case may be) Inverness;

(C)                   is advising a person acting in concert with BBI or (as the case may be)) Inverness in relation to the Proposal or in relation to the matter which is the reason for that person being a member of the concert party; or

(D)                  is advising a relevant associate in relation to the Proposal;

(v)                   dealing or dealt includes:

(A)                 acquiring or disposing of relevant securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities or of general control of securities;

(B)                   taking, granting, acquiring, disposing of; entering into, closing out, terminating, exercising (by either party) or varying an option (including a trading option contract) in respect of any relevant securities;

(C)                   subscribing or agreeing to subscribe for relevant securities;

(D)                  exercising or converting, whether in respect of new or existing securities, any relevant securities carrying conversion or subscription rights;

(E)                    acquiring, disposing of, entering into, closing out, exercising (by either party), any rights under, or varying, a derivative referenced, directly or indirectly, to relevant securities;

(F)                    entering into, terminating or varying the terms of any agreement to purchase or sell relevant securities; and

(G)                   any other action resulting, or which may result, in an increase or decrease in the number of relevant securities in which a person is interested or in respect of which he has a short position;

(vi)                derivative includes any financial product the value of which, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;

(vii)             disclosure period means the period commencing on 11 December 2006 (being the date 12 months prior to the announcement of the Proposal) and ending on 10 December 2007 (being the last Business Day prior to the announcement of the Proposal);

(viii)          a person has an interest or is interested in relevant securities if he has long economic exposure, whether absolute or conditional, to changes in the price of those securities and in particular covers:

(A)                 acquiring or disposing of relevant securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities or of general control of securities;

(B)                   the right, option or obligation to acquire, call for or take delivery of securities under an option or derivative; and

(C)                   the situation where a person holds a derivative reference to, or which may result in, a long position in securities;

(ix)                  persons connected means persons connected with a director as defined in section 252 of the Companies Act 2006

(x)                     relevant associate means BBI or (as the case may be) Inverness and the subsidiaries and associated companies of BBI or (as the case may be) Inverness and companies of which any such associated companies are associated companies;

(xi)                  relevant securities means

(A)                 Inverness Shares and any other securities of Inverness conferring voting rights;

(B)                   equity share capital of Inverness or, as the context requires, BBI;

(C)                   securities of Inverness which carry substantially the same rights as any to be issued as consideration under the Scheme; and

(D)                  securities in Inverness or, as the context requires, BBI carrying conversion or subscription rights into any of the foregoing;

(xii)               short position means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative; and

(xiii)            ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and control means an interest, or interests, in shares carrying in aggregate 30 per cent. or more of the voting rights attributable to the capital of a company, which are currently exercisable at a general meeting, irrespective of whether such interest give de facto control.

(b)                    Interests and dealings in relevant securities of BBI

(i)                       As at close of business on the last day of the disclosure period, neither Inverness nor any Inverness Director nor any persons connected with any of them nor any associates of Inverness held any interests, rights to subscribe or short positions in BBI Shares apart from the following:

	No. of BBI	No. of BBI	Exercise
Name	Shares held	Shares under option	Price Pence
Inverness Medical
Switzerland GmbH	5,208,333	5,332,300	100	p
Peter Townsend	292	—	—

(ii)                    As at close of business on the last day of the disclosure period, neither IDJ Limited nor Cenkos Securities plc held any interests, rights to subscribe or short positions in BBI Shares (excluding exempt principal traders and exempt fund managers).

(iii)                 As at close of business on the last day of the disclosure period the interests, rights to subscribe and short positions in respect of the relevant securities of BBI held by the BBI Directors (excluding options and awards as set out in paragraph 4(b)(iv) below), and persons connected with such directors, were as follows:

Name	No. of BBI Shares
David Eric Evans	281,921
Julian Huw Baines	1,503,318
Richard Lewis Lamotte*	786,026
Kevin William Wilson	146,000
Philip Charles Percival	48,666
Colin David Anderson	26,426
John Chesham	21,736

*                            (including 157,205 BBI Scheme Shares held in the name of Fiona Lamotte)

(iv)                As at close of business on the last day of the disclosure period the following options and awards over BBI Shares had been granted to the BBI Directors, and persons connected with such directors under the terms of the BBI Share Schemes and remained outstanding:

	No. of BBI
	Shares under	Exercise	Exercise
Name	option	Price Pence	period
Colin David Anderson	7,269	1.300	01.10.2010-31.03.2011
Colin David Anderson	67,114	1.490	05.09.2010-04.09.2017
Colin David Anderson	358,333	1.490	05.09.2010-04.09.2017
David Eric Evans	639,875	0.47	28.04.2007-28.04.2014
David Eric Evans	700,000	1.490	05.09.2010-04.09.2017
John Chesham	12,596	1.300	01.10.2010-31.03.2011
John Chesham	67,114	1.490	05.09.2010-04.09.2017
John Chesham	358,333	1.490	05.09.2010-04.09.2017
Julian Huw Baines	1,066,500	0.47	28.04.2007-28.04.2014
Julian Huw Baines	24,200	0.00	13.06.2007-12.06.2014
Julian Huw Baines	400,000	1.490	05.09.2010-04.09.2017
Richard Lewis Lamotte	7,269	1.300	01.10.2010-31.03.2011
Total	3,708,603

BBI has resolved that if David Eric Evans resigns as a result of the Scheme becoming Effective, his options will not lapse and will remain exercisable in accordance with the terms of the relevant BBI Share Scheme (save that the option granted to him on 28 April 2004 will (if not previously exercised) lapse twelve months after his resignation) and the option granted to him on 10 December 2007 shall be varied so that references to his “ceasing to hold office” shall include the termination of the consultancy arrangements to be entered into between David Evans and BBI upon the Scheme becoming effective.

(v)                   Save as mentioned in paragraph (b)(i) above as at close of business on the last day of the disclosure period no interests, rights to subscribe or short positions in respect of relevant securities of BBI were held by (a) connected advisers to Inverness, to a company which is a relevant associate of Inverness or to persons acting in concert with Inverness; or (b) persons controlling, controlled by or under the same control as any such connected advisers (excluding exempt principal traders and exempt fund managers).

(vi)                During the disclosure period, the following dealings in relevant securities of BBI by the BBI Directors and persons connected with such directors have taken place:

			No of
			BBI	Price of
Date	Party	Transaction	Shares	BBI Share
				£
07.12.2006	Julian Huw Baines	Sale	75,000	1.450
15.05.2007	Colin David	Conversion of
	Anderson	Theratase shares
		on acquisition	26,426	1.485
15.05.2007	John Chesham	Conversion of
		Theratase shares
		on acquisition	21,736	1.485
15.05.2007	Philip Charles	Conversion of
	Percival	Theratase shares
		on acquisition	48,666	1.485
13.06.2007	Julian Huw Baines	Grant of EBT shares	24,200	0.000
30.08.2007	David Eric Evans	Sale	21,483	1.400
05.09.2007	Colin David	SAYE scheme
	Anderson	participation	7,269	1.300
05.09.2007	Colin David	Grant of options	67,114	1.490
	Anderson
05.09.2007	Colin David	Grant of options	358,333	1.490
	Anderson
05.09.2007	David Eric Evans	Grant of options	700,000	1.490
05.09.2007	John Chesham	SAYE scheme
		participation	12,596	1.300
05.09.2007	John Chesham	Grant of options	67,114	1.490
05.09.2007	John Chesham	Grant of options	358,333	1.490
05.09.2007	Julian Huw Baines	Grant of options	400,000	1.490
05.09.2007	Richard Lewis	SAYE scheme
	Lamotte	participation	7,269	1.300

(vii)             During the disclosure period, the following dealings in relevant securities of BBI by Inverness, associates of Inverness, Inverness Directors and persons connected with them have taken place:

			No of
			BBI	Price of
Date	Party	Transaction	Shares	BBI Share
				£
15.05.2007	Offer Medical	Conversion of loan	5,208,333	1.44
	Switzerland GmbH
15.05.2007	Peter Townsend	Conversion of	292	1.485
		Theratase Shares
		on acquisition

(viii)          There have been no dealings since 10 December 2007, being the last Business Day prior to the announcement of the Proposal in relevant securities of BBI by (a) connected advisers to Inverness, to a company which is a relevant associate of Inverness or to persons acting in concert with Inverness; or (b) persons controlling, controlled by or under the same control as any such connected advisers (excluding exempt principal traders and exempt fund managers).

(c)                     Interests and dealings in relevant securities of Inverness

(i)                       As at the close of business on the last day of the disclosure period, neither BBI nor its associates nor any person acting in concert with BBI held any interests, rights to subscribe or short positions in Inverness Shares.

(ii)                    During the disclosure period, there have been no dealings for value by BBI nor persons acting in concert with BBI in Inverness Shares.

(iii)                 As at the close of business on the last day of the disclosure period, none of the BBI Directors, and persons connected with such directors held any interests, rights to subscribe or short positions in Inverness Shares.

(iv)                During the disclosure period, there have been no dealings for value in Inverness Shares in which the BBI Directors or their connected persons were interested.

(v)                   As at close of business on the last day of the disclosure period, the interests, rights to subscribe and short positions in respect of relevant securities of Inverness held by the Inverness Directors (excluding options and awards as set out in paragraph 4(c)(vi) and 4(c)(vii) below) and persons connected with them were as follows:

Name	No. of Inverness Shares

Carol R. Goldberg	[51,031 common
Robert Khederian	120,000 common
John F. Levy	103,377 common
Jerry McAleer Ph.D.	250,000 restricted
26,559 common
John A. Quelch	Nil
David Scott Ph.D.	51,173 common
399,381 restricted
Peter Townsend	Nil
Ron Zwanziger	3,205,028 common]

(vi)                As at close of business on the last day of the disclosure period, the following options and awards over Inverness Shares had been granted to the Inverness Directors, and persons connected with such directors under the terms of the Inverness Share Schemes and remained outstanding:

	No of Inverness
	Shares under	Exercise	Exercise
Name	Option	Price ($)	period
Carol R. Goldberg	[25,000	18.73	Until 23.11.2011
	25,000	28.03	Until 24.05.2015
	16,353	60.09	Until 31.10.2017
Robert Khederian	25,000	18.73	Until 23.11.2011
	25,000	28.03	Until 24.05.2015
	26,484	60.09	Until 31.10.2017
John F. Levy	3,200	1.37	Until 14.09.2009
	1,984	1.37	Until 14.09.2009
	25,000	18.73	Until 23.11.2011
	25,000	28.03	Until 24.05.2015
	26,850	60.09	Until 31.10.2017
Jerry McAleer Ph.D.	14,000	1.71	Until 13.10.2008
	40,000	2.44	Until 16.08.2009
	189,706	15.47	Until 30.11.2011
	129,413	16.76	Until 03.12.2011
	1,805	15.60	Until 03.09.2012
	16,000	14.92	Until 12.02.2011
	125,000	39.72	Until 17.07.2017
	4,656	21.78	Until 31.12.2013
John A. Quelch	25,000	16.20	Until 10.03.2013
	25,000	28.03	Until 24.05.2015
	24,204	60.09	Until 31.10.2017
David Scott Ph.D.	14,000	1.71	Until 13.10.2008
	50,000	2.44	Until 16.08.2009
	199,691	15.47	Until 30.11.2011
	2,284	15.6	Until 03.09.2012
	24,000	14.92	Until 12.02.2011
	150,000	39.72	Until 17.05.2007
	5,252	21.78	Until 31.12.2013
Peter Townsend	Nil
Ron Zwanziger	6,702	14.92	Until 12.02.2011
	5,065	15.55	Until 23.08.2012
	23,298	14.92	Until 12.02.2011
	65,000	17.15	Until 20.12.2011
	300,000	39.72	Until 17.05.2011
	7,576	21.78	Until 31.12.2013]

(vii)             During the disclosure period, the following dealings in relevant securities of Inverness by the Inverness Directors, and persons connected with such directors have taken place:

Name	Number and class of securities	Date of dealing	Nature of interest (beneficial or non-beneficial)	Nature of dealing (purchase/sale)	Price (per share)
Carol R. Goldberg	16,353	31/10/2007	Beneficial	Option Grant	$60.09
Robert Khederian	26,484	31/10/2007	Beneficial	Option Grant	$60.09
John F. Levy	26,850	31/10/2007	Beneficial	Option Grant	$60.09
Jerry McAleer Ph.D.	75,000	20/11/2007	Beneficial	Sale	$59.18
	125,000	17/05/2007	Beneficial	Option Grant	$39.72
John A. Quelch	24,204	31/10/2007	Beneficial	Option Grant	$60.09
David Scott Ph.D.	44,788	20/11/2007	Beneficial	Sale	$59.18
	150,000	17/05/2007	Beneficial	Option Grant	$39.72
Peter Townsend	41,667	31/08/2007	Beneficial	Sale	$49.9703
	25,000	31/08/2007	Beneficial	Exercise/Sale	$18.73
	16,667	31/08/2007	Beneficial	Exercise/Sale	$28.03
	16,353	31/10/2007	Beneficial	Option Grant	$60.09
Ron Zwanziger	300,000	17/05/2007	Beneficial	Option Grant	$39.72
	213,321	19/12/2006	Beneficial	Warrant exercise	$17.15

(d)                    General

Save as disclosed in this paragraph 4:

(i)                       as at close of business on the last day of the disclosure period, neither BBI, nor any other member of the BBI Group, nor the BBI Directors, nor (in the case of the BBI Directors) any persons connected with such directors, nor any person acting in concert with BBI, nor any person with whom BBI or any person acting in concert with BBI had an arrangement, or had any right to subscribe for, or had any short position in relation to, or was interested in, directly or indirectly, any relevant securities of Inverness or BBI, as appropriate, and nor had any such person dealt in any relevant securities of BBI or Inverness during the disclosure period;

(ii)                    as at close of business on the last day of the disclosure period, neither Inverness nor any of the Inverness Directors, nor any persons connected with such directors, owned or controlled or was interested in, directly or indirectly, nor had any right to subscribe for, or any short position in relation to, any relevant securities of BBI or Inverness, as appropriate, and nor had any such person dealt in any relevant securities of BBI or Inverness during the disclosure period;

(iii)                 no relevant associate, nor any pension fund of Inverness or of any company which is a relevant associate, nor any employee benefit trust of Inverness or of any company which is a relevant associate, nor any connected adviser or any person controlling, controlled by or under the same control as any such adviser (except for an exempt principal trader or an exempt fund manager) nor any person who has an arrangement with Inverness or with any person who is an associate of Inverness, had an interest in or a right to subscribe for, or any short position in relation to, relevant securities of Inverness or of BBI as at 10 December 2007, being the last Business Day prior to the announcement of this Proposal, or has engaged in any dealing in relevant securities of Inverness or BBI during the disclosure period;

(iv)                neither Inverness, BBI nor any person acting or presumed to be acting in concert with Inverness or BBI had borrowed or lent any relevant securities in Inverness or any relevant securities in BBI (save for any borrowed shares which have been either on-lent or sold) during the disclosure period;

(v)                   save for the irrevocable undertakings given by the BBI Directors as set out in paragraph 9 of Part I (Letter of Recommendation from the Chairman of BBI) of this document there is no arrangement relating to relevant securities in either Inverness or BBI which exists between BBI or any person acting in concert with BBI and any other person nor between Inverness or any associate of Inverness and any other person;

(vi)                no persons are acting in concert (as defined in paragraph 4(a)(i) above) with BBI;

(vii)             no persons are acting in concert (as defined in paragraph 4(a)(i) above) with Inverness, apart from its subsidiary company Inverness Medical Switzerland GmbH.

5.        Material Contracts

(a)                     BBI

Details of contracts entered into by BBI and its subsidiaries in the two years immediately prior to the announcement of the Proposal which are or may be material and which were not in the ordinary course of business are set out below.

(i)                       the inducement fee agreement set out at paragraph 7 below.

(ii)                    the implementation agreement set out at paragraph 8 below.

(iii)                 the assignment of intellectual property and cell lines technology dated 5 October 2007 and made between Agen Biomedical Limited, Agen Limited, Agenix Limited and British Biocell International Limited, following the exercise of an option by British Biocell International Limited granted in an Acquisition Agreement dated 2 March 2007 between Agen Biomedical Limited, Agen Limited, Agenix Limited and British Biocell International Limited. British Biocell International Limited acquired the intellectual property rights and cell lines technology for the purchase price of AUD $1 million (payable in 4 instalments, the first one on completion and then subsequently on the 1st, 2nd and 3rd anniversaries of the agreement). There is also a 5 per cent. ongoing royalty on the net selling profits of products utilising the assigned intellectual property or cell line technology. British Biocell International Limited may terminate the agreement and transfer back to Agen Limited the intellectual property and cell line technology concerned at any time within 1 year of completion with no obligation to pay any remaining instalments but monies paid are not recoverable.

(iv)                The agreement dated 22 March 2007 between BBI, Inverness and BBI’s lawyers, Berry Smith, whereby Inverness provided a loan of £7,500,000 to BBI which BBI could require Inverness to convert into BBI’s Shares at the conversion rate of 144p per BBI share. Inverness is entitled to interest at 8.75 per cent. on the loan until such time as it is converted or repaid. If conversion does not take place, the loan will be repaid to Inverness on the 30 September 2007. BBI will convert the loan in its entirety to part fund the acquisition. The agreement also confirms that BBI will supply gold to Inverness and its affiliates for a 5 year period at a reduced price. In addition, BBI and Inverness will negotiate in good faith how they can co-operate so that Inverness can have access to and exploit certain new technology rights that BBI has in platform technology in the point of care arena and technological advances in the molecular field.

(v)                   the product acquisition agreement dated 2 March 2007 made between British Biocell International Limited, a subsidiary of BBI, Agen Biomedical Limited, Agen Limited and Agenix Limited under which British Biocell International Limited acquired two point of care diagnostic products — SimpliRED and Simplify. The initial consideration was AUD$2.7 million (circa £1.08 million). Additional consideration of AUD$1.7 million (circa £400,000) will be payable by British Biocell International Limited as it acquires automated equipment along with the existing stock in inventory. The acquisition was partly financed by a bank loan from Barclays Bank of £1.3 million.

(vi)                the share purchase agreement dated 19 July 2006 made between BBI, British Biocell International Limited and the shareholders of Qnostics Limited relating to the acquisition of the entire issued share capital of Qnostics Limited. The initial consideration was the sum of £522,500 satisfied partly in cash and partly in shares in BBI. Additional consideration may be payable dependent upon the amount of sales made by Qnostics Limited in the 3 calendar years ended 31 December 2007, 2008, 2009. The additional consideration for each of these years will be equivalent to a sum of 20 per cent. of the value of the sales of Qnostics Limited in each year in excess of £500,000. Any additional consideration shall be paid 1/3 in cash and 2/3 in shares in BBI. Normal commercial warranties were given to British Biocell International Limited by the shareholders of Qnostics Limited.

(vii)             the investment and shareholders agreement dated 27 April 2007 made between British Biocell International Limited, Carlco plc, the majority shareholders of Platform Diagnostics Limited and Platform Diagnostics Limited, under which British Biocell International Limited and Carlco plc made an initial investment in Platform Diagnostics Limited, comprising a subscription by each for 384 fully paid A1 Ordinary Shares for an aggregate subscription price of £40,000. Both British Biocell International Limited and Carlco plc agreed to make continuing investments in Platform Diagnostics Limited, on the basis that for each £50,000 worth of investment the investing company would receive additional A1 Ordinary Shares on a fully paid basis equating to 2.5 per cent. of the total issued equity share capital of Platform Diagnostics Limited (up to a maximum of 22.5 per cent.). Both British Biocell International Limited and Carlco plc received exclusive sales and manufacturing rights of products derived from MAT and CAT tests undertaken with the investment. British Biocell International Limited can terminate its requirement to make continuing investment payments by giving 3 months written notice. The majority shareholders of Platform Diagnostics Limited undertook to use their voting rights to procure that Platform Diagnostics Limited meets its obligations under the agreement.

(viii)          the facility agreement dated 26 March 2007 made between BBI and Barclays Bank plc. Barclays Bank plc agreed to offer BBI a facility agreement to borrow up to £2.5 million to assist in the finance of the acquisition of Theratase.

(ix)                  the shareholders agreement dated 15 November 2006 with an addendum dated 26 December 2006: made between Allchemix Invest B.V. et al; and Theratase plc, a subsidiary of BBI (“the parties”) which sets out the rights and obligations of the parties in Alloskys. Under the terms of the agreement, Theratase plc is to supply alkaline phosphatase at a value of €300,000 (excluding VAT) to Alloskys which carries out clinical studies regarding the application of alkaline phosphatase in humans. Theratase plc has the right to redeem its shares in Alloskys at the lower of (a) the fair market value of the shares; and (b) a pro rata value based on the total share value of €18,000,000. It is the intention of the parties to effect a sale of Alloskys within two to five years of 15 November 2006. Theratase plc has obligations to fully co-operate to the extent required within such a sale. The agreement is governed by the laws of the Netherlands.

(x)                     the acquisition agreement dated 18 April 2006 between BBI and the shareholders of Alchemy Laboratories Limited (“the vendors”) under which BBI acquired the entire issued share capital of Alchemy Laboratories Limited. The initial consideration was the sum of £4.5 million of which £3.6 million was paid in cash with the remaining £900,000 being satisfied by the issue of initial subscription of shares in BBI. In addition, the vendors are entitled to additional consideration equal to 1/3 of the gross profit contribution earned by Alchemy Laboratories Limited in the 3 years after completion in respect of certain defence contracts. Additional consideration is calculated on an annual basis and is paid 2/3 in cash and 1/3 in additional shares in BBI. One of the vendors, Richard Lamotte, is now a director of BBI. Each of the vendors agreed not to, without the prior consent of the BBI, dispose of any of the initial subscription shares acquired in BBI for a period of 18 months after 18 April 2006. The agreement contained normal commercial warranties given to BBI by the vendors.

(xi)                  the scheme of arrangement dated 2 April 2007 setting out the acquisition by BBI of the entire share capital of Theratase plc by way of scheme of arrangement under section 425 of the Companies Act 1985.

(xii)               the Readmission Document dated 2 April 2007 relating to the readmission to AIM of the enlarged BBI Group following the acquisition of Theratase plc.

Please also note for BBI in relation to material contracts the Inducement Fee Agreement and Implementation Agreement summarised in paragraphs 7 and 8 (respectively) below.

(b)                    Inverness

Details of contracts entered into by Inverness and its subsidiaries in the two years immediately prior to the announcement of the Proposal which are or may be material and which were not in the ordinary course of business are set out below.

(i)                       On 28 February 2006, Inverness acquired 67.45 per cent. of CLONDIAG chip technologies GmbH (“CLONDIAG”), a private company located in Jena in Germany which has developed a multiplexing technology for nucleic acid and immunoassay-based diagnostics. The aggregate purchase price was $22.7 million, which consisted of $11.8 million in cash and 218,502 Inverness Shares with an aggregate fair value of $5.8 million. On 23 August, 2006, Inverness purchased the remaining 32.55 per cent. of CLONDIAG for aggregate consideration of $5.3 million in cash. The terms of the acquisition agreement also provide for contingent consideration consisting of 224,316 Inverness Shares and EUR2.5 million of cash or Inverness Shares, in the event that four specified products are developed on CLONDIAG’s platform technology during the three years following the acquisition date. This contingent consideration will be accounted for as an increase in the aggregate purchase price, if and when the resolution of the contingency occurs.

(ii)                    On 31 March 2006, pursuant to an acquisition agreement (the “ACON Agreement”) with ACON Laboratories, Inc., AZURE Institute, Inc., LBI, Inc., Oakville Hong Kong Co., Ltd., ACON Biotech (Hangzhou) Co., Ltd. and Karsson Overseas Ltd., Inverness acquired the assets of ACON Laboratories’ business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay and directly related products in the United States, Canada, Europe (excluding Russia, the former Soviet Republics that are not part of the European Union, Spain, Portugal and Turkey), Israel, Australia, Japan and New Zealand (the “First Territory Business”) in exchange for consisting of $65.1 million in cash and 711,676 Inverness Shares. Pursuant to the ACON Agreement, Inverness also acquired, on 15 May 2006, a newly constructed manufacturing facility in Hangzhou, China in exchange for approximately $20.8 million cash and 417,446 Inverness Shares. Pursuant to the ACON Agreement Inverness also made cash payments totaling $44 million, and issued an additional 742,128 Inverness Shares upon the achievement of various milestones.

In addition, on 31 March 2006, Inverness entered into a Second Territory Letter Agreement with ACON Laboratories, Inc., AZURE Institute, Inc., LBI, Inc., Oakville Hong Kong Co., Ltd., ACON Biotech (Hangzhou) Co., Ltd., Karsson Overseas Ltd., Jixun Lin and Feng Lin (the “ACON Entities”). Pursuant to the Second Territory Letter Agreement, Inverness agreed to enter into a definitive acquisition agreement in substantially the form attached to the Second Territory Letter Agreement on or before October 31, 2008, and to acquire, on or before 31 January 2009, the lateral flow immunoassay business of the ACON Entities and their affiliates in all parts of the world other than in the First Territory (the “Second Territory Business”) at a price equal to a multiple of revenues or pre-tax profits for the 12-month period beginning on the seventh calendar quarter commencing after the acquisition of the First Territory Business. The consideration for the Second Territory Business will be paid approximately 71 per cent. in cash and 29 per cent. in Inverness Shares, though Inverness may elect to pay the entire amount in cash.

(iii)                 On 25 January 2007, Inverness entered into an underwriting agreement with Jefferies & Company, Inc., UBS Securities LLC, Cowen & Company, LLC and Leerink Swann & Co., Inc. (collectively, the “January Underwriters”). The underwriting agreement provides for the sale of 6,000,000 Inverness Shares at a price to the January Underwriters of $37.87 per share, a 4.5 per cent. discount off the price to the public of $39.65. Inverness also granted the January Underwriters an option to purchase up to 900,000 additional Inverness Shares solely to cover over-allotments, if any.

Inverness agreed to indemnify the January Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute payments that the January Underwriters may be required to make in respect of these liabilities.

(iv)                On 12 March 2007, Inverness acquired 75 per cent. of the issued and outstanding capital stock of Instant Technologies, Inc. (“Instant”), a privately owned Virginia corporation located in Norfolk, Virginia, for an aggregate purchase price of $43.7 million, consisting of approximately $30.6 million cash plus 313,888 Inverness Shares. Instant primarily distributes rapid drugs of abuse diagnostic products that are used in the workplace, criminal justice and other testing markets, and is the largest single distributor for Inverness’s drugs of abuse testing products. The terms of the acquisition, including the purchase price, were negotiated at arm’s length between Inverness and Instant. The acquisition was consummated pursuant to a stock purchase agreement, dated 12 March 2007, by and among Inverness, James T. Ramsey (“Ramsey”), Gerald T. Ramsey, Tara Ramsey, and Edward Bennett and Instant. Ramsey retained 25 per cent. of the capital stock of Instant and Inverness entered into a stockholders’ agreement with Ramsey and Instant.

(v)                   On or about 14 May 2007, Inverness sold $150 million principal amount of 3 per cent. convertible senior subordinated notes due 2016 (the “Notes”) in a private placement to qualified institutional buyers pursuant to the terms of securities purchase agreements dated 9 May 2007. The Notes were issued pursuant to an indenture (the “Indenture”) between Inverness and U.S. Bank Trust National Association dated 14 May, 2007. The Notes pay interest semiannually at a rate of 3.00 per cent. per annum and are convertible to Inverness Shares at a conversion price of approximately $52.30 per share. At the initial conversion price, the Notes are convertible into an aggregate 2,868,120 shares of common stock. The conversion price is subject to adjustment one year from the date of sale if the 30 day volume-weighted average trading price of Inverness Shares as of such date is lower than $40.23, subject to a floor of $40.23, or from time to time in the event of stock splits, stock dividends, recapitalizations and other similar events. The Notes may not be redeemed by Inverness prior to their stated maturity. In the event of certain fundamental changes, as defined in the Indenture, Inverness may be required to repurchase the Notes for cash at a price equal to 100 per cent. of the unconverted principal plus any accrued but unpaid interest. The Notes are subordinated in right of payment to the prior payment of Inverness’s senior indebtedness. The Notes contain customary events of default entitling the trustee or the holders to declare all amounts owed pursuant to the Notes immediately payable if Inverness violates certain of its obligations.

(vi)                On 17 May 2007, Inverness completed its 50/50 joint venture with Procter & Gamble Co. (“P&G”) for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostic products, outside the cardiology, diabetes and oral care fields. At the closing, Inverness transferred its related consumer diagnostic assets totaling $45.9 million, other than its manufacturing and core intellectual property assets, to the joint venture, and P&G acquired its interest in the joint venture for a cash payment of approximately $325.0 million.

As part of the consummation of the joint venture, Inverness entered into a shareholder agreement with P&G, setting forth each party’s rights and obligations with respect to the joint venture. The joint venture is owned in equal parts by subsidiaries of Inverness and P&G (the “Members”). Each Member has the right to appoint three managers to the Board of Managers. In general, a majority vote by the Board of Managers is required to adopt or approve a business plan and budget; launch any new product; issue or incur significant debt; incur significant expenditures not provided for in the business plan and budget; file any material income or similar tax returns and reports; sublicense or license any of the joint venture’s intellectual property rights; appoint or dismiss any senior officers of the joint venture; retain or otherwise appoint, or dismiss, the accountant and any primary legal adviser or financial adviser to the joint venture; commence or settle any significant litigation or arbitration; or market, or permit any distributor, commissionaire or sales agent to market the joint venture products under a third party’s label brand except for private label brands in the ordinary course of business.

In certain circumstances, Members are required to make additional capital contributions on a pro rata basis in accordance with membership interests in amounts sufficient to meet the funding requirements of the joint venture pursuant to the business plan and budget and fund such other working capital requirements, capital expenditures or other capital needs as may from time to time be determined by action of the Members, including the capital expenditures required in connection with the acquisition of any new business, and to fund any deficiency in the working capital or capital expenditure requirements.

Inverness also entered into an option agreement with P&G, pursuant to which P&G has the right, for a period of 60 days commencing on the fourth anniversary date of the agreement, to require Inverness to acquire all of P&G’s interest in the joint venture at fair market value, and P&G has the right, upon certain material breaches by Inverness of its obligations to the joint venture, to acquire all of Inverness’s interest in the joint venture at fair market value.

Inverness also entered into a manufacturing agreement with P&G, whereby Inverness will manufacture consumer diagnostic products and sell these products to the joint venture entity.

Furthermore, Inverness entered into certain transition and long-term services agreements with the joint venture, pursuant to which Inverness will provide certain operational support services to the joint venture.

(vii)             On 29 June 2007, Inverness completed its acquisition of Biosite Incorporated at a price of $92.50 per share. Inverness completed the acquisition through a cash tender offer (the “Biosite Tender Offer”) and a subsequent merger (the “Biosite Merger”) undertaken pursuant to the Agreement and Plan of Merger by and among Inverness, Inca Acquisition, Inc., a wholly owned subsidiary of Inverness, and Biosite Incorporated dated 17 May, 2007. As a result of the Biosite Merger, which became effective on 29 June, 2007, Biosite continues as the surviving corporation and is a wholly owned subsidiary of Inverness. As of the effective time of the Biosite Merger, each share of Biosite stock outstanding (except for shares held by Inverness, or any wholly owned subsidiary of Inverness or shares held by stockholders properly exercising dissenters’ rights) was canceled and retired and was converted automatically into the right to receive $92.50 per share in cash without interest.

Total funds required to complete the Biosite Tender Offer and the Biosite Merger were approximately $1.64 billion plus related transaction fees and expenses.

(viii)          On 26 June 2007, in connection with the acquisition of Biosite, Inverness and certain of its subsidiaries entered into a secured First Lien Credit Agreement with certain lenders, General Electric Capital Corporation as administrative agent and collateral agent, and certain other agents and arrangers, a secured Second Lien Credit Agreement (together with the First Lien Credit Agreement, the “Credit Agreements”), and certain related guaranty and security agreements.

The First Lien Credit Agreement provides for term loans in the aggregate amount of $900,000,000 and, subject to Inverness’s continued compliance with the First Lien Credit Agreement, a $150,000,000 revolving line of credit (the “First Lien Loans”); the revolving line of credit includes a sublimit for the issuance of letters of credit. With the consent of the administrative agent, Inverness may increase the term loans under the First Lien Credit Agreement to up to $1,100,000,000 under certain circumstances prior to the maturity date of the term loans. The Second Lien Credit Agreement provides for term loans in the aggregate amount of $250,000,000 (the “Second Lien Term Loan”, and together with the First Lien Loans, the “Loans”). At the time of the closing of the Credit Agreements on 26 June 2007, a subsidiary of Inverness borrowed the entire $900,000,000 First Lien Term Loan and the entire $250,000,000 Second Lien Term Loan in order to fund in part the initial purchases of shares of Biosite common stock pursuant to the Biosite Tender Offer. On 29 June 2007, Inverness borrowed approximately $95 million under the revolving line of credit to fund, in part, further purchases of Biosite common stock pursuant to the Biosite Tender Offer and the merger consideration payable to the stockholders of Biosite who had not tendered their shares as of the time of the completion of the Biosite Merger.

Inverness must repay the First Lien Term Loan in twenty-seven consecutive quarterly installments, beginning on 30 September 2007 and continuing through 31 March 2014, in the amount of $2,250,000 each and a final installment on 26 June 2014 in an amount equal to the then outstanding principal balance of the First Lien Term Loan. Inverness may repay any future borrowings under the First Lien Credit Agreement revolving line of credit at any time, but in no event later than 26 June 2013. Inverness must repay the entire Second Lien Term Loan on 26 June 2015.

Inverness is required to make mandatory prepayments of the Term Loans and the revolving credit loans in various amounts under the Credit Agreements if it makes certain sales of assets outside the ordinary course of business above certain thresholds, if it suffers certain property loss events above certain thresholds, if it issues certain types of debt, or if it has excess cash flow (as defined in the Credit Agreements). Inverness may make optional prepayments of the First Lien Term Loan from time to time without premium or penalty. If, on or prior to 26 June 2008, Inverness optionally prepays the Second Lien Term Loan or mandatorily prepays the Second Lien Term Loan as a result of its issuing certain types of debt, it must pay a prepayment premium equal to 2.0 per cent. of principal amount prepaid; if, after 26 June 2008 and on or prior to 26 June 2009, Inverness optionally prepays the Second Lien Term Loan or mandatorily prepays the Second Lien Term Loan as a result of its issuing certain types of debt, it must pay a prepayment premium equal to 1.0 per cent. of principal amount prepaid; after 26 June 2009, Inverness may make optional prepayments of the Second Lien Term Loan from time to time without premium or penalty. Once repaid in full or in part, no reborrowings of the Term Loans may be made.

The First Lien Term Loan bears interest at a rate per annum of, at Inverness’s option, either (i) the Base Rate, as defined in the First Lien Credit Agreement, plus 1.00 per cent., or (ii) the Eurodollar Rate, as defined in the First Lien Credit Agreement, plus 2.00 per cent. The borrowings pursuant to the revolving line of credit bear interest at a rate per annum of, at Inverness’s option, either (i) the Base Rate, as defined in the First Lien Credit Agreement, plus an applicable margin, which varies between 0.75 per cent. and 1.25 per cent. depending on Inverness’s consolidated leverage ratio, or (ii) the Eurodollar Rate, as defined in the First Lien Credit Agreement, plus an applicable margin, which varies between 1.75 per cent. and 2.25 per cent. depending on Inverness’s consolidated leverage ratio. Inverness is obligated to pay fees on the unused portion of its revolving line of credit at a rate per annum of 0.50 per cent. The Second Lien Term Loan bears interest at a rate per annum of, at Inverness’s option, either (i) the Base Rate, as defined in the Second Lien Credit Agreement, plus 3.25 per cent., or (ii) the Eurodollar Rate, as defined in the Second Lien Credit Agreement, plus 4.25 per cent.

Under the Credit Agreements, Inverness must comply with various customary financial and non-financial covenants. The primary financial covenants under the First Lien Credit Agreement consist of a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a limit on capital expenditures. The primary financial covenants under the Second Lien Credit Agreement consist of a maximum consolidated leverage ratio and a limit on capital expenditures. The primary non-financial covenants under both Credit Agreements limit Inverness’s ability to pay dividends or other distributions on its capital stock, to repurchase its capital stock, to conduct mergers or acquisitions, to make investments and loans, to incur future indebtedness, to place liens on assets, to prepay other indebtedness, to alter its capital structure and to sell assets. The non-financial covenants under both Credit Agreements are substantially similar, with the non-financial covenants under the Second Lien Credit Agreement providing some increased flexibility in some respects.

The lenders under the respective Credit Agreements are entitled to accelerate repayment of the loans under the Credit Agreements upon the occurrence of any of various customary events of default, which include, among other events, failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of Inverness’s covenants (subject, in some cases, to certain grace periods) or representations under the loan documents, default under any other of Inverness’s or its material subsidiaries’ significant indebtedness agreements, a bankruptcy or insolvency event with respect to Inverness or any of its material subsidiaries, a significant unsatisfied judgment against Inverness or any of its material subsidiaries, any exercise by Procter & Gamble of its option to put its joint venture interest back to Inverness if it is not then in pro forma compliance with its financial covenants under the Credit Agreements, or Inverness undergoes a change of control (including any “fundamental change” or “termination of trading” event as defined under the indenture governing Inverness’ 3.0 per cent. senior subordinated convertible notes due 2016).

Borrowings under the Credit Agreements are guaranteed by Inverness and substantially all of its United States subsidiaries and are secured by the stock of substantially all of its United States subsidiaries, portions of the stock of certain of its foreign subsidiaries, substantially all of the intellectual property rights of its United States subsidiaries and substantially all of the assets of its businesses in the United States. Pursuant to the terms of an intercreditor agreement entered into at the closing of the Credit Agreements between the administrative agents for the lenders under the respective Credit Agreements, the liens securing the loans and other obligations arising under the First Lien Credit Agreement are senior to the liens securing the loans and other obligations arising under the Second Lien Credit Agreement.

On 15 November 2007, Inverness and certain of its subsidiaries entered into an amendment (the “First Lien Amendment”) to its First Lien Credit Agreement. The First Lien Amendment increases the total amount of the credit available to Inverness under the First Lien Credit Agreement to $1,125,000,000 (from the existing $1,050,000,000 credit facility under the First Lien Credit Agreement), consisting of term loans in the aggregate amount of $975,000,000 (increased from $900,000,000 under the First Lien Credit Agreement prior to the Amendment) (the “First Lien Term Loans”) and, subject to Inverness’s continued compliance with the First Lien Credit Agreement, a $150,000,000 revolving line of credit; the revolving line of credit continues to include a sublimit for the issuance of letters of credit. On 15 November 2007, a subsidiary of Inverness borrowed $75,000,000 of the term loan and drew an additional $30,000,000 of the revolving line of credit. As of 20 November 2007, Inverness’s aggregate current indebtedness under the amended First Lien Credit Agreement (including the aggregate amount of $105,000,000 borrowed on 15 November 2007) was approximately $1,043,750,000.

Under the terms of the amended First Lien Credit Agreement, Inverness must repay the First Lien Term Loans as follows: (a) in two initial installments in the amount of $2,250,000 each on 30 September 2007 (which installment payment has been made) and 31 December 2007, (b) in twenty-five consecutive quarterly installments, beginning on 31 March 2008 and continuing through 31 March 2014, in the amount of $2,437,500 each and (c) in a final installment on 26 June 2014 in an amount equal to the then outstanding principal balance of the First Lien Term Loans.

All other terms of the First Lien Credit Agreement remain substantially the same.

(ix)                  On 12 September 2007, Inverness announced the completion of its acquisition of Cholestech Corporation, a California corporation (the “Cholestech Merger”). Inverness completed the acquisition pursuant to the Agreement and Plan of Reorganization, by and among Inverness, Iris Merger Sub, Inc., a wholly owned subsidiary of Inverness, and Cholestech dated 4 June 2007. As a result of the Cholestech Merger, which became effective on 12 September 2007, Cholestech continues as the surviving corporation and is a wholly owned subsidiary of Inverness. Cholestech stockholders received 0.43642 (the “Cholestech Exchange Ratio”) Inverness Shares for each Cholestech share, resulting in an aggregate issuance of approximately 6,841,562 Inverness Shares. Additionally, each option to purchase shares of Cholestech common stock granted under employee and director stock plans of Cholestech was converted into a right to acquire Inverness Shares at the Cholestech Exchange Ratio.

(x)                     On 14 November 2007, Inverness entered into an underwriting agreement with UBS Securities LLC, Jefferies & Company, Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (collectively, the “November Underwriters”). The underwriting agreement provides for the sale by Inverness of 11,834,302 Inverness Shares to the November Underwriters at approximately $59.184 per share, a 3.75 per cent. discount off of the price to the public of $61.49 per share. The underwriting agreement also provides for the sale by certain selling stockholders of 165,698 Inverness Shares to the November Underwriters in the underwritten offering. Inverness also granted the November Underwriters an option to purchase up to 1,800,000 additional Inverness Shares solely to cover over-allotments, if any.

Inverness agreed to indemnify the November Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute payments that the November Underwriters may be required to make in respect of these liabilities.

The November Underwriters exercised the over-allotment option in full, generating net proceeds to Inverness of approximately $806.4 million. The underwriting agreement requires Inverness to use the net proceeds of the offering for working capital and other general corporate purposes, including the financing of acquisitions or other investments, and for capital expenditures, in Inverness’s sole discretion. Inverness has used and expects to use a substantial portion of these proceeds to pay the purchase price of completed and pending acquisitions.

6.                         Service Agreements and Terms of Appointment of Directors

(a)                     Executive Directors

(i)                       Julian Baines, Chief Executive Officer

Julian Baines entered into a service contract with British Biocell International Limited on 30 November 2000. A supplemental agreement to the service contract was entered into on 28 April 2004. The service contract can be terminated by Julian Baines or British Biocell International Limited on 6 months written notice to the other party. Termination occurs automatically on the last day of the month on which Mr Baines obtains the age of 65.

The annual fees payable by British Biocell International Limited to Julian Baines under the service contract is £180,000.

In addition to the basic salary of Julian Baines, he is entitled to a car allowance, mobile telephone charges allowance and is eligible to join any pension scheme, personal private medical insurance, death in service cover at full time salary. Julian Baines is also entitled to a performance bonus of 30 per cent. of salary if annual targets are achieved.

Julian Baines is also entitled to paid holiday leave, which is 23 day’s holiday in each year (excluding statutory holidays). Julian Baines’ service contract imposes non-compete and non-solicitation covenants for a period of 12 months following termination of employment. His service contract does not provide for any benefits upon termination of employment (other than would be available to a director under the operation of law).

(ii)                    Dr. John Chesham, Executive Director

Dr. John Chesham entered into a service contract with Biozyme Laboratories Limited on 8 February 1999. This service contract appoints John Chesham as Managing Director of Biozyme Laboratories Limited. The service contract can be terminated by Dr. John Chesham or Biozyme Laboratories Limited on 12 months written notice to the other party. Termination occurs automatically on the last day of the month on which Dr. John Chesham obtains the age of 65.

The annual fees payable by Biozyme Laboratories Limited to Dr. John Chesham under the service contract is £175,950.

In addition to the basic salary of Dr. John Chesham, he is entitled to a car allowance, mobile telephone charges allowance and is eligible to join the pension scheme, personal private medical insurance and death in service cover. Dr. John Chesham is also entitled to a performance bonus, which typically exceeds 10 per cent. of salary if annual targets are achieved.

Dr. John Chesham is also entitled to paid holiday leave, which is 30 day’s holiday in each year (excluding statutory holidays). His service contract does not provide for any benefits upon termination of employment (other than would be available to a director under the operation of law).

(iii)                 Colin Anderson, Executive Director

Colin Anderson entered into a service contract with Theratase Limited on 5 August 1999. This service contract appoints Colin Anderson as Finance Director of Theratase Limited. Colin Anderson now acts as the Finance Director of the BBI Group. The service contract can be terminated by Colin Anderson or Theratase Limited on 3 months written notice to the other party. Termination occurs automatically on the last day of the month on which Colin Anderson obtains the age of 65.

The annual salary payable by Theratase Limited to Colin Anderson under the service contract is £139,725.

In addition to the basic salary of Colin Anderson, he is also entitled to a car allowance, mobile telephone charges allowance and is eligible to join a pension scheme, personal private medical insurance and death in service cover.

Colin Anderson is also entitled to paid holiday leave, which is 28 day’s holiday in each year (excluding statutory holidays). His service contract does not provide for any benefits upon termination of employment (other than would be available to a director under the operation of law).

(iv)                Richard Lamotte, Executive Director

Richard Lamotte entered into a service contract with Alchemy Laboratories Limited on 16 May 2006. This service contract appoints Richard Lamotte as Managing Director of Alchemy Laboratories Limited and also requires him to act as a director of any BBI Group company with no further remuneration. The term is for a minimum of three years, but is terminable on 6 months (subject to the length of the contract).

The annual fees payable by Alchemy Laboratories Limited to Richard Lamotte under the service contract is £100,000.

In addition to the basic salary of Richard Lamotte, he is also entitled to a car allowance, mobile telephone charges allowance and is eligible to join a pension scheme, personal private medical insurance and death in service cover.

Richard Lamotte is also entitled to paid holiday leave, which is 20 day’s holiday in each year (excluding statutory holidays). Richard Lamotte’ service contract imposes non-compete and non-solicitation covenants for a period of 12 months following termination of employment. His service contract does not provide for any benefits upon termination of employment (other than would be available to a director under the operation of law).

(b)                    Non-Executive Directors

(i)                       Each of David Evans, Kevin Wilson, Jonathan Gregory and Philip Percival has agreements with BBI as non-executive directors of BBI. In the case of Philip Percival he is also a non-executive director of Theratase Limited. The following annual fees are payable under the agreements:

                                                                        •      David Evans £30,000 per annum plus expenses allowance.

                                                                        •      Kevin Wilson £23,000 per annum plus expenses.

                                                                        •      Jonathon Gregory £22,500 per annum plus expenses allowance of £1,107.

                                                                        •      Philip Percival £34,776 per annum plus expenses.

(ii)                    Upon the Scheme becoming effective David Evans will become a consultant of BBI on a fixed term contract expiring on 1 March 2011. He will provide services to BBI on such days as BBI shall specify up to a maximum of 9 days per month on a daily fee of either £625 or £1,000 per day depending upon the number of days worked.

(c)                     Save as described in this document, no service contracts between any BBI Directors and any member of the BBI Group which have more than twelve months to run have been entered into or amended in the six months prior to the date of this document.

7.        Inducement Fee Agreement

On 3 December 2007, BBI and Inverness entered into an inducement fee agreement, as an inducement to Inverness proceeding with the Proposal. Under the agreement, BBI has agreed to pay Inverness an inducement fee of 1 per cent. of the gross value of the consideration under the Scheme (inclusive of any applicable VAT) if certain specified circumstances occur including, but not limited to, withdrawal by BBI of the Proposal once it has already been recommended and if the Proposal lapses because of a competing offer. In addition under the agreement, Inverness has agreed to pay BBI a break fee of 1 per cent. of the gross value of the consideration under the Scheme (inclusive of any applicable VAT) if certain specified circumstances occur including, but not limited to, the withdrawal by Inverness and the adverse modification of the terms proposed other than as a result of a material change in the trading or financial position of BBI, material breach of the agreement by BBI or failure to disclose material information by BBI.

8.        Implementation Agreement

On 10 December 2007, BBI and Inverness entered into an implementation agreement in connection with the Proposal, pursuant to which each of them has undertaken (subject to and taking into account the fiduciary duties of their respective directors), amongst other things, to use all reasonable endeavours to achieve satisfaction of the Conditions to the Proposal as set out in Part III of this document as soon as reasonably practicable, to co-operate together in the publication of all documents and the taking of all necessary steps in order to give effect to the Scheme and to conduct their respective businesses in accordance with an agreed set of principles.

9.        Bases and Sources of Information

Save as otherwise set out in this document, the following constitute the bases and sources of information referred to in this document and in the accompanying document entitled “Inverness Financial Information”:

(i)                        Financial information relating to BBI has been extracted from the audited financial statements of BBI for the three years ended on 31 March 2005, 31 March 2006 and 31 March 2007 and the unaudited financial statements for the six months ended 30 September 2007;

(ii)                     Financial information relating to Inverness has been reproduced from the Annual Report on Form 10-K filed with the United States Securities and Exchange Commission showing comparative audited results of Inverness for the three years ended 31 December 2006 and the Quarterly Report on Form 10-Q showing its unaudited interim results for the nine months ended 30 September 2006 and 30 September 2007; and

(iii)                  References to the aggregate value of the BBI Scheme Shares assume the number of BBI Scheme Shares currently in issue to be 37,709,402.

(iv)                 The exchange rate of $1 to £0.4882 on 10 December 2007 has been sourced from FT.com.

10.      Financing

The Cash Consideration will be funded from existing bank facilities available to Inverness.

11.      General

(a)                     No proposals exist in connection with the Proposal that any payment be made or given by Inverness to any person as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

(b)                    There is no agreement, arrangement or understanding whereby beneficial ownership of any of the BBI shares to be acquired by Inverness pursuant to the Proposal will be transferred to any other persons except that Inverness reserves the right to transfer any BBI Shares acquired to any member of the Inverness Group or any nominee.

(c)                     Neither the payment of interest on, nor any repayment of, nor security for, any liability (contingent or otherwise) of Inverness will depend to any significant extent on the business of BBI.

(d)                    IDJ Limited has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which they appear.

(e)                     Cenkos has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which they appear.

(f)                       Except as disclosed elsewhere in this document the BBI Directors are not aware of any material change in the financial or trading position of BBI which has occurred since 31 March 2007, being the date to which the last audited accounts of BBI were made up.

(g)                    Except as disclosed elsewhere in this document and the separate document entitled Inverness Financial Information the Inverness Directors are not aware of any material change in the financial or trading position of Inverness which has occurred since 31 December 2006, being the date to which the latest audited accounts of Inverness were made up.

(h)                    The total emoluments received by the Inverness Directors will not be affected as a result of the acquisition of BBI pursuant to the Proposal or by any other associated transaction.

12.      Description of Inverness’ Capital Stock which includes New Inverness Shares

The following summary description of Inverness’ capital stock is based on the provisions of Inverness’ Certificate of Incorporation and Bylaws, each as currently in effect, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). This description is not complete and is subject to, and is qualified in its entirety by reference to, Inverness’ Certificate of Incorporation, Bylaws and the applicable provisions of the DGCL.

Authorized and Outstanding Capital Stock

Inverness’ authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of 19 December, 2007, Inverness had 76,420,197 shares of common stock and no shares of preferred stock issued and outstanding.

The New Inverness Shares, when issued and delivered in accordance with the terms of the Scheme, will be legally issued, fully paid and non-assessable.

Common Stock

Voting Rights. The holders of Inverness’ common stock have one vote per share. Holders of Inverness’ common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends. Holders of common stock will share ratably in any dividends declared by Inverness’ Board, subject to the preferential rights of any preferred stock then outstanding. Inverness may pay dividends consisting of shares of common stock to holders of shares of common stock.

Other Rights. Upon the liquidation, dissolution or winding up of Inverness, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

Inverness’ Certificate of Incorporation provides that Inverness may issue shares of preferred stock from time to time in one or more series. Inverness’ Board is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Inverness’ Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of Inverness’ Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Inverness or the removal of existing management. There are no shares of preferred stock currently outstanding.

Trading on the American Stock Exchange

Inverness’ common stock is listed on the American Stock Exchange under the symbol “IMA.”

Transfer Agent and Registrar

The transfer agent and registrar for Inverness’ common stock is Computershare Trust Company, N.A.

13.      Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Berry Smith LLP at Haywood House, Dumfries Place, Cardiff, CF10 3GA, during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) prior to the Scheme Effective Date:

(a)                     the current memorandum and articles of association of BBI and the current certificate of incorporation and by-laws of Inverness;

(b)                    the proposed new articles of association of BBI and the full terms of the proposed amendments to the articles of association;

(c)                     the audited and consolidated accounts of BBI and its subsidiary undertakings for the two years ended 31 March 2006 and 31 March 2007 including the auditors’ reports thereon;

(d)                    the audited and consolidated accounts of Inverness and its subsidiary undertakings for the two years ended 31 December 2005 and 31 December 2006 including the auditors’ reports thereon;

(e)                     the rules of the BBI Share Schemes;

(f)                       the material contracts referred to in paragraph 5 of this Part IV;

(g)                    the BBI Directors’ service contracts referred to in paragraph 6 of this Part IV;

(h)                    the written consents referred to in paragraph 11 of this Part IV;

(i)                        this document, incorporating the Notice of the BBI Court Meeting and the Notice of the BBI General Meeting Forms of Proxy and the Cash Election Forms all dated 21 December 2007; and

(j)                        the irrevocable undertakings referred to in paragraph 9 of Part I of this document.

Dated 21 December 2007

PART V

FINANCIAL INFORMATION REGARDING BBI

A.        INTERIM REPORT FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2007

Condensed consolidated income statement
Six months ended 30 September 2007 (unaudited)

				Six months
				ended		Year ended
		Six months		30 September		31 March
		ended		as restated		as restated
		30 September		(see note 11)		(see note 11)
	Note	2007		2006		2007
		£’000		£’000		£’000

Revenue	3	9,546		4,431		9,732
Cost of sales		(4,378)		(1,633)		(3,428)

Gross profit		5,168		2,798		6,304
Amortisation of intangible assets		(424)		(59)		(163)
Other administration expenses		(3,602)		(1,940)		(4,003)

Total administration expenses		(4,026)		(1,999)		(4,166)

Operating profit		1,142		799		2,138
Investment revenues		41		26		33
Finance costs		(286)		(48)		(150)

Profit before tax		897		777		2,021
Tax	4	(269)		(182)		(548)

Profit for the period		628		595		1,473

Earnings per share
Basic	6	1.62	p	2.33	p	5.63	p
Diluted	6	1.49	p	1.79	p	4.31	p

All activities derive from continuing operations.

Condensed consolidated balance sheet
As at 30 September 2007 (unaudited)

	30 September	30 September	31 March
	2007	2006	2007
	£’000	£’000	£’000
Assets
Non-current assets
Goodwill	21,867	6,742	7,665
Other intangible assets	13,152	2,109	3,462
Property, plant and equipment	3,983	1,637	1,904
Investments	1,131	702	784
Deferred tax asset	269	75	51
	40,402	11,265	13,866
Current assets
Inventories	3,343	486	583
Trade and other receivables	4,896	1,806	2,800
Current asset investment	—	—	7,500
Cash and cash equivalents	3,063	2,092	1,490
	11,302	4,384	12,373
Total assets	51,704	15,649	26,239

Equity
Share capital	1,073	669	669
Share premium account	33,269	10,808	10,793
Own shares	(274)	—	—
Translation reserves	(74)	—	—
Retained earnings	1,873	250	1,209

Total equity	35,867	11,727	12,671

Liabilities
Non-current liabilities
Bank loans	4,454	825	1,670
Deferred tax liabilities	3,945	711	1,038
Long-term provisions	949	538	956

Total non current liabilities	9,348	2,074	3,664

Current liabilities
Trade and other payables	3,533	719	980
Current tax liabilities	996	578	800
Bank overdrafts and loans	1,179	417	624
Convertible loan stock	—	—	7,500
Provisions	781	—	—
Dividends	—	134	—

Total current liabilities	6,489	1,848	9,904

Total liabilities	15,837	3,922	13,568

Total equity and liabilities	51,704	15,649	26,239

Condensed consolidated cash flow statement

As at 30 September 2007 (unaudited)

	30 September	30 September	31 March
	2007	2006	2007
	£’000	£’000	£’000
Profit for the year	628	595	1,473
Adjustments for:
Investment revenues	(41)	(26)	(33)
Finance costs	286	48	150
Income tax expense	269	182	548
Depreciation of property, plant and equipment	233	85	199
Amortisation of intangible assets	424	59	163
Foreign exchange gains	—	—	(58)
Share-based payment expense	72	70	152

Operating cash flows before movements in working capital	1,871	1,013	2,594
(Increase)/decrease in inventories	(255)	65	(32)
Increase in receivables	(1,100)	(45)	(1,458)
Increase/(decrease) in payables	147	(410)	276
Movements on provisions	(120)	—	—

Cash generated by operations	543	623	1,380
Income taxes paid	(177)	(127)	(366)
Interest paid	(286)	(48)	(92)

Net cash from operating activities	80	448	922

Condensed consolidated cash flow statement

Six months ended 30 September 2007 (unaudited)

		30 September	30 September	31 March
	Note	2007	2006	2007
		£’000	£’000	£’000

Net cash from operating activities		80	448	922

Investing activities
Interest received		41	26	33
Increase in trade investments		(138)	(410)	(491)
Proceeds from sale of shares in ESOP trust		86	—	—
Proceeds on disposal of property, plant and equipment		1	—	—
Purchases of property, plant and equipment		(472)	(190)	(477)
Purchases of intangible assets		(72)	—	(25)
Net cash acquired with subsidiary		2,028	2,087	2,087
Acquisition of subsidiary		(9,607)	(3,964)	(5,571)

Net cash used in investing activities		(8,133)	(2,451)	(4,444)

Financing activities
Dividends paid		(134)	—	(134)
Repayments of borrowings		(1,606)	(29)	(293)
Repayments of obligations under finance
Leases		(32)	(10)	(14)
New finance leases		—	10	10
Proceeds on issue of shares		7,675	2,672	2,672
New bank loans raised		3,723	—	1,319

Net cash from financing activities		9,626	2,643	3,560

Net increase in cash and cash equivalents		1,573	640	38
Cash and cash equivalents at beginning of period		1,490	1,452	1,452

Cash and cash equivalents at end of period		3,063	2,092	1,490

Cash and cash equivalents (which are presented as a single class of assets on the face of the balance sheet) comprise cash at bank and other short-term highly liquid investments with a maturity of three months or less.

Consolidated statement of recognised income and expense

Six months ended 30 September 2007 (unaudited)

		Six months	Six months
		ended	ended	Year ended
		30 September	30 September	31 March
	Note	2007	2006	2007
		£’000	£’000	£’000

Foreign exchange translation differences		(74)	—	—

Net expense recognised directly in equity		(74)	—	—
Profit for the period		628	595	1,473

Total recognised income for the year all attributable to equity holders of the parent		554	595	1,473

Condensed consolidated statement of changes in equity

As at 30 September 2007 (unaudited)

		Share		Foreign
	Share	premium	Own	exchange	Retained	Total
	Capital	account	shares	reserve	earnings	Equity
	£’000	£’000	£’000	£’000	£’000	£’000

Balance at 31 March 2006 as previously reported	560	6,985	—	—	(267)	7,278
IFRS adjustments	—	—	—	—	(15)	(15)

At 31 March 2006 (under IFRS—unaudited)	560	6,985	—	—	(282)	7,263
Profit for the period	—	—	—	—	595	595
New shares issued (net of expenses)	109	3,823	—	—	—	3,932
Equity-settled share-based payments	—	—	—	—	70	70
Dividends	—	—	—	—	(133)	(133)

Balance at 30 September 2006	669	10,808	—	—	250	11,727

Profit for the period	—	—	—	—	878	878
Expenses of share issue	—	(15)	—	—	—	(15)
Equity-settled share-based payments	—	—	—	—	82	82
Dividends	—	—	—	—	(1)	(1)

Balance at 31 March 2007	669	10,793	—	—	1,209	12,671

Profit for the period	—	—	—	—	628	628
New shares issued (net of expenses)	404	22,476	—	—	—	22,880
ESOP	—	—	(274)	—	98	(176)
Equity-settled share-based payments	—	—	—	—	72	72
Foreign exchange adjustments	—	—	—	(74)	—	(74)
Dividends	—	—	—	—	(134)	(134)

Balance at 30 September 2007	1,073	33,269	(274)	(74)	1,873	35,867

NOTES TO THE INTERIM REPORT
Six months ended 30 September 2007

1         Basis of Preparation and Accounting

The next annual financial statements for the group will be prepared in accordance with International Financial Reporting Standards as adopted for use in the EU (“IFRS”). Accordingly, the interim report has been prepared in accordance with the recognition and measurement criteria of IFRS. The financial information contained in these interim financial statements has been prepared on the basis of IFRS that the directors expect to be applicable as at 31 March 2008. The interim report has been drawn up using the accounting policies as set out in note 2.

These are the group’s first consolidated financial statements prepared in accordance with IFRS. Certain optional exemptions to the general principles are available under IFRS 1 and the significant first-time adoption choices made by the group are as follows:

•                  The group has elected not to apply IFRS 3 retrospectively to business combinations that took place before 1 April 2006 (the transition date). As a result, in the IFRS opening balance sheet, goodwill arising from past business combinations of £4.67m remains as stated under UK Generally Accepted Accounting Principles (“UK GAAP”).

•                  The cumulative adjustment to the foreign currency translation reserve was set to zero at 1 April 2006.

Disclosures concerning the transition from UK GAAP to IFRS are presented in note 11.

The financial information for the six month period ending 30 September 2007 and 2006 has not been audited by the group’s auditors and does not constitute accounts within the meaning of s240 of the Companies Act 1985. The information for the year ended 31 March 2007 does not constitute statutory accounts as defined in section 240 of the Companies Act 1985. A copy of the statutory accounts for that year has been delivered to the Registrar of Companies. The auditors’ report on those accounts was not qualified and did not contain statements under section 237(2) or (3) of the Companies Act 1985.

2         Accounting Policies — Consolidated

Basis of consolidation

The consolidated financial information incorporates the financial information of the company and entities controlled by the company (its subsidiaries). Control is achieved where the company has the power to govern the financial and operating policies of an investee entity so as to obtain benefits for its activities. The financial statements of subsidiaries are included in the group financial statements from the date the group obtained control until the group’s control ceases. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies in line with those used by group,

All intra-group transactions, balances, income and expenses are eliminated on consolidation.

Business combinations

The acquisition of subsidiaries is accounted for using the purchase method. The cost of the acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the group in exchange for control of the acquiree, plus any costs directly attributable to the business combination. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 are recognised at their fair value at the acquisition date, except for non-current assets (or disposal groups) that are classified as held for resale in accordance with IFRS 5 “Non Current Assets Held for Sale and Discontinued Operations, which are recognised and measured at fair value less costs to sell.

Goodwill arising on acquisition is recognised as an asset and initially measured at cost, being the excess of the cost of the business combination over the group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognised. If, after reassessment, the group’s interest in the net fair values of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination, the excess is recognised in the income statement immediately.

Goodwill

Goodwill arising on consolidation represents the excess of the cost of acquisition over the group’s interest in the fair value of identifiable assets and liabilities of a subsidiary at the date of acquisition. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses. Goodwill which is recognised as an asset is reviewed for impairment at least annually. Any impairment is recognised in the income statement and is not subsequently reversed.

For the purpose of impairment testing, goodwill is allocated to each of the group’s cash-generating units expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not reversed in a subsequent period.

On disposal of any subsidiary the attributable amount of goodwill is included in the determination of profit or loss on disposal.

Goodwill arising on business combinations before the date of transition to IFRS has been retained at the value that would arise applying the principles of UK GAAP.

Revenue and revenue recognition

Revenue represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales-related taxes.

Revenue is recognised on despatch of the related goods. For revenue in respect of research and development contracts, the revenue is recognised as it is earned under the terms of the contract.

Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance lease are recognised as assets in the balance sheet at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a financial lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income.

Rentals under operating leases are charged to the income statement on a straight-line basis over the lease term.

Foreign currencies

The individual financial statements of each group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each group company are expressed in pound sterling, which is the functional currency of the parent Company, and the presentation currency for the consolidated financial statements.

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currency) are recorded at rates of exchange prevailing on the date of the transactions. At each balance sheet date assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the balance sheet date. Non monetary items are carried at their fair value and movements are included in profit or loss for the period except for differences arising on retranslation of no monetary items in respect of which gains and losses are recognised directly in equity. For such non monetary items, any exchange component of that gain or loss is recognised directly in equity.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the group’s foreign operations are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rate at the date of transactions are used. Exchange rate differences arising, if any, are classified as equity and transferred to the group’s translation reserve. Such translation differences are recognised as income or as expenses in the period in which the operation is disposed of.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Grants

Grants in respect of capital expenditure are credited to a deferred income account and are released to the income statement over the expected useful lives of the relevant assets. Grants of a revenue nature are credited to income in the year to which they relate.

Operating profit

Operating profit is stated after charging provisions for impairment in investment in associates, but before investment income and finance costs.

Retirement benefit costs

The group operates defined contribution pension schemes. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

Taxation

The tax expense represents the sum of the tax currently payable, and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates and interests in joint ventures, except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the group intends to settle its current tax assets and liabilities on a net basis.

Property, plant and equipment

Property, plant and equipment are held at cost less accumulated depreciation and any recognised impairment loss. They are depreciated to their residual value using the straight-line method over their expected useful lives as follows:

Freehold buildings	—	2%-4% straight-line
Fixtures, fittings and equipment	—	10%-33% straight-line
Motor vehicles	—	25% straight-line

Assets held under finance leases are depreciated over their useful lives as set out above.

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset, and is recognised in the income statement.

Development costs

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from the group’s production development is recognised only if the following conditions are met:

•                  an asset is created that can be identified;

•                  it is probable that the asset created will generate future economic benefits; and

•                  the development cost of the asset can be measured reliably.

The cost of developing programmes not meeting the IAS 38 criteria are written off to the income statement.

Separable intangibles

When an acquisition is made, a review is undertaken to identify separately identifiable non-monetary assets that meet the definition under IAS 38 “Intangible assets”. In respect of acquisitions made in the period since transition to IFRS, customer relationships, brand names, product rights and know-how were recognised as being separately identifiable. The fair value was determined on a basis that reflects the amounts the acquirer would have paid for the assets in arms length transactions between knowledgeable willing parties.

Customer relationships are amortised over their estimated useful economic life of 15 to 20 years. Brand names, product rights and know-how are amortised over their estimated useful economic life of 10 years.

Impairment of tangible and intangible assets excluding goodwill

At each balance sheet date, the group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indications exist, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the group estimates the recoverable amount of the cash-generating unit to which the asset belongs. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately, unless the relevant asset is carried at a revalued amount in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost comprises direct material, labour costs and the appropriate share of production overheads. Net realisable value represents the estimated selling price less all estimated costs of completion.

Financial instruments

Financial assets and financial liabilities are recognised on the group’s balance sheet when the group becomes a party to the contractual provision of the instrument.

Trade receivables

Trade receivables are measured at initial recognition at fair value, and are subsequently measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated irrecoverable amounts are recognised in the income statement when there is objective evidence that the asset is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits held at call with banks.

Trade payables

Trade payables are initially measured at fair value, and are subsequently measured at an amortised cost using the effective interest rate method.

Equity instruments

Equity instruments issued by the company are recorded as proceeds received, net of direct issue costs.

Provisions

Provisions are recognised when the group has a present obligation as a result of a past event and it is probable that the group will be required to settle that obligation. Provisions are measured at the directors’ best estimate of the expenditure required to settle the obligation at the balance sheet date and are discounted to present value where the effect is material.

Share-based payment

The group has applied the requirements of IFRS 2 to all grants of equity instruments after 7 November 2002 that were unvested at 1 April 2006.

The group issues equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value (excluding the effect of non market-based vesting conditions) at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the group’s estimate of shares that will eventually vest and adjusted for the effect of non market-based vesting conditions.

Fair value is measured by use of the Black-Scholes model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

Change in accounting policies

In the current financial year the group will adopt International Financial Reporting Standard 7 “Financial instruments: Disclosures” IFRS 7 for the first time. AS IFRS 7 is a disclosure standard, there is no impact on the change in accounting policy in the half-yearly financial report. Full details of the change will be disclosed in our annual report for the year ended 31 March 2008.

3         Segmental Analysis of Results

For management purposes, the group is currently organised into three operating divisions — Diagnostics, Healthcare and Enzymes. These divisions are the basis on which the group reports its primary segment information. The Life Sciences Division is not currently reported separately internally.

Principal activities are as follows

Diagnostics — specialising in the development and manufacture of colloidal gold, and non-invasive lateral flow tests which can give a quick and effective diagnosis to patients at the bedside or in a doctor’s surgery without recourse to costly and time-consuming laboratory analysis.

Healthcare — specialising in the sale and distribution of diabetes and healthcare related products

Enzymes — following the acquisition of Theratase, BBI is a world leader in natural enzyme manufacture which significantly expands BBI’s reagent capacity across a broad range of diagnostics.

Segment information about these businesses is presented below.

	Six months	Six months
	ended	ended	Year ended
	30 September	30 September	31 March
	2007	2006	2007
	£’000	£’000	£’000
Revenue
By business segment
Diagnostics	3,727	3,065	6,979
Healthcare	1,489	1,366	2,753
Enzymes	4,330	—	—
Consolidated	9,546	4,431	9,732

By geographical destination
United Kingdom	3,990	1,728	4,027
Other European countries	1,702	753	1,809
North America	2,313	1,551	3,254
Rest of the world	1,541	399	642
Consolidated	9,546	4,431	9,732

By geographical origin
United Kingdom	6,996	4,409	9,458
North America	1,188	22	274
South Africa	1,362	—	—
Consolidated	9,546	4,431	9,732

4         Tax

Income tax for the six month period is charged at 30.0 per cent. (six months ended 30 September 2006: 23.4 per cent.; year ended 31 March 2007: 27.1 per cent.), representing the best estimate of the average annual effective income tax rate expected for the full year, applied to the pre-tax income of the six month period.

5         Dividends

On 31 May 2007 the Company paid a dividend of 0.5p per ordinary share in existence prior to the acquisition of Theratase plc at a total cost of £134,000.

6         Earnings Per Share

Earnings per ordinary share has been calculated by dividing the profit after taxation for the period by the average number of ordinary shares in issue during the period of 38,706,153 (30 September 2006: 25,551,881; 31 March 2007: 26,145,391). The weighted average number of ordinary shares in issue during the period excludes those held by employee benefit trusts which are deemed to be cancelled on the basis that the right to dividends has been waived.

Diluted earnings per ordinary share has been calculated by dividing the profit after taxation for the period by the average number of ordinary shares in issue during the period after accounting for dilutive share options of 42,222,987 (30 September 2006: 33,306,258; 31 March 2007: 34,176,263).

7         Bank Overdrafts and Loans

During the period, the group obtained new short-term bank loans amounting to £3.723 million. The loans bear interest at market rates and are repayable within 5 years. The proceeds were used to partly fund the acquisition of Theratase and to refinance loans acquired with the business.

Repayments of bank loans amounting to £1.66 million were made during the period. In addition the convertible loan of £7.5 million, included within current liabilities as at 31 March 2007 was converted into equity during the period.

8         Share Capital

Share capital as at 30 September 2007 amounted to £1.073 million. During the period, the group issued the following 2.5 pence ordinary shares: 10,596,104 shares in connection with the acquisition of Theratase; 5,208,333 shares in connection with the conversion of the convertible loan; and 372,965 shares following the exercise of share options.

9         Acquisition of Subsidiary

On 15 May 2007 the group acquired 100 per cent of the issued share capital of Theratase plc (“Theratase”) for cash and equity consideration of £24.1 million. Theratase is the parent company of a group of companies involved in the manufacture and supply of naturally derived enzymes. This transaction has been accounted for by the purchase method of accounting.

	Book value	Fair value
	£’000	£’000
Net assets acquired:
Intangible assets	1,934	11,707
Property, plant and equipment	1,841	1,841
Deferred tax asset	148	148
Investment	198	198
Inventories	2,505	2,505
Trade and other receivables	1,347	1,347
Cash and cash equivalents	2,028	2,028
Borrowings	(1,254)	(1,254)
Trade and other payables	(2,305)	(2,305)
Other creditors	(819)	(819)
Deferred tax liabilities	(8)	(2,940)
	5,615	12,456

Goodwill		12,356

Total consideration		24,812

Satisfied by:
Cash		8,859
Equity		15,205
Expenses paid in cash		748
		24,812

The goodwill arising on the acquisition of Theratase is attributable to the anticipated profitability of the distribution of the group’s products in new markets and the anticipated future operating synergies from the combination.

The Theratase group contributed £4.33 million to revenue and £0.54 million to the BBI group’s profit before tax for the period between the date of acquisition and 30 September 2007.

10       Report and Financial Statements 2007

The comparative figures for the financial year ended 31 March 2007 are extracted from the group’s statutory financial statements for that financial year. Those financial statements have been reported on by the group’s auditors and delivered to the Registrar of Companies. The report of the auditors was unqualified and did not contain a statement under section 237 (2) or (3) of the Companies Act 1985.

Copies of the Annual Report for 2007 are available from the company’s registered office by applying to the Company Secretary, BBI, Golden Gate, Ty Glas Avenue, Llanishen, Cardiff, CF14 5DX.

The interim results for the six months ended 30 September 2007 and 30 September 2006 have been reviewed but have not been audited. The financial information set out above does not constitute full financial statements as defined by section 240 of the Companies Act 1985.

11       UK GAAP to IFRS Reconciliation

Opening consolidated balance sheet as at 31 March 2006

			As restated
	As published		under IFRS
	31 March	Employee	31 March
	2006	benefits	2006
	£’000	£’000	£’000
Assets
Non-current assets
Goodwill	4,666	—	4,666
Other intangible assets	—	—	—
Property, plant and equipment	1,472	—	1,472
Investments	293	—	293
Deferred tax asset	7	—	7
	6,438	—	6,438
Current assets
Inventories	446	—	446
Trade and other receivables	1,097	—	1,097
Cash and cash equivalents	1,452	—	1,452
	2,995	—	2,995
Total assets	9,433	—	9,433
Equity
Share capital	560	—	560
Share premium account	6,985	—	6,985
Foreign exchange reserve	—	—	—
Retained earnings	(267)	(15)	(282)
Total equity	7,278	(15)	7,263
Liabilities
Non-current liabilities
Bank loans	965	—	965
Deferred tax liabilities	—	—	—
Long-term provisions	75	—	75
Total non current liabilities	1,040	—	1,040
Current liabilities
Trade and other payables	581	15	595
Current tax liabilities	232	—	232
Bank overdrafts and loans	302	—	302
Provisions	—	—	—
Total current liabilities	1,115	15	1,130
Total liabilities	2,155	15	2,130
Total equity and liabilities	9,433	15	9,448

Consolidated income statement for the six months ended 30 September 2006

					As restated
	As published				under IFRS
	30 September	Employee	Goodwill &	Deferred	30 September
	2006	benefits	intangibles	tax	2006
	£’000	£’000	£’000	£’000	£’000
Revenue	4,431	—	—	—	4,431
Cost of sales	(1,633)	—	—	—	(1,633)
Gross profit	2,798	—	—	—	2,798
Administration expenses	(1,962)	22	—	—	(1,940)
Amortisation of intangible assets	(207)	—	148	—	(59)
Operating profit	629	22	148	—	799
Investment revenues	26	—	—	—	26
Finance costs	(48)	—	—	—	(48)
Profit before tax	607	22	148	—	777
Tax	(200)	—	—	18	(182)
Profit for the period	407	22	148	18	595

Comparative consolidated balance sheet as at 30 September 2006

					As restated
	As published				under IFRS
	30 September	Employee	Goodwill &	Deferred	30 September
	2006	benefits	intangibles	tax	2006
	£’000	£’000	£’000	£’000	£’000
Assets
Non-current assets
Goodwill	8,053	—	(1,961)	650	6,742
Other intangible assets	—	—	2,109	—	2,109
Property, plant and equipment	1,637	—	—	—	1,637
Investments	702	—	—	—	702
Deferred tax asset	75	—	—	—	75
	10,467	—	148	650	11,265
Current assets
Inventories	486	—	—	—	486
Trade and other receivables	1,806	—	—	—	1,806
Cash and cash equivalents	2,092	—	—	—	2,092
	4,384	—	—	—	4,384
Total assets	14,851	—	148	650	15,649
Equity
Share capital	669	—	—	—	669
Share premium account	10,808	—	—	—	10,808
Foreign exchange reserve	—	—	—	—	—
Retained earnings	77	7	148	18	250
Total equity	11,554	7	148	18	11,727
Liabilities
Non-current liabilities
Bank loans	825	—	—	—	825
Deferred tax liabilities	79	—	—	632	711
Long-term provisions	538	—	—	—	538
Total non current liabilities	1,442	—	—	632	2,074
Current liabilities
Trade and other payables	726	(7)	—	—	719
Current tax liabilities	578	—	—	—	578
Bank overdrafts and loans	417	—	—	—	417
Dividends	134	—	—	—	134
Provisions	—	—	—	—	—
Total current liabilities	1,855	(7)	—	—	1,848
Total liabilities	3,297	(7)	—	632	3,922
Total equity and liabilities	14,851	—	148	650	15,649

Consolidated income statement for the year ended 31 March 2007

	As						As restated
	published			Goodwill	IAS 38		under IFRS
	31 March	Employee	Foreign	&	start-up	Deferred	31 March
	2007	benefits	exchange	intangibles	costs	tax	2007
	£’000	£’000	£’000	£’000	£’000	£’000	£’000
Revenue	9,732	—	—	—	—	—	9,732
Cost of sales	(3,345)	—	—	—	(83)	—	(3,428)
Gross profit	6,387	—	—	—	(83)	—	6,304
Administration expenses	(4,048)	(13)	58	—	—	—	(4,003)
Amortisation of intangible assets	(450)	—	—	287	—	—	(163)
Operating profit	1,889	(13)	58	287	(83)	—	2,138
Investment revenues	33	—	—	—	—	—	33
Finance costs	(92)	—	(58)	—	—	—	(150)
Profit before tax	1,830	(13)	—	287	(83)	—	2,021
Tax	(597)	—	—	—	—	49	(548)
Profit for the period	1,233	(13)	—	287	(83)	49	1,473

Comparative consolidated balance sheet as at 31 March 2007

	As					As restated
	published		Goodwill	IAS 38		under IFRS
	31 March	Employee	&	start-up	Deferred	31 March
	2007	benefits	intangibles	costs	tax	2007
	£’000	£’000	£’000	£’000	£’000	£’000
Assets
Non-current assets
Goodwill	9,753	—	(3,175)	—	1,087	7,665
Other intangible assets	—	—	3,462	—	—	3,462
Property, plant and equipment	1,904	—	—	—	—	1,904
Investments	784	—	—	—	—	784
Deferred tax asset	51	—	—	—	—	51
	12,492	—	287	—	1,087	13,886
Current assets
Inventories	583	—	—	—	—	583
Trade and other receivables	2,883	—	—	(83)	—	2,800
Current asset investment	7,500	—	—	—	—	7,500
Cash and cash equivalents	1,490	—	—	—	—	1,490
	12,456	—	—	(83)	—	12,373
Total assets	24,948	—	287	(83)	1,087	26,239
Equity
Share capital	669	—	—	—	—	669
Share premium account	10,793	—	—	—	—	10,793
Translation reserves	—	—	—	—	—	—
Retained earnings	984	(28)	287	(83)	49	1,209
Total equity	12,446	(28)	287	(83)	49	12,671
Liabilities
Non-current liabilities
Bank loans	1,670	—	—	—	—	1,670
Deferred tax liabilities	—	—	—	—	1,038	1,038
Long-term provisions	956	—	—	—	—	956
Total non current liabilities	2,626	—	—	—	1,038	3,664
Current liabilities
Trade and other payables	952	28	—	—	—	980
Current tax liabilities	800	—	—	—	—	800
Bank overdrafts and loans	624	—	—	—	—	624
Convertible loan stock	7,500	—	—	—	—	7,500
Provisions	—	—	—	—	—	—
Total current liabilities	9,876	28	—	—	1,038	9,904
Total liabilities	12,502	28	—	—	1,038	13,568
Total equity and liabilities	24,948	—	287	(83)	1,087	26,239

Principal areas of impact

Employee benefits

In accordance with IAS 19: “Employee benefits” a holiday pay accrual has been recognised.

Goodwill and intangibles

In accordance with IFRS 3: “Business combinations”, some amounts previously classified as goodwill have been reclassified as other intangible assets. Goodwill is no longer amortised. Other intangible assets are amortised over their expected useful lives.

Start up costs

In accordance with IAS 38: “Intangible assets” amounts previously capitalised as start up costs have been written off in the period they were incurred.

Deferred tax

A deferred tax liability has been recognised in respect of the intangible assets arising on business combinations.

Reclassifications

In addition to the above adjustments which impact on total equity, a number of reclassifications have been made to meet the presentational requirements under IFRS. These include:

•                             the creation of a foreign exchange translation reserve for gains and losses arising after 1 April 2006;

•                             the transfer of onerous lease accruals to provisions; and

•                             the transfer of day-to-day foreign exchange gains and losses to financial income or expenses within the income statement.

B. HISTORICAL FINANCIAL INFORMATION ON BBI
FOR THE YEARS ENDED 31 MARCH 2007, 31 MARCH 2006 AND 31 MARCH 2005

The following abridged consolidated historical financial information has been extracted without material adjustment from the consolidated financial statements of BBI for the three years ended 31 March 2007.

As described in Note 1, FRS 20, Share-based payments, was adopted for the year ended 31 March 2007. The 2006 figures reported here reflect the prior year adjustment reflected in the 2007 financial statements, rather than the figures original reported in the 2006 financial statements. No adjustments have been made to the 2005 figures as originally reported.

CONSOLIDATED PROFIT AND LOSS ACCOUNT
Three years ended 31 March 2007

			2006
			As restated
	Note	2007	(see note 1)	2005
		£’000	£’000	£’000
TURNOVER	2	9,732	6,351	4,632
Cost of sales		(3,345)	(2,453)	(2,089)
Gross profit		6,387	3,898	2,543
Administrative expenses:
Goodwill amortisation		(450)	(276)	(243)
Share-based payments charge		(152)	(135)	—
Other administrative expenses		(4,181)	(2,528)	(1,861)
Total administrative expenses		(4,783)	(2,939)	(2,104)
Other operating income		285	86	103
OPERATING PROFIT	4	1,889	1,045	542
Interest receivable and similar income		33	28	29
Interest payable and similar charges:
Exceptional amortisation of loan note arrangement fees and premium	5	—	—	(320)
Other (net)	5	(92)	(90)	(122)
Total interest payable and similar charges	5	(92)	(90)	(442)
PROFIT ON ORDINARY ACTIVITIES
BEFORE TAXATION		1,830	983	129
Tax on profit on ordinary activities	6	(597)	(272)	(39)
PROFIT FOR THE FINANCIAL YEAR	22	1,233	711	90
Earnings per ordinary share (pence)	7	4.7	3.2	0.1
Diluted earnings per ordinary share (pence)	7	3.6	2.4	0.1

All activities derive from continuing operations.

There have been no recognised gains and losses for the current or prior financial year other than as stated in the profit and loss account and, accordingly, no separate statement of total recognised gains and losses is presented.

CONSOLIDATED BALANCE SHEET
31 March 2007

	Note	2007
		£’000
FIXED ASSETS
Intangible assets	8	9,753
Tangible assets	10	1,904
Investments	11	784
		12,441
CURRENT ASSETS
Stocks	12	583
Debtors	14	2,934
Current asset investments	13	7,500
Cash at bank and in hand		1,490
		12,507
CREDITORS: amounts falling due within one year	16	(9,876)
NET CURRENT ASSETS		2,631
TOTAL ASSETS LESS CURRENT LIABILITIES		15,072
CREDITORS: amounts falling due after more than one year	17	(1,670)
PROVISIONS FOR LIABILITIES	19	(956)
NET ASSETS		12,446
CAPITAL AND RESERVES
Called up share capital	20	669
Share premium account	22	10,793
Profit and loss account	22	984
TOTAL SHAREHOLDERS’ FUNDS	22	12,446

CONSOLIDATED CASH FLOW STATEMENT
Year ended 31 March 2007

	Note	2007
		£’000
Net cash inflow from operating activities	26	1,380
Returns on investments and servicing of finance
Interest received		33
Interest paid		(92)

Net cash outflow from returns on investments and servicing of finance		(59)
Taxation
Corporation tax paid		(366)
Capital expenditure and financial investment
Payments to acquire tangible fixed assets
Payments to acquire fixed asset investments
Payments to acquire intangible fixed assets		(477)
		(491)
		(25)

Net cash outflow from capital expenditure and financial investment		(993)
Equity dividends paid during the year		(134)
Acquisitions
Payments to acquire unincorporated businesses		(1,127)
Payments to acquire subsidiaries		(4,444)
Net cash with subsidiaries		2,087
Net cash outflow from investing activities		(3,484)
Net cash outflow before use of liquid resources and financing		(3,656)
Management of liquid resources
Cash placed on short-term deposit		(7,500)
		(7,500)
Financing
Issue of ordinary share capital		3,000
Fees in relation to issue of new shares		(328)
New borrowings — bank loan		1,350
New borrowings — convertible loan		7,500
New hire purchase agreement		10
Fees in relation to new borrowing		(31)
Repayment of borrowings		(293)
Hire purchase repayments		(14)
Net cash inflow from financing		11,194
Increase in cash in the year	27,28	38

NOTES TO THE FINANCIAL STATEMENTS
Three years ended 31 March 2007

1.                                      Accounting Policies

The financial statements are prepared in accordance with applicable United Kingdom accounting standards. The particular accounting policies adopted, which have been applied consistently, are described below, the one exception to this being the adoption of FRS 20, Share-based payments, which has been applied since 1 April 2006.

Accounting convention

The financial statements are prepared under the historical cost convention.

Basis of consolidation

The financial statements consolidate the financial information of the company and its subsidiaries drawn up to each year-end using the acquisition accounting method.

Goodwill and intangible fixed assets

Goodwill arising on the acquisition of subsidiary undertakings and businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written-off on a straight-line basis over its useful economic life, which is 20 years. Provision is made for any impairment.

Tangible fixed assets

Tangible fixed assets are stated at cost less provision for accumulated depreciation. Freehold land is not depreciated. On other assets, depreciation is calculated so as to write-off the cost of the tangible fixed asset concerned over its expected useful economic life. The annual rates of depreciation are as follows:

Fixtures, fittings and equipment	—	20% - 33% straight line
Freehold buildings	—	2% straight-line

Stocks

Stocks are valued at the lower of cost and net realisable value.

Taxation

Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

A net deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on the tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

Turnover and revenue recognition

Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales-related taxes.

Revenue is recognised on despatch of the related goods. For revenue in respect of research and development contracts, the revenue is recognised as it is earned under the terms of the contract.

Leases

Assets obtained under finance lease and hire purchase contracts are capitalised at their fair value on acquisition and depreciated over their estimated useful lives. The finance charges are allocated over the period of the lease rentals in proportion to the capital element outstanding. Operating lease rentals are charged to income in equal amounts over the lease term.

Pension costs

The group operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

Research and development

Research and development expenditure is charged to the profit and loss account as incurred.

Grants

Revenue grants are released to the profit and loss account in line with the related expenditure.

Foreign currency

Transactions in foreign currencies are recorded at the rate of exchange at the date of transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date.

Finance costs

The costs of arranging term finance are capitalised and amortised over the term of the loan.

Financial instruments

The group does not utilise any derivative instruments and does not hedge its foreign currency translation exposure.

Share-based payments

The group has applied the requirements of FRS 20 to all grants of equity instruments after 7 November 2002 that were unvested at 1 April 2006.

The group issues equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value (excluding the effect of non market-based vesting conditions) at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the group’s estimate of shares that will eventually vest and adjusted for the effect of non market-based vesting conditions.

Fair value is measured by use of the Black-Scholes model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

		2006
	2007	As restated	2005
	£’000	£’000	£’000
Profit for the financial year under old accounting policies	1,385	806	—
FRS 20 Share-based payments	(152)	(135)	—
FRS 20 Share-based payments — deferred tax asset	—	40	—
Profit for the financial year under new accounting policies	1,233	711	—

A deferred tax asset of £75,000 has been recognised on the prior year adjustment for the adoption of FRS 20. £40,000 of the asset has been recognised during 2006. FRS 20 requires a corresponding credit entry to be booked in retained earnings and therefore the recognition of the deferred tax asset is the only impact on the net assets.

2.                                      Turnover

	2007	2006	2005
	£’000	£’000	£’000
By class of business
Diagnostics	6,979	4,515	4,057
Healthcare	2,753	1,836	575
	9,732	6,351	4,632
Geographical analysis by destination
United Kingdom	4,027	2,452	973
Other European countries	1,809	1,102	920
North America	3,254	2,206	1,959
Rest of the world	642	591	780
	9,732	6,351	4,632

The profit before tax of the Healthcare division was £1,326,000 and the net assets were £924,000. The prior year comparatives for profit before tax and net assets are not available as the business was hived off into BBI Healthcare Limited on 1 April 2006. Previously the information was included within another company. Only comparative turnover can be given. The group’s remaining results relate to the diagnostics division.

The group’s activities originate in the United Kingdom, with the exception of the revenue generated by BBI Research Inc. Revenue generated by BBI Research Inc was £273,949 (2006 and 2005 — £nil), which achieved a profit before tax of £132,871 (2006 and 2005 — £nil) and net assets of £149,416 (2006 and 2005 — £nil).

Acquisitions have contributed £1,685,000 to turnover for the year ended 31 March 2007.

3.                                      Information Regarding Directors and Employees

	2007	2006	2005
	£’000	£’000	£’000
Directors’ remuneration*
Emoluments	325	209	198

	£’000	£’000	£’000
Highest paid director
Emoluments	159	144	139

	No.	No.	No.
Average number of persons employed
Directors	5	4	4
Sales and despatch	21	10	7
Development and manufacture	84	57	44
Administration	20	12	9
	130	83	64

	£’000	£’000	£’000
Staff costs during the year (including directors)
Wages and salaries	3,013	1,826	1,381
Social security costs	260	164	130
Pension costs	98	56	47
	3,371	2,046	1,558

*                                         Directors remuneration does not include pension contributions which are immaterial.

4.                                      Operating Profit

	2007	2006	2005
	£’000	£’000	£’000
Operating profit is after charging/(crediting)
Amortisation	450	276	—
Depreciation
Owned assets	171	88	83
Leased assets	28	28	28
Auditors’ remuneration
Audit	40	24	21
Tax services	4	15	14
Other services (grant audit/interim review)	12	7	90
Operating lease charges
Plant and machinery	49	42	59
Foreign exchange losses and (gains)	58	(23)	—
Research and development expenditure	343	276	271
Revenue grants receivable	(103)	(86)	(103)

5.                                      Interest Payable and Similar Charges

	2007	2006	2005
	£’000	£’000	£’000
Bank loans	87	109	110
Loan notes	—	—	(16)
Hire purchase	5	4	5
Exceptional amortisation of loan note arrangement fees	—	—	173
Exceptional amortisation of loan note premium	—	—	147
Adjustment arising from discounting	—	(23)	23
	92	90	442

6.                                      Tax on Profit on Ordinary Activities

		2006
		As restated
	2007	(see note 1)	2005
	£’000	£’000	£’000
Current taxation
United Kingdom corporation tax:
Current tax on income for the year at 30% (2006: 30%, 2005: 19%)	640	232	4
Adjustment in respect of prior years	10	—	4
Total current tax	650	232	8
Deferred tax	(53)	84	36
Timing differences, origination and reversal	—	(44)	(5)
Adjustment in respect of prior years	(53)	40	31
	597	272	39

The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit before tax is as follows:

		2006
		As restated
	2007	(see note 1)	2005
	£’000	£’000	£’000
Profit on ordinary activities before tax	1,830	983	129

Tax on profit on ordinary activities before tax at 30%
(2006: 30%, 2005: 19%)	549	295	25
Factors affecting charge for the year
Expenses not deductible for tax purposes	34	59	49
Provisions not deductible for tax purposes	16	—	—
Amortisation of goodwill	94	—	—
Tax losses	(4)	(85)	(32)
Capital allowances in excess of depreciation	(3)	—	(5)
Movement in short-term timing differences	—	—	(1)
Other	(2)	—	3
FRS 20 charge	46	40	—
Prior year adjustments	10	—	4
Research and development tax relief	(60)	(60)	(35)
Non-taxable income	—	(6)	—
Differences in tax rates — overseas and subsidiaries	(30)	(11)	—

Current tax charge for the year	650	232	8

The tax rate in the UK will be 2 per cent. lower in future years.

7.        Earnings Per Share

Earnings per ordinary share has been calculated by dividing the profit after taxation for the period by 26,145,391 (2006: 21,659,297, 2005: 21,050,552), being the weighted average number of ordinary shares of the company in issue in the year.

Diluted earnings per ordinary share has been calculated by dividing the profit after taxation for the period by 34,176,263 (2006: 29,228,116, 2005: 22,724,226), being the weighted average number of ordinary shares of the company in issue in the year after accounting for share options and convertible loan stock in issue.

8.        Intangible Fixed Assets

Group	Goodwill
£’000
Cost
At 1 April 2006	5,755
Additions	5,537

At 31 March 2007	11,292

Amortisation
At 1 April 2006	1,089
Charge for the year	450

At 31 March 2007	1,539

Net book value
At 31 March 2007	9,753

Additions during the year relate to the acquisitions of Alchemy Laboratories Limited, Qnostics Limited, CDx Limited, Audiometrics Limited and the “Simplify” and “SimpliRED” product acquisition from Agenix in Australia.

9.        Acquisitions

During the year, the group made the following acquisitions. The following table sets out the book and fair value of the identifiable assets and liabilities acquired.

			CDx/	Agenix
	Alchemy	Qnostics	Audiometrics	Products
	£’000	£’000	£’000	£’000
Net assets acquired:
Tangible fixed assets	52	7	—	105
Stocks	103	—	2	—
Debtors	262	48	13	—
Cash	2,087	—	—	—
Creditors	(414)	(52)	(14)	—

Net assets	2,090	3	1	105
Goodwill	3,190	579	315	1,453

Purchase consideration	5,280	582	316	1,558

Satisfied by:
Cash consideration	4,065	163	216	1,127
Deferred contingent consideration	315	60	100	431
Shares	900	359	—	—
	5,280	582	316	1,558

The group acquired 100 per cent. of the share capital of Alchemy Laboratories Limited in May 2006. The deferred contingent consideration is payable based on a percentage of the gross margin earned on one specific contract for the three years post acquisition. Provisions made at 31 March 2007 are based on actual results for the first year since acquisition and forecast for the following two years.

The group acquired 100 per cent. of the share capital of Qnostics Limited in July 2006. The deferred contingent consideration is payable based on a percentage of excess turnover over agreed thresholds in each of the three years post acquisition. Provisions made at 31 March 2007 are based on actual results for the first year since acquisition and forecast for the following two years.

The group acquired 100 per cent. of the share capital of CDx Limited and Audiometrics Limited (a non-trading company) in July 2006. Deferred contingent consideration is based on achieving two milestones — each milestone triggers a payment of £50,000. Immediately post acquisition, the trade and assets were hived up to BBI Healthcare Limited.

The group acquired certain trade and assets from Agenix in Australia on 4 March 2007. The deferred contingent consideration relates to an element retained until successful transfer of the manufacturing process to BBI is complete.

Acquisitions have contributed £1,685,000 to turnover for the year ended 31 March 2007.

The table below sets out the summarised profit and loss account for Alchemy Laboratories Limited, CDx Limited and Qnostics Limited from 1 January 2006 to the date of acquisition — 16 May 2006 for Alchemy Laboratories Limited, 4 July 2006 for CDx Limited and 19 July 2006 for Qnostics Limited.

		Alchemy
	CDx	Laboratories	Qnostics
Profit and loss account	Limited	Limited	Limited
	£’000	£’000	£’000
Turnover	38	567	262
Cost of sales	(19)	(129)	(169)

Gross profit	19	438	93
Other operating expense	(12)	(214)	(108)
Other operating income	2	—	—

Operating profit/(loss)	9	224	(15)
Finance charges (net)	(5)	24	—
Profit on disposal of investments	—	394	—

Profit/(loss) on ordinary activities before taxation	4	642	(15)
Tax on profit/(loss) on ordinary activities	—	(153)	—

Profit/(loss) for the financial year	4	489	(15)

10.      Tangible Fixed Assets

	Freehold	Fixtures,
	land and	fittings &
Group	buildings	equipment	Total
	£’000	£’000	£’000
Cost
At 1 April 2006	1,170	891	2,061
Additions	8	623	631

At 31 March 2007	1,178	1,514	2,692

Depreciation
At 1 April 2006	98	491	589
Charge for the year	41	158	199

At 31 March 2007	139	649	788

Net book value
At 31 March 2007	1,039	865	1,904

The net book value of the group’s fixed assets at 31 March 2007 includes £27,826 in respect of assets held under finance lease and hire purchase contracts. These assets are included within fixtures, fittings and equipment in both the current and the prior year.

Freehold land and buildings includes land which is not depreciated and has a carrying value of £263,000.

11.      Investments

	Quotient	Platform
	Diagnostics	Diagnostics	Total
	£’000	£’000	£’000
Cost and net book value
At 1 April 2006	293	—	293
Additions	442	49	491

At 31 March 2007	735	49	784

During the financial year ended 31 March 2007, the group invested a further £32,500 in Quotient Diagnostics Limited in the form of convertible loan stock, and £410,000 through the exercise of an existing option to acquire shares. If converted, the loan stock combined with the shares will entitle BBI to 19.5 per cent. of the share capital of the company.

Additionally, during the year the group invested £49,000 in Platform Diagnostics Limited for a 2.5 per cent. share holding in the company.

12.      Stocks

2007
£’000
Raw materials and consumables	376
Finished goods and goods for re-sale	207
583

13.      Current Asset Investments

Money held as current asset investments represents the convertible loan stock drawn down on 23 March 2007 and held in an Escrow account at the year-end. The terms of the loan stock which specifically restrict the funds are explained in note 18.

14.      Debtors

2007
£’000
Trade debtors	2,491
Other debtors	255
Prepayments and accrued income	137
Deferred tax asset	51
2,934

15.      Deferred Tax Asset/Liability

£’000
At 1 April 2006	(68)
Prior year adjustment	75

At 1 April 2006 as restated	7
Balances from acquisitions	(9)
Credit for the year (see note 6)	53

At 31 March 2007	51

16.      Creditors: Amounts Falling Due Within One Year

2007
£’000
Bank loans	606
Obligations under finance lease and hire purchase contracts	5
Other loan	13
Convertible loan stock	7,500
Trade creditors	583
Corporation tax	800
Other taxation and social security	91
Other creditors	59
Accruals and deferred income	219
9,876

17.      Creditors: Amounts Falling Due After more than One Year

2007
£’000
Bank loans	1,630
Other loan	37
Obligations under finance lease and hire purchase contracts	3
1,670

18.      Borrowings

2007
£’000
Bank loans	2,236
Other loan	50
Convertible loan stock	7,500
Obligations under finance lease and hire purchase contracts	8
9,794
Bank loans
Analysis of maturity profile of borrowings:
Within one year or on demand	606
Between one and two years	610
Between two and five years	968
After more than five years	52
2,236
Other loan
Analysis of maturity profile of borrowings:
Within one year or on demand	13
Between one and two years	37
50
Convertible loan stock
Analysis of maturity profile of borrowings:
Within one year or on demand	7,500

Obligations under finance lease and hire purchase contracts
Analysis of maturity profile of borrowings:
Within one year or on demand	5
Between one and two years	3
8

One bank loan for £383,000 is repayable by 60 equal quarterly instalments, bears interest at 1.6 per cent. above LIBOR and repayments began in March 2001. A second bank loan for £582,000 is repayable by 12 equal six-monthly instalments, bears interest at 2 per cent. above LIBOR and repayments began in October 2004. The final bank loan of £1,270,000 is repayable in 16 quarterly instalments bearing interest of 2 per cent. above base rate with the first repayment due in June 2007. The loans are secured by a fixed and floating charge over the assets of the group.

The other loan of £50,000 was taken out by the subsidiary company BBI Research Inc with the Wisconsin Department of Commerce; this bears interest of 2 per cent. and is repayable in 48 monthly instalments starting in January 2007; the loan is unsecured. This loan is denominated in US dollars.

The convertible loan stock was issued on 23 March 2007 to provide funds for the proposed acquisition of Theratase Plc, which completed on 15 May 2007. The loan converted to equity on completion of the Theratase acquisition. In the event the transaction didn’t complete, the loan stock was repayable to the lender on 30 September 2007. The loan is unsecured and bears interest at 8.75 per cent. The equity element of the convertible instrument is not material to the financial statements.

Obligations under finance lease and hire purchase contracts are secured on the related assets.

19.      Provisions For Liabilities

	Deferred
	contingent
	consideration	Deferred tax
	£’000	£’000
At 1 April	75	68
Adjust out prior year figure (see note 16)	—	(68)
Payment in respect of Oran Dx Limited	(25)	—
Provision for deferred contingent consideration
on acquisitions in the year:
Agenix	431	—
Alchemy	315	—
Qnostics Limited	60	—
CDx/Audiometrics Limited	100	—

At 31 March	956	—

The deferred contingent consideration at 31 March 2006 relates to expected payments in relation to the acquisition of certain intellectual property from Oran Dx Limited. £25,000 of this was paid during the year and it is expected that the £50,000 will be payable before 31 March 2008 as the relevant patent and trademarks are acquired.

A further £431,000 of deferred contingent consideration payments are expected to be made before 31 March 2008, as set out in note 9. The remaining amounts are expected to be paid by 31 March 2009. The effect of discounting these is not material to the financial statements.

20.      Called Up Share Capital

2007
£’000
Authorised shares
100,000,000 ordinary shares of 2.5p each	2,500

Called up, allotted and fully paid
26,740,333 ordinary shares of 2.5p each	669

On 15 May 2007 the authorised share capital of the company was increased to 120,000,000 ordinary shares of 2.5p each.

On 12 May 2006 4,011,833 2.5p ordinary shares were issued and on 19 July 2006 332,921 2.5p ordinary shares were issued.

21.      Share Option Schemes

Under the company’s discretionary share option schemes and its Save As You Earn share option scheme, employees held the following options at 31 March 2007:

	Number of options in the year 2007
					Option
At beginning				At end of	price per	Period during which
of year	Granted	Lapsed	Exercised	year	share	option may be exercised
2,132,740	—	—	—	2,132,740	£0.47	28 April 2007 — 28 April 2014
108,500	—	—	—	108,500	£0.90	20 Sept 2008 — 20 Sept 2015
90,202	—	23,119	—	67,083	£0.50	1 Feb 2008 — 1 Aug 2008
109,065	—	—	—	109,065	£0.50	1 Feb 2010 — 1 Aug 2010
—	70,500	—	—	70,500	£0.90	12 April 2009 — 12 April 2016
—	350,000	—	—	350,000	£1.44	3 Jan 2010 — 3 Jan 2017
2,440,507	420,500	23,119	—	2,837,888

22.      Combined Statement of Movements on Reserves and Reconciliation of Movement in Shareholders’ Funds

			Profit and		Total
	Share	Share	loss	Total	2006	Total
	capital	premium	account	2007	As restated	2005
	£’000	£’000	£’000	£’000	£’000	£’000
At the beginning of the year as previously reported	560	6,985	(342)	7,203	5,486	(501)
Prior year adjustment in relation to adoption of FRS 20	—	—	75	75	35	—

At the beginning of the year (as restated)	560	6,985	(267)	7,278	5,521	(501)
Shares issued	109	3,808	—	3,917	911	5,890
FRS 20	—	—	152	152	135	—
Employee Benefit Trust award	—	—	—	—	—	7
Profit for year	—	—	1,233	1,233	711	90
Dividends	—	—	(134)	(134)	—	—

At 31 March	669	10,793	984	12,446	7,278	5,486

23.      Pension Costs

The group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the group in independently administered funds. The pension cost charge represents pension contributions payable to the scheme and amounted to £98,000 for the year ended 31 March 2007 (2006 — £56,000, 2005 — £47,000). There were no accrued or pre-paid pension contributions at the year-end.

24.      Operating Lease Commitments

The group was committed to making the following payments during the next year in respect of operating leases:

2007
Plant &
machinery
£’000
Leases which expire:
Within one year	5
Between one and two years	6
Between two and five years	39
50

25.      Related Party Transactions

During the year ended 31 March 2007, the subsidiary company, Alchemy Laboratories Limited, was invoiced by Hornbuckle Mitchell Trustees £84,060 (2006 and 2005: £nil) in relation to the annual rent of its new facility; the pension fund of Richard Lamotte is the direct beneficiary of this trust. This sum remained outstanding at 31 March 2007 (2006 and 2005: £nil).

In accordance with Financial Reporting Standard 8, transactions by BBI with its wholly owned subsidiaries are not reported as its consolidated financial statements are publicly available.

26.      Reconciliation of operating Profit to Net Cash Inflow from Operating Activities

2007
£’000
Operating profit	1,889
Depreciation	199
Amortisation	450
Increase in stocks	(32)
Increase in debtors	(1,458)
Increase in creditors	180
FRS 20 share-based payments	152
Net cash inflow from operating activities	1,380

27.      Reconciliation of Net Cash Flow to movement in Net (Debt)/Funds

2007
£’000
Increase in cash in the year	38
Cash outflow from debt repayments	307
Cash flow from liquid resources	—
Cash inflow from debt financing	(1,323)
Change in net (debt)/funds resulting from cash flows	(978)
New finance leases	(10)
Movement in net (debt)/funds in the year	(988)
Net funds/(debt) at start of year	185
Net (debt)/funds at end of year	(803)

28.      Analysis of Net (Debt)/Funds

	At	At
	1 April	31 March
	2006	Cash flows	Other	2007
	£’000	£’000	£’000	£’000
Cash at bank and in hand	1,452	38	—	1,490
Current asset investments	—	—	7,500	7,500
	1,452	38	7,500	8,990
Debt due within one year	(288)	(330)	(7,500)	(8,118)
Debt due after one year	(963)	(704)		(1,667)
Hire purchase agreements	(16)	8	—	(8)
	185	(988)	—	(803)

29.      Financial Instruments

The group’s policies as regards derivatives and financial instruments are set out in the accounting policies.

As permitted by FRS 13, short-term debtors and creditors have been omitted from all disclosures other than foreign currency debtors and creditors which, at 31 March 2007, were insignificant. There were no material gains or losses recognised or carried forward at the year-end.

The interest rate risk profile of the group’s financial assets and liabilities is as follows:

Financial assets
floating rate
2007
£’000
Sterling	1,109
Euro	58
US$	323
Comprising: Cash at bank	1,490

Interest is received at 3.75 per cent. on cash at bank. The current year funds are placed on overnight treasury deposit, resulting in a higher rate of interest received on cash at bank.

	2007
Financial liabilities	Floating	Fixed	Total
	£’000	£’000	£’000
Comprising: Sterling
Bank loans	2,236	—	2,236
Wisconsin DOC loan	50	—	50
Finance lease and hire purchase	—	8	8
	2,286	8	2,294

There is no material difference between the carrying values and fair values of the group’s financial assets and liabilities.

The finance leases have a weighted average interest rate of 12.6 per cent. and are for a weighted average period of 15 months.

Further details on financial liabilities are shown in notes 16 and 17.

PART VI

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 9336 of 2007

IN THE MATTER OF BBI HOLDINGS PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under section 425 of the Companies Act 1985)

between

BBI HOLDINGS PLC

and

THE HOLDERS OF BBI SCHEME SHARES

(as hereinafter defined)

Preliminary

1.                          In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“£”	the lawful currency of the UK;

“A Shares”	those BBI Scheme Shares reclassified as ‘A’ Shares under the terms of the Scheme having the rights set out in Part I below;

“Act”	the Companies Act 1985 (as amended);

“B Shares”	those BBI Scheme Shares reclassified as ‘B’ Shares under the terms of the Scheme having the rights set out in Part I below;

“BBI”	BBI Holdings Plc;

“BBI Court Meeting”

the meeting of the holders of BBI Scheme Shares (or any adjournment thereof) to be convened by an order of the Court pursuant to section 425 of the Act for the purpose of considering the Scheme (with or without any amendment) of which notice will be set out in the Scheme Document;

“BBI Scheme Shareholder”	registered holder of BBI Scheme Shares;

“BBI Scheme Shares”	the BBI Shares in issue at the date of this Scheme and any BBI Shares issued;

(a) after the date of this Scheme and prior to the Voting Record Time; or

(b)

at or after the Voting Record Time and before the Scheme Record Time on terms that the original or any subsequent holder thereof shall be, or shall have agreed in writing by such time to be, bound by the Scheme save for any BBI Shares held by any member of the Inverness Group (or its nominees) at the Scheme Record Time;

“BBI Share Schemes”

the incentive share option schemes or arrangements operated by BBI as at the date hereof, (being BBI SAYE Share Option Scheme, BBI Approved Share Option Scheme, BBI Unapproved Share Option Scheme, BBI EMI Scheme and separate option deeds between BBI and David Evans (a director of BBI) dated 28 April 2004 and 10 December 2007;

“BBI Shareholders”	registered holders of BBI Shares;

“BBI Shares”	the ordinary shares of 2.5 pence each in the capital of BBI (whether or not designated as ‘A’ Shares or ‘B’ Shares);

“Business Day”	a day on which banks are open in London for general banking business (excluding Saturdays);

“Cash Election Form”	the green cash election form to be used to elect to receive the alternative Cash Consideration;

“Cash Consideration”	the alternative consideration of 185 pence for each BBI Share;

“Court”	the High Court of Justice in England and Wales;

“Court Hearings”	the hearings by the Court of the claim form to sanction the Scheme and confirm the reduction of capital which forms part of it;

“CREST”	a relevant system (as defined in the Uncertificated Securities Regulations 2001 (the “Regulations”) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations);

“holder”	includes any person entitled by transmission;

“Inverness”	Inverness Medical Innovations, Inc., a Delaware Corporation;

“Inverness Shares”	the shares of common stock, par value $0.001 per share, of Inverness;

“New Inverness Shares”	the Inverness Shares to be issued pursuant to the Scheme;

“New BBI Shares”	the new BBI shares to be allotted and issued to Inverness following implementation of the Scheme;

“Panel”	the Panel on Takeovers and Mergers;

“Reduction Court Order or “Reduction Order of the Court”

the order of the Court granted at the second of the Court Hearings to sanction the Scheme under section 425 of the Companies Act and confirm the reduction of capital provided for by the Scheme under section 135 of the Companies Act 1985;

“Scheme Court Order” or	the order of the Court granted at the first of the Court Hearings to sanction the Scheme;
“Scheme Order of the Court”

“Scheme”	the scheme of arrangement in its present form or with or subject to any modification, addition or condition agreed to by BBI and Inverness and approved or imposed by the Court;

“Scheme Document”

the document sent to BBI Scheme Shareholders containing inter alia, the explanatory statement required in accordance with section 426 of the Act, the Scheme and notices of the BBI Court Meeting and BBI General Meeting;

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with clause 6;

“Scheme Record Time”	6.00 p.m. on the Business Day immediately preceding the Scheme Effective Date;

“Share Capital Reclassification”	the reclassification of the capital of BBI as described in Part I set out below;

“Share Consideration”	the offer made to the BBI Shareholders of 0.069 New Inverness Shares for each BBI Share;

“uncertificated” or in	recorded on the relevant register as being held in uncertificated form in CREST and title to which may be transferred by means of CREST;
“uncertificated form”

“United States person”

is (i) a citizen of the United States; (ii) a resident of the United States for United States federal income tax purposes; (iii) a corporation or other entity (other than a partnership, estate or trust) created or organized in the United States or under the laws of the United States or of any state thereof; (iv) an estate subject to taxation on its income regardless of source; and (v) a trust over the administration of which a court within the United States can exercise primary supervision and for which one or more United States persons have the authority to control all substantial decisions;

“Voting Record Time”	6.00 p.m. on 14 January 2008 or, if the BBI Court Meeting is adjourned, 48 hours before the time fixed for such adjourned meeting;

2.                          The authorised share capital of BBI at the date of this Scheme is £3,000,000 divided into 5,600,000 ordinary shares of 10 pence each, 400,000 A ordinary shares of 10 pence each and 96,000,000 ordinary shares of 2.5 pence each of which, as at 20 December 2007, 42,917,735 BBI Shares have been issued and are fully paid and the remainder are unissued.

3.                          Options to acquire 5,278,759 BBI Shares have been granted, either pursuant to the BBI Share Schemes or otherwise and remain unexercised at the date of this document.

4.                          Subject to the satisfaction or waiver by Inverness of the conditions attaching to the Scheme, Inverness has agreed to appear by counsel at the hearing of the petition to sanction the Scheme, to consent thereto and to undertake to the Court to be bound thereby and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to the Scheme.

The Scheme

PART I

1.        Reclassification of BBI Scheme Shares

1.1                    At the Reorganisation Record Date, each of the BBI Shares comprising the BBI Scheme Shares will, in accordance with the terms of this Scheme, by reclassified as either one ‘A’ Share or one ‘B’ Share.

1.2                    Each one BBI Scheme Share will be reclassified as one ‘A’ Share unless the BBI Scheme Shareholder who is the registered holder of that BBI Scheme Share has made an election using a Cash Election Form to receive Cash Consideration in respect of that BBI Scheme Share in which case it will be reclassified as one ‘B’ Share instead of one ‘A’ Share.

1.3                    The ‘A’ Shares and the ‘B’ Shares created by the reclassification referred to in sub-clause 1.2 above shall rank equally and have the same rights as those attaching to the BBI Shares save that upon the Scheme becoming effective:

1.3.1          every ‘A’ Share shall confer upon the holder thereof the right to receive Share Consideration pursuant to the terms of this Scheme; and

1.3.2          every ‘B’ Share shall confer upon the holder thereof the right to receive Cash Consideration pursuant to the terms of this Scheme.

1.4                    If a Cash Election Form is received after 10.30 am on 7 February 2008 or is received before such time but is not, or is deemed not to be, valid or complete in all respects including for reasons referred to in 3.1 below, at that time, then such election shall be void and the BBI Scheme Shares the subject of such a Cash Election Form shall be reclassified as ‘A’ Shares.

PART II

2.        Cancellation of the ‘A’ Shares and ‘B’ Shares

2.1                    The share capital of BBI shall be reduced by cancelling and extinguishing the ‘A’ Shares and ‘B’ Shares.

2.2                    Forthwith and contingently upon the reduction of capital referred to in clause 2.1 taking effect:

2.2.1          the share capital of BBI shall be increased to its former amount by the creation of such number of New BBI Shares as have an aggregate nominal value which is equal to the aggregate nominal value of the ‘A’ Shares and ‘B’ Shares so cancelled; and

2.2.2          BBI shall apply the credit arising in its books of account as a result of the cancellation of the ‘A’ Shares and ‘B’ Shares in paying up in full at par the New BBI Shares created pursuant to sub-clause 2.2.1 of this clause 2 which shall be allotted and issued credited as fully paid to Inverness.

3.        Consideration for Cancellation of the ‘A’ Shares and ‘B’ Shares

3.1                    In consideration for the cancellation of the ‘A’ Shares and the allotment and issue to Inverness of the New BBI Shares as provided in clause 2, Inverness shall issue credited as fully paid to or for the account of each holder of the ‘A’ Shares (as appearing in the register of members of BBI at the Scheme Record Time who has not returned a valid Cash Election Form and in respect of payments to the United States or to United States persons a Form W-8 or Form W-9 respectively, before 10.30 am on 7 February 2008):

For each ‘A’ Share held, Share Consideration comprising 0.069 New Inverness Shares.

3.2                    The New Inverness Shares shall rank pari passu with all other Inverness Shares in issue on the date on which the New Inverness Shares are issued and shall have the right to receive all dividends, distributions and other entitlements made or paid on the Inverness Shares for which the record date occurs after such date.

Fractional entitlements to New Inverness Shares will not be issued to BBI Scheme Shareholders. However, BBI Scheme Shareholders will receive, in lieu of any fraction of a New Inverness Share a cash payment equal to the fraction of a New Inverness Share which they would have otherwise received multiplied by the Closing Price of an Inverness Share on the Business Day preceding the Scheme Effective Date.

3.3                    The provisions of this clause 3 will be subject to any prohibition or condition imposed by law or regulation.

3.4                    In consideration for the cancellation of the ‘B’ Shares and the allotment and issue to Inverness of the New BBI Shares as provided in clause 2, Inverness shall pay to each holder of ‘B’ Shares (as appearing in the register of members of BBI at the Scheme Record Time who had returned the valid Cash Election Form before 10.30 am on 7 February 2008):

For each ‘B’ Share held, Cash Consideration comprising 185 pence.

3.5                    Unless a BBI Scheme Shareholder completes and returns a valid Cash Election Form and in respect of payments to the United States or to United States persons a Form W-8 or W-9 respectively before 10.30 am on 7 February 2008 that BBI Scheme Shareholder will receive Share Consideration not Cash Consideration.

4.        Share Certificates

4.1                    Upon the Scheme becoming effective on the Scheme Effective Date, each existing certificate representing a holding of BBI Scheme Shares shall cease to be valid in respect of such holding and each holder of BBI Scheme Shares shall be bound at the request of BBI to deliver up the same to BBI or to any person appointed by BBI to receive the same for cancellation or to destroy such share certificates.

4.2                    Upon the Scheme becoming effective on the Scheme Effective Date, in respect of those holders of BBI Scheme Shares who hold BBI Scheme Shares in uncertificated form, CREST shall be instructed to cancel such holders’ entitlements to such BBI Scheme Shares.

5.        Despatch of Consideration

5.1                    As soon as practicable following the Scheme Effective Date, and in any event not more than 14 days thereafter, Inverness shall allot and issue the New Inverness Shares and despatch or procure the despatch of the Cash Consideration.

5.1.1          A. Share Consideration — New Inverness Shares

BBI Scheme Shares in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a BBI Scheme Shareholder holds BBI Scheme Shares in uncertificated form and has not returned a Cash Election Form in respect of all of his holding of BBI Scheme Shares, by 10.30 am on 7 February 2008, the New Inverness Shares to which such BBI Scheme Shareholder is entitled will be issued to such person in uncertificated, or book-entry, form through the Direct Registration System administered by Computershare, Inverness’s transfer agent and registrar, on behalf of Inverness. Inverness will procure that Computershare is instructed to register the appropriate number of New Inverness Shares in such BBI Scheme Shareholder’s name promptly after the Scheme Record Time.

5.1.2          BBI Scheme Shares in certificated form

Where at the Scheme Record Time, a BBI Scheme Shareholder holds BBI Scheme Shares in certificated form and has not returned a Cash Election Form in respect of all of his holding of BBI Scheme Shares together with a valid Share Certificate, by 10.30 am on 7 February 2008, such BBI Scheme Shares will be cancelled and share certificates for all such BBI Scheme Shares will cease to be valid.  The New Inverness Shares to which such BBI Scheme Shareholder is entitled will be issued to such person in uncertificated form through the Direct Registration System administered by Computershare on behalf of Inverness. Inverness shall procure that Computershare is instructed to register the appropriate number of New Inverness Shares in such BBI Scheme Shareholder’s name promptly after the Scheme Record Time.

5.1.3          Statement of Book-Entry Ownership of New Inverness Shares

It is anticipated that no certificates will be issued in respect of any New Inverness Shares issued pursuant to the Scheme. Instead, a statement of book-entry ownership of New Inverness Shares will be despatched by Computershare by first-class post (or by such other method as may be approved by the Panel) to BBI Scheme Shareholders within approximately 14 days of the Scheme Effective Date to the address appearing on the register of members of BBI (or, in the case of joint holders at the address of that joint holder whose name stands first in the said register in respect of such joint holding). The statement will contain information regarding the name of the shareholder of record, the number of New Inverness Shares held in book-entry form and the shareholder’s Computershare account number. Computershare accounts, together with information regarding the documentation required to transfer New Inverness Shares held in Computershare accounts, can be accessed directly at www.computershare.com. Shares held in Computershare accounts can generally be transferred to brokerage accounts by brokers participating in the Direct Registration System.

Temporary documents of title will not be issued pending the despatch by post of statements of book-entry ownership. The certificates for the old BBI Shares will cease to be of value at the Scheme Effective Date.

Certificated Share Alternative

Inverness reserves the right to issue New Inverness Shares in certificated form if, for any reason, it wishes to do so. If Inverness wishes to issue New Inverness Shares in certificated form, definitive certificates for New Inverness Shares will be despatched by first-class post (or by such other method as may be approved by the Panel) to BBI Scheme Shareholders within approximately 14 days of the Scheme Effective Date to the address appearing on the register of members of BBI (or, in the case of joint holders at the address of that joint holder whose name stands first in the said register in respect of such joint holding).

5.1.4          B. Cash Consideration

BBI Scheme Shares held in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a BBI Scheme Shareholder holds BBI Scheme Shares in uncertificated form and has returned a Cash Election Form in respect of all or any of those BBI Scheme Shares by 10.30 am on 7 February 2008, he will receive any Cash Consideration to which he is entitled through CREST by Inverness procuring the creation of an assured payment obligation in favour of the appropriate CREST account through which the relevant BBI Scheme Shareholder holds such uncertificated shares in respect of the Cash Consideration due to him.

Inverness reserves the right to settle all or any part of the Cash Consideration referred to above, for all or any BBI Scheme Shareholders, in a manner described in the paragraph below, if for any reason it wishes to do so.

BBI Scheme Shares held in certificated form

Where at the Scheme Record Time, a BBI Scheme Shareholder holds BBI Scheme Shares in certificated form and has returned a Cash Election Form in respect of all or any of those BBI Scheme Shares by 10.30 am on 7 February 2008, such BBI Scheme Shares will be cancelled and share certificates for all such BBI Scheme Shares will cease to be valid and will be destroyed. Cheques drawn on a branch of a UK clearing bank for Cash Consideration due under the Scheme in respect of BBI Scheme Shares held at the Scheme

Record Time in certificated form are expected to be despatched to each holder of such BBI Scheme Shares by first-class post (or by such other method as may be approved by the Panel) to the address appearing in the register of members of BBI at the Scheme Record Time or, in the case of joint holders, to the holder whose name stands first in such register in respect of the joint holdings concerned within 14 days of the Scheme Effective Date.

Backup Tax Withholding for Cash Payments into the United States or to United States Persons

Non-United States persons who elect to receive Cash Consideration and who seek to have payments delivered to a United States account or a United States address and United States persons who elect to receive Cash Consideration are subject to backup withholding under the United States Internal Revenue Code.

If a BBI Scheme Shareholder is subject to backup withholding, such shareholder must return, with such shareholder’s Cash Election Form, the appropriate IRS Form W-8 or W-9 properly completed and signed. If Computershare does not receive such form from such shareholder by 10.30 am on 7 February 2008, such shareholder’s election to receive the Cash Consideration shall be deemed invalid and such shareholder shall receive the Share Consideration instead.

For more information about backup withholding, see the section entitled “Backup Tax Withholding for Cash Payments into the United States or to United States Persons” beginning on page 2.

6.        The Scheme Effective Date

6.1                    The Scheme will comprise of two parts. The first part which affects the Share Capital Reclassification will become effective in accordance with its terms on delivery of an office copy of the Scheme Court Order to the Registrar of Companies. The second part, which completes the Proposal, will become effective in accordance with its terms on the delivery of the Reduction Court Order and an office copy thereof to the Registrar of Companies which shall not be less than 48 hours after the first part of the Scheme has become effective.

6.2                    Unless the Scheme shall have become effective on or before 11:59 p.m. (London time) on 31 March 2008, or such later date (if any) as BBI and Inverness may agree and the Court may approve, the Scheme shall never become effective.

6.3                    All mandates and other instructions to BBI in force on the Scheme Effective Date shall, unless revoked or amended, be deemed as from the Scheme Effective Date to be a valid and effective mandate and instruction to Inverness in relation to the New Inverness Shares allotted and issued pursuant to the Scheme.

7.        Modification

BBI and Inverness may jointly consent on behalf of all persons concerned to any modification of or addition to the Scheme or to any condition which the Court may think fit to approve or impose.

Dated 21 December 2007

NOTICE OF BBI HOLDINGS PLC COURT MEETING

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 9336 of 2007

Registrar Derrett

IN THE MATTER OF BBI HOLDINGS PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that, by an order dated 18 December 2007 made in the above matter, the Court has directed a meeting be convened of the holders of BBI Scheme Shares (as defined in the scheme of arrangement referred to below) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement proposed to be made between BBI Holdings plc (the “Company”) and the holders of BBI Scheme Shares (as therein defined) and that such meeting will be held at Berry Smith LLP, Haywood House, Dumfries Place, Cardiff, CF10 3GA at 10.30 a.m. on 16 January 2008 at which place and time all holders of BBI Scheme Shares are requested to attend.

A copy of the said scheme of arrangement and a copy of the statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this notice forms part.

Holders of BBI Scheme Shares entitled to attend and vote at the meeting may vote in person at the meeting or they may appoint another person as their proxy to attend and vote in their stead. A proxy need not be a member of the Company. A blue form of proxy for use at the meeting is enclosed with this notice. Completion and return of a blue form of proxy will not prevent a holder of BBI Scheme Shares from attending and voting in person at the meeting, or any adjournment thereof, if he wishes to do so.

In the case of joint holders of BBI Scheme Shares, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms of proxy be returned either by post or, during normal business hours, by hand to BBI’s Registrars. Computershare Investor Services Plc at P O BOX 82, The Pavilions, Bridgwater Road, Bristol, BS 99 7NH so as to be received as soon as possible and in any event not less than 48 hours before the time appointed for the meeting but if forms are not so lodged they may be handed to BBI’s Registrars at the meeting on behalf of the Chairman of the meeting before the taking of the poll.

The entitlement of a holder of BBI Scheme Shares to vote at the meeting or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of the Company at 6.00 p.m. on 14 January 2008, or, if the meeting is adjourned, 48 hours before the time fixed for such adjourned meeting.

By the said order, the Court has appointed David Evans, or, failing him, Julian Baines, or, failing him, Colin Anderson, to act as chairman of the meeting and has directed the chairman to report the result of the meeting to the Court.

The said scheme of arrangement will be subject to the subsequent sanction of the Court.

Dated 21 December 2007	Berry Smith LLP Haywood House Dumfries Place Cardiff CF10 3GA

NOTICE OF BBI GENERAL MEETING

BBI Holdings plc

(the “Company”)

NOTICE IS HEREBY GIVEN that a General Meeting of the Company will be held on 16 January 2008 at Berry Smith LLP, Haywood House, Dumfries Place, Cardiff, CF10 3GA at 10.40 a.m (or, if later as soon thereafter as the meeting of the holders of BBI Scheme Shares convened by the direction of the Court for 10.30 a.m on the same day and at the same place shall have concluded or been adjourned) to consider and, if thought fit, pass the following resolution, which shall be proposed as a special resolution:

Special Resolution

1.             THAT:

1.1                    for the purpose of giving effect to the scheme of arrangement dated 21 December 2007 (the “Scheme”) proposed to be made between the Company and holders of BBI Scheme Shares (as defined in the Scheme), and the proposed acquisition of the Company by Inverness (as defined in the Scheme) (the “Proposal”) in the manner and on the terms and conditions set out or referred to in the scheme document sent to shareholders of the Company dated 21 December 2007 (the “Scheme Document”) in its original form, or with or subject to any modification, addition or condition approved or imposed by the Court:

1.1.1          every issued ordinary share of 2.5p in the capital of the Company be reclassified as one ‘A’ Share of 2.5p in the capital of the Company (an ‘A’ Share) unless the registered holder of that share has made an election in accordance with the terms of the Scheme in respect of it in which case it will be reclassified as one ‘B’ Share of 2.5p in the capital of the Company (a ‘B’ Share) and the ‘A’ Shares and the ‘B’ Shares created by this reclassification will rank equally and have the same rights save that upon the Scheme becoming effective:

(a)                     every ‘A’ Share shall confer upon the holder thereof the right to receive Share Consideration pursuant to, and as defined in, the terms of the Scheme; and

(b)                    every ‘B’ Share shall confer upon the holder thereof the right to receive Cash Consideration pursuant to, and as defined in, the terms of the Scheme;

1.1.2          the share capital of the Company be reduced by cancelling and extinguishing all the ‘A’ Shares and ‘B’ Shares;

1.1.3          forthwith and contingently upon the reduction referred to in paragraph 1.1.2 taking effect:

(a)                     the share capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 2.5 pence each (“New Shares”) as have an aggregate nominal amount which is equal to the aggregate nominal amount of the ‘A’ Shares and ‘B’ Shares cancelled pursuant to paragraph 1.1.2 above; and

(b)                    the reserve arising in the books of account of the Company as a result of the cancellation of the ‘A’ Shares and ‘B’ Shares be applied in paying up in full at par the New Shares created pursuant to paragraph 1.1.3(a) above, which shall be allotted and issued, credited as fully paid, to Inverness (as defined in the Scheme); and

1.1.4          conditionally upon the Scheme becoming effective, the directors of the Company be authorised pursuant to and in accordance with Section 80 of the Companies Act 1985 to give effect to this special resolution and accordingly to effect the allotment of the New Shares, provided that (i) this authority shall expire on 31 December 2008; (ii) the maximum aggregate nominal amount of shares which may be allotted hereunder shall be £3,000,000; and (iii) this authority shall be without prejudice to any other authority under the said Section 80 previously granted and in force on the date on which this special resolution is passed; and

1.2                    forthwith upon the passing of this special resolution, the articles of association of the Company be amended by the adoption and inclusion of the following new Article 166:

166 Scheme of Arrangement

(a)                    In this Article, references to the “Scheme” are to the scheme of arrangement dated 21 December 2007 under Section 425 of the Companies Act 1985 between the Company and the holders of BBI Scheme Shares (as defined in the Scheme), as it may be modified or amended in accordance with its terms; and expressions defined in the Scheme or (if not so defined in the Scheme) defined in the scheme document dated 21 December 2007 circulated with the Scheme pursuant to Section 426 of the Companies Act 1985 shall have the same meanings where used in this article.

(b)                   Notwithstanding any other provision of these articles, if any BBI Shares are issued on or after the Voting Record Time (other than to Inverness or any person identified by written notice to the Company as its nominee(s)) but before 6.00 p.m. on the Business Day immediately preceding the day of the final Court hearing to sanction the Scheme (“Hearing Date”), such BBI Shares shall be issued subject to the terms of the Scheme and the holder or holders of such BBI Shares shall be bound by the Scheme accordingly.

(c)                    If, at any time on or after 6.00 p.m. on the Business Day immediately preceding the Hearing Date, any BBI Shares (“New Shares”) are to be issued to any person (a “New Member”) other than Inverness or any person identified by written notice to the Company by Inverness as its nominee(s) and/or designated subsidiary, provided that the Order issued by the Court to sanction the Scheme has been registered with the Registrar of Companies and the Scheme has become effective, such New Shares shall be transferred immediately after the time at which the Scheme becomes effective (“Scheme Effective Date”) or, if later, upon the issue of the New Shares, free of all encumbrances, to Inverness (or as Inverness may direct by notice in writing to the Company) in consideration for, and conditionally upon, the issue or transfer free of all encumbrances to the New Member (as soon as is practicable after the Scheme Effective Date) of 0.069 New Inverness Shares (as defined in the Scheme) for each New Share transferred to Inverness (being the number of New Inverness Shares which the New Member would have been entitled to receive in aggregate if the New Shares transferred hereunder had been BBI Scheme Shares and the New Member had been the holder thereof at the Scheme Effective Date) and any amounts of New Inverness Shares issued or transferred to New Members pursuant to this Article 166 (c) shall be rounded down to the nearest New Inverness Share with the new member receiving in lieu of any fraction of a New Inverness Share a cash payment equal to the fraction of a New Inverness Share which they would have otherwise received multiplied by the Closing Price of an Inverness Share on the Business Day preceding the Scheme Effective Date.

(d)                   The number of ordinary shares of Inverness to be issued or transferred to the New Member under Article 166 (c) may be adjusted by the directors of Inverness on any reorganisation of, or material alteration to, the share capital of the Company or Inverness effected after the Scheme Effective Date in such manner as the auditors shall (in their absolute discretion) determine so as to ensure (as nearly as may be) parity of treatment with that provided for by Article 166 (c) and the determination by the auditors, in the absence of manifest error, shall be final and binding on all concerned.

(e)                    To give effect to any such transfer required by Article 166 (c), the Company may appoint any person to execute and deliver a form of transfer on behalf of the New Member in favour of Inverness (or as directed by Inverness) and to agree for and on behalf of the New Member to become a member of Inverness. Pending the registration of Inverness (or its designated subsidiary and/or nominee(s)) as the holder of any share to be transferred pursuant to this Article 166 (e), Inverness shall be empowered to appoint a person nominated by the directors of Inverness to act as attorney on behalf of the holder of such share in accordance with such directions as Inverness may give in relation to any dealings with or disposal of such share (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and the registered holder of such share shall exercise all rights attaching thereto in accordance with the directions of Inverness but not otherwise. The issue and allotment of any New Inverness Shares in respect of any shares transferred pursuant to this Article 166 (e) shall be made within 14 Business Days of the date of transfer of such shares.

BY ORDER OF THE BOARD

Colin Anderson
Company Secretary
21 December 2007

Registered office:
Golden Gate
Ty Glas Avenue
Cardiff
CF14 5DX
Registered in England No. 3898291

1.                          A member of the Company is entitled to appoint another person as his proxy to exercise all or any rights to attend and to speak and vote at the meeting of the Company. You may appoint more than one proxy in relation to the meeting, provided each proxy is appointed to exercise the rights attaching to a different share.

2.                          A white Form of Proxy is enclosed. To be valid, the white Form of Proxy, together with the authority (if any) under which it is executed or a notarially certified copy of such authority, must be returned to Computershare Investor Services plc by no later than 48 hours before the time of the meeting or (as the case may be) the adjourned meeting.

3.                          The completion and return of a white Form of Proxy will not preclude a member from attending and voting in person at the meeting.

4.                          Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company has specified that only those shareholders registered on the register of members of the Company as at 6.00 p.m. on 14 January 2008 or, if the BBI General Meeting is adjourned, on the register of members not less than 48 hours before the time of any adjourned meeting, shall be entitled to attend and vote at the meeting in respect of the number of ordinary shares in the Company registered in their name at that relevant time. Changes to entries on the register of members after 6.00 p.m. on 14 January 2008 or, if the BBI General Meeting is adjourned, on the register of members not more than 48 hours before the time of any adjourned meeting, will be disregarded in determining the right of any person to attend and vote at the meeting.

5.                          Copies of the Company’s existing articles of association and copies of the articles of association as proposed to be amended by paragraph 1.2 of the special resolution set out in the notice of the meeting and copies of the service agreements between the Company and its directors are available for inspection at the Company’s registered office and at Berry Smith LLP’s office at Haywood House, Dumfries Place, Cardiff, CF10 3GA during normal business hours on a weekday (Saturdays, Sundays and public holidays excepted) until opening of business on the day on which the meeting is held and will also be available for inspection at the place of the BBI General Meeting for at least 15 minutes prior to and during the BBI General Meeting.